Exhibit 99.1

[EXECUTION VERSION]

CREDIT AGREEMENT

Dated as of October 31, 2007

among

TELESAT HOLDINGS INC.

as Holdings

TELESAT INTERCO INC.,

as Initial Canadian Borrower

4363230 CANADA INC.

as Canadian Borrower

(which on the Closing Date will amalgamate with TELESAT CANADA)

TELESAT LLC,

as U.S. Borrower

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent,

UBS SECURITIES LLC,

as Syndication Agent,

MORGAN STANLEY SENIOR FUNDING, NOVA SCOTIA,

as Swingline Lender

and

THE BANK OF NOVA SCOTIA,

as Issuing Bank

MORGAN STANLEY & CO. INCORPORATED

UBS SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Running Managers

and

JPMORGAN CHASE BANK, N.A.

THE BANK OF NOVA SCOTIA

and

CITIBANK, N.A., CANADIAN BRANCH,

as Co-Documentation Agents

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-ii-

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Exhibit D-1	Form of U.S. Security Agreement
Exhibit D-2	Form of Canadian Security Agreement
Exhibit E-1	Form of Canadian Term Loan Note
Exhibit E-2	Form of U.S. Term I Note
Exhibit E-3	Form of U.S. Term II Note
Exhibit E-4	Form of Revolving Note
Exhibit F	Form of Intercompany Note
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Deed of Hypothec
Exhibit I	Form of Assumption Agreement
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Mezzanine Security
Exhibit L	Form of Officer’s Certificate
Exhibit M	Form of Supplemental Indenture
Exhibit N	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit O-1	Form of Opinion of McCarthy Tetrault LLP
Exhibit O-2	Form of Tax Opinion of McCarthy Tetrault LLP

Schedule 1.01(a)	Collateral and Guarantee Requirements
Schedule 1.01(b)	Cost Savings
Schedule 1.01(c)	Acquisition Documents
Schedule 1.01(d)	Agreed Security Principles: Regulatory Provisions for Security Documents
Schedule 1.01(e)	APT Transactions
Schedule 2.01	Commitments
Schedule 2.04	Swingline Commitments
Schedule 3.01	Organization
Schedule 3.04	Governmental Approvals
Schedule 3.07	Title to Properties; Possession Under Leases
Schedule 3.08(a)	Closing Date Structure
Schedule 3.08(b)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.18(a)	Owned Real Property
Schedule 3.18(b)	Leased Real Property
Schedule 3.20	Labor Matters
Schedule 3.22	Satellite Licenses
Schedule 3.23	Satellites
Schedule 5.04	Canadian Borrower’s Website
Schedule 5.10(f)	Certain Subsidiaries and Property
Schedule 5.12	Post-Closing Matters
Schedule 6.01(b)	Letters of Credit
Schedule 6.02(a)	Liens

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Schedule 6.03	Fundamental Changes, etc.
Schedule 6.04	Dispositions
Schedule 6.05	Existing Investments
Schedule 6.12	Affiliate Transactions
Schedule 6.14	Steps Memorandum

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CREDIT AGREEMENT dated as of October 31, 2007 (this “Agreement”), among TELESAT INTERCO INC., a Canada corporation (“Initial Canadian Borrower”), TELESAT HOLDINGS INC., a Canada corporation (“Holdings”), 4363230 CANADA INC. (“Intermediate Holdco” or, from and after each of the Assumption and the amalgamation with Telesat Canada to continue as Telesat Canada, the “ Canadian Borrower”), TELESAT LLC, a Delaware limited liability company and a wholly owned subsidiary of the Initial Canadian Borrower (the “U.S. Borrower” and, together with the Initial Canadian Borrower (before and until the Assumption) and the Canadian Borrower, the “Borrowers”), certain subsidiaries of Holdings as Guarantors, the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and MORGAN STANLEY & CO. INCORPORATED (“MS”) as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, UBS SECURITIES LLC (“UBSS”), as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., THE BANK OF NOVA SCOTIA, (“BNS) as issuing bank (in such capacity, the “Issuing Bank”) and CITIBANK, N.A., CANADIAN BRANCH or any of its lending affiliates, as co-documentation agents (in such capacity, “Co-Documentation Agents”) and MS, UBSS and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint book running managers (in such capacities, the “Joint Lead Arrangers” and only MS and UBSS, together in such capacities, the “Senior Lead Arrangers”).

WITNESSETH:

WHEREAS, Loral Space & Communications Inc., a Delaware corporation (“Loral”), or its subsidiary, Loral Space & Communications Holdings Corporation, a Delaware corporation (“LSCH”), formed Loral Holdings Corporation, a Delaware corporation (“Loral Holdings”), which together with Public Sector Pension Investment Board, a Canadian federal special Act corporation (“PSP”), or Red Isle Private Investments Inc., its wholly owned subsidiary (collectively, “PSPIB”), John P. Cashman and Collin D. Watson (together, the “Designees”) formed Holdings and Holdings subsequently formed Initial Canadian Borrower;

WHEREAS, on December 16, 2006, Initial Canadian Borrower, BCE Inc., a Canadian corporation (“Seller”), and Telesat Canada, a Canadian corporation (the “Company”), entered into the Acquisition Agreement, pursuant to which Initial Canadian Borrower intends to purchase (the “Acquisition”) all of the outstanding capital shares of the Company and the Safe Income Notes (as defined in the Acquisition Agreement);

WHEREAS, pursuant to the Skynet Contribution Documents, concurrently with the Acquisition, Holdings will directly or indirectly acquire substantially all of the assets of Loral Skynet Corporation, a Delaware corporation (“Skynet”), and its subsidiaries used in the Business (as defined in the Asset Transfer Agreement) (the “Skynet Contribution”);

WHEREAS, immediately after receiving the Skynet Contribution, Holdings will transfer all of the assets received on the Skynet Contribution and the cash received from PSPIB and the Designees to the Initial Canadian Borrower in exchange for common shares of Initial Canadian Borrower;

WHEREAS, to finance (in part) the purchase price for the Acquisition, the Skynet Contribution, the Refinancing and to pay fees and expenses in connection therewith and to provide for the ongoing working capital and general corporate requirements of Holdings and its subsidiaries, the Borrowers and the Guarantors desire to enter into this Agreement;

WHEREAS, promptly after the closing of the Acquisition, Initial Canadian Borrower shall transfer to Intermediate Holdco the outstanding capital shares of the Company and the Safe Income Notes (in consideration of, among other things, the Assumption (as defined below));

WHEREAS, immediately following consummation of the Acquisition, the Canadian Borrower shall assume Initial Canadian Borrower’s obligations under this Agreement, Initial Canadian Borrower shall become a Guarantor and Canadian Borrower’s Guarantee of Initial Canadian Borrower’s obligations under this Agreement shall be released pursuant to an Assumption Agreement in substantially the form attached hereto as Exhibit I (the “Assumption”);

WHEREAS, immediately after the Assumption, Intermediate Holdco will amalgamate with the Company to form a company also called “Telesat Canada”, and through such amalgamation, by operation of law, Telesat Canada shall become the Canadian Borrower;

WHEREAS, immediately after the amalgamation, certain Subsidiaries of the Company shall become Guarantors;

WHEREAS, immediately after the amalgamation, Telesat Interco, Inc. will transfer to the Company the assets constituting the Skynet Contribution in exchange for common shares of the Company and the Company will transfer certain of such assets to its Subsidiaries which have become Guarantors;

NOW, THEREFORE, the Lenders are willing to extend senior secured credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Exclusions” shall mean, in the case of any insurance procured in accordance with Section 5.02(b), (i) war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by: (a) any government or sovereign power (de jure or de facto); or (b) any authority maintaining or using a military, navy or air force; or (c) a military, navy, or air force; or (d) any agent of any such government, power, authority or force, (ii) any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams, (iii) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not, (iv) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise and/or whether civil, military or de facto) or public or local authority or agency, (v) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment, (vi) electromagnetic or radio frequency interference, except for physical damage to a Satellite directly resulting from such interference, (vii) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of a Satellite, (viii) an act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional, (ix) any unlawful seizure or wrongful exercise of control of a Satellite made by any person or persons acting for political or terrorist purposes, (x) loss of revenue, incidental damages and/or consequential loss, (xi) extra expenses, other than the expenses insured under a policy, (xii) third party liability, (xiii) loss of a redundant component(s) that does not cause a transponder failure, and (xiv) such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acceptance Fees” shall have the meaning assigned to such term in Section 2.13(c)

“Acquired CapEx Amount” shall have the meaning assigned to such term in Section 6.11.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with Canadian GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” shall mean the Share Purchase Agreement, dated as of December 16, 2006 among Initial Canadian Borrower, Seller and the Company.

“Acquisition Documents” shall mean the Acquisition Agreement and all other material agreements and documents governing or relating to the Acquisition that are listed on Schedule 1.01(c) hereto.

“Actual Nimiq 4 Revenue Contract Amount” means, the amount of contracted revenue attributable to Nimiq 4 to be paid to Holdings and its Restricted Subsidiaries in accordance with Canadian GAAP in respect of the portion of the Test Period in which the in-service date of Nimiq 4 occurs from and after such in-service date.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurodollar Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified.

“Agent Fees” shall have the meaning assigned to such term in Section 2.13(e).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Aggregate In-Orbit Insurance Amount” shall mean (a) 100% of the aggregate net book value of all Covered Satellites other than any Excluded Satellite and (b) 50% of the aggregate net book value of any Excluded Satellite that is a Named Satellite. For the purposes of this definition, aggregate net book value with respect to a Satellite shall exclude any liability of a Satellite Purchaser to pay the Satellite Manufacturer any satellite performance incentive payments and any liability of a Satellite Manufacturer to pay the Satellite Purchaser any satellite performance warranty paybacks.

“Agreed Security Principles” shall mean:

(i) No Lien or provision of a guarantee by any Person organized outside the US or Canada shall be made that would:

(a)	result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person;

(b)	result in any risk to the officers or directors of such Person of a civil or criminal liability; or

(c)	result in a Lien being granted over assets, the acquisition of which was financed from a subsidy of payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral; provided the Administrative Agent consents to such exclusion (such consent not to be unreasonably withheld).

(ii) It is expressly acknowledged that in certain jurisdictions (a) it may be impossible or impractical (including for legal and regulatory reasons) to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets or (b) it may take longer than agreed to grant guarantees or create security over certain categories of assets in which event the Collateral Agent will act reasonably in granting the necessary extension of timing for obtaining such guarantees or security; provided that in each case with respect to subclauses (a) and (b) the relevant Guarantor has exercised due diligence and reasonable efforts in providing such guarantees or security.

(iii) It is expressly acknowledged that the form of the Security Documents may vary from the forms attached to the Credit Agreement or Security Documents in order to conform to local requirements and customs as well as potential impracticality of complying with local requirements in respect of every item of collateral.

(iv) Each Security Document relating to assets or stock of a United States or Canadian telecommunications carrier (as defined in the Telecommunications Act (Canada)) will contain provisions substantially in accordance with Schedule 1.01(d) hereto and shall be deemed to include such provisions whether or not actually included.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“All Risks Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite and the related Associated Equipment, including all components thereof, at all times during the manufacture, testing, storage, payload processing and transport of such Satellite and such Associated Equipment, if any, up to the time of Launch, in the case of such Satellite, and until delivery to the applicable Satellite Purchaser, in the case of such Associated Equipment.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to (x) in the case of U.S. Term Loans or Revolving Loans denominated in Dollars, the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (y) in the case of any other Loans, the Canadian Prime Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (x)(b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Canadian Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Canadian Prime Rate or the Federal Funds Effective Rate, respectively.

“Ancillary Agreement” shall mean the Ancillary Agreement, dated as of August 7, 2007, among Loral, Skynet, PSP, Holdings and Intermediate Holdco as in effect on the Closing Date.

“Annualized Nimiq 4 Revenue Contract Amount” means, the amount of contracted revenue attributable to Nimiq 4 that would have been realized by Holdings and its Restricted Subsidiaries during the applicable Test Period prior to the in-service date of Nimiq 4 had such in-service date occurred on the first day of such Test Period. Such amount shall be calculated by taking the Actual Nimiq 4 Revenue Contract Amount and applying such amount on a pro rata basis to the portion of such Test Period prior to such in-service date as if Nimiq 4 had been in service from the first day of such Test Period.

“Anti-Terrorism Laws and Anti-Money Laundering Laws” shall mean Requirements of Law related to terrorism financing or money laundering, including the Executive Order or any enabling legislation or implementing legislation relating thereto, the Patriot Act, the Bank Secrecy Act, Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Applicable Amount” shall mean on any date (the “Reference Date”) (A) the sum of, without duplication, (i) (x) for purposes of Sections 6.06(c) and 6.07(a), $75.0 million, (y) for purposes of Section 6.11, $125.0 million and (z) for purposes of Section 6.05(j), $100.0 million, and (ii) if positive, 50% of Cumulative Consolidated Net Income Available to Stockholders, provided that, in each case, the amount in clause (ii) shall only be available if the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings for the Test Period last ended is less than 6.00:1.00, determined on a pro forma basis after giving effect to any investment, dividend, prepayment, repurchase, redemption or capital expenditures actually made pursuant to Sections 6.05(j), 6.06(c), 6.07(a) or 6.11, plus (B) the amount of any capital contributions (other than the Equity Financing and other than Permitted Cure Securities) made in cash to Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Date, minus (C) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 6.05(j) in reliance upon the Applicable

Amount, (ii) the aggregate amount of dividends made since the Closing Date pursuant to Section 6.06(c) in reliance upon the Applicable Amount, (iii) the aggregate amount of prepayments, repurchases and redemptions made since the Closing Date pursuant to Section 6.07(a) in reliance upon the Applicable Amount; provided that the Company can pay accrued dividends on the Holdings PIK Securities to reduce the outstanding principal amount thereof to $150.0 million without such payment deemed being made in reliance on (or deemed utilizing) the Applicable Amount and (iv) the aggregate amount of Capital Expenditures made pursuant to Section 6.11 in reliance upon the Applicable Amount. The Applicable Amount may not be a negative number.

“Applicable Canadian Pension Legislation” means, at any time, any applicable Canadian federal or provincial pension benefits standards legislation, including all regulations made thereunder and all rules, regulations, rulings, guidelines, directives and interpretations made or issued by any Governmental Authority in Canada having or asserting jurisdiction in respect thereof, each as amended or replaced from time to time.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Margin” shall mean:

(a) in the case of Canadian Term Loans, (i) maintained as Canadian Prime Rate Loans, a percentage per annum equal to 1.75%, and (ii) maintained as BA Loans, a percentage per annum equal to 2.75%;

(b) in the case of U.S. Term Loans, (i) maintained as ABR Loans, a percentage per annum equal to 2.00%, and (ii) maintained as Eurodollar Loans, a percentage per annum equal to 3.00%; and

(c) in the case of Revolving Facility Loans, (i) maintained as ABR Loans, a percentage per annum equal to 1.75%, and (ii) maintained as Eurodollar Loans or BA Loans, a percentage per annum equal to 2.75%; provided, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 5.04(c)):

Total Leverage Ratio	Level 1: less than or equal to 5.00:1.00	Level 2: greater than 5.00:1.00 and less than or equal to 6.00:1.00	Level 3: greater than 6.00:1.00
Applicable Margin for Eurodollar Loans	2.25%	2.50%	2.75%
Applicable Margin for BA Loans	2.25%	2.50%	2.75%
Applicable Margin for ABR Loans	1.25%	1.50%	1.75%
Revolving Commitment Fee Rate	0.25%	0.375%	0.50%

Notwithstanding the foregoing, (i) if the Canadian Borrower fails to deliver the financial statements required to be delivered pursuant to Section 5.04(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 5.04(c) showing the applicable Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply from the day following the most recent End Date until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); and (ii) Level 3 pricing shall apply for the period from the Closing Date to the date of the delivery of Holdings’ consolidated financial statements (and related officer’s certificate) in respect of the first fiscal quarter to end at least six months after the Closing Date.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity (including an investment advisor) or an Affiliate of such entity that administers, manages or advises a Lender.

“APT Security Agreement” shall mean the Security Agreement by and among APT Satellite Company Limited, Loral Orion Inc. and Bank of China (HK) Limited, dated as of October 8, 2004, as amended prior to the date hereof.

“APT Transactions” shall mean the transactions identified on Schedule 1.01(e).

“APT Transponders” shall mean those transponders subject to that Satellite Transponder Agreement dated as of August 26, 2003 between APT Satellite Company Limited and Loral Orion, Inc, as amended as of November 16, 2003.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement dated August 7, 2007, by and among Skynet, Skynet Satellite Corporation and Loral, as amended from time to time prior to the date hereof.

“Asset Sale Event” shall mean any sale, transfer or other disposition of any business units, assets or other property of Holdings or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of Holdings owned by Holdings or a Restricted Subsidiary, including any sale or issuance of any capital stock of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Event” shall not include any transaction permitted by Section 6.04, other than transactions permitted by Sections 6.04(b) and 6.04(f).

“Asset Transfer Agreement” shall mean that certain Asset Transfer Agreement dated August 7, 2007, by and among Holdings, Skynet and Loral, as amended from time to time.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Canadian Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Associated Equipment” shall mean, with respect to any Satellite, the equipment to be delivered by the Satellite Manufacturer with respect thereto pursuant to the terms of the applicable Satellite Purchase Agreement.

“Assumption” shall have the meaning assigned to such term in the recitals to this Agreement.

“Available Revolving Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“BA” shall mean either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), denominated in Canadian Dollars, drawn by the applicable Borrower on a Lender and accepted by a Lender in accordance with this Agreement and bearing such distinguishing letters and numbers as the Lender may determine; and, when used in conjunction with a “BA Borrowing” or a “BA Loan,” shall include BA Equivalent Loan.

“BA Borrowing” shall mean a Borrowing comprised of BA Loans.

“BA Contract Period” means, relative to any BA Loan, the period beginning on (and including) the date on which such BA Loan is made or continued to (but excluding) the date which is one, two, three or six months thereafter (or twelve months if, at the time of the relevant

BA Loan, such term is agreed to by all relevant Lenders), as selected by the applicable Borrower; provided that (i) if any BA Contract Period would end on a day other than a Business Day, such BA Contract Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such BA Contract Period shall end on the next preceding Business Day, (ii) any BA Contract Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such BA Contract Period) shall end on the last Business Day of the last calendar month of such BA Contract Period and (iii) no BA Contract Period shall end after the Canadian Term Loan Maturity Date or the Revolving Facility Maturity Date, as applicable.

“BA Discount Rate” means, with respect to any BA Contract Period for any BA Loan, (a) in the case of any Revolving Facility Lender or Canadian Term Loan Lender named in Schedule I of the Bank Act (Canada), the rate determined by the Administrative Agent to be the average offered rate for bankers’ acceptances for the applicable BA Contract Period quoted on Reuters Screen CDOR (Certificate of Deposit Offered Rate) page as of 10:00 a.m. (New York City time) on the first day of such BA Contract Period and (b) in the case of any other Revolving Facility Lender or Canadian Term Loan Lender, (i) the rate per annum set forth in clause (a) above plus (ii) 0.10%. In the event that such rate is not quoted on the Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (or otherwise on the Reuters screen), the BA Discount Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent, or, if such other comparable publicly available service for displaying bankers’ acceptance rates is not available, the BA Discount Rate shall be the average of the bankers’ acceptance rates quoted by the Reference Banks, as determined by the Administrative Agent, and, in the event that the CDOR rate is not available for any Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used.

“BA Equivalent Loan” shall have the meaning given to it in Section 2.06(f).

“BA Loan” shall mean any Loan made by way of accepting and purchasing BAs on the same date and as to which a single BA Contract Period is in effect, and includes BA Equivalent Loans made on the same date and as to which a single BA Contract Period is in effect.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrowing” shall mean any Loans of the same Type and currency made, converted or continued on the same date and, in the case of Eurodollar Rate Loans or BA Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Canadian Term Loan Borrowing, CND$5.0 million, (b) in the case of a U.S. Term Loan Borrowing, $5.0 million, (c) in the case of a Revolving Facility Borrowing, CND$2.0 million, (d) in the case of a U.S. Revolving Facility Borrowing, $2.0 million and (e) in the case of a Swingline Borrowing, CND$1.0 million.

“Borrowing Multiple” shall mean (a) in the case of a Canadian Term Loan Borrowing or a Revolving Facility Borrowing, CND$1.0 million, (b) in the case of a U.S. Term Loan Borrowing, $1.0 million and (c) in the case of a Swingline Borrowing, CND$500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Calculation Date” shall mean (a) the last Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Facility Loan, (ii) the issuance of a Letter of Credit or (iii) a request for a Swingline Borrowing, and (c) if an Event of Default under Section 7.01(b) or (d) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Canada Pension Plan” shall mean the universal pension plan established and maintained by the Federal Government of Canada.

“Canadian Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Canadian Dollar”, “CAD” and “CND$” mean the lawful currency of Canada.

“Canadian Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Canadian Dollars, such amount and (b) with respect to any amount in Dollars, the equivalent in Canadian Dollars of such amount as determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to Dollars at the time in effect under the provisions of such Section.

“Canadian GAAP” shall mean generally accepted accounting principles in effect from time to time in Canada, applied on a consistent basis, subject to the provisions of Section 1.02. Unless otherwise indicated, references to GAAP herein shall be to Canadian GAAP.

“Canadian Lender” shall mean any Canadian Term Lender, Issuing Bank, Revolving Facility Lender or Swingline Lender.

“Canadian Pension Event” means, with respect to any Canadian Plan, (a) the termination or wind-up, in full or in part, of such Canadian Plan (including the institution of any steps by any Person to terminate or wind-up or order the termination or wind-up, in full or in part, of such Canadian Plan) or any act or omission with respect to such Canadian Plan that, individually or in the aggregate, could reasonably be expected to adversely affect the tax status of such Canadian Plan or result in any liability, fine or penalty on any Loan Party or (b) the failure to make full payment when due of all amounts which, under the provisions of such Canadian Plan, any agreement relating thereto or Applicable Canadian Pension Legislation, any Loan Party is required to pay as contributions thereto.

“Canadian Plan” means any plan, program, agreement or arrangement that is a pension plan for the purposes of Applicable Canadian Pension Legislation or under the Income Tax Act (Canada) (whether or not registered under such law) that is maintained or contributed to, or to which there is or may be an obligation to contribute, by Holdings or any of its Subsidiaries in respect of their respective employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan that is mandated by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means on any date with respect to ABR Loans denominated in Canadian Dollars, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of: (a) the rate of interest per annum determined by taking the average of the determination by each of the Reference Banks as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada; and (b) the BA Discount Rate in effect on that day, as determined by the Reference Banks for one month bankers’ acceptances plus 3/4 of 1%.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Security Agreements” shall mean (i) a Security Agreement substantially in the form of Exhibit D-2 among the Loan Parties organized in Canada and the Collateral Agent for the benefit of the Secured Parties and (ii) each Deed of Hypothec substantially in the form of Exhibit H between each Loan Party organized in Canada with its chief executive office or registered office in Quebec or tangible property in Quebec, each bond issued by each such Loan Party under each such deed of hypothec and each pledge agreement between each such Loan Party and the Collateral Agent with respect to each such bond.

“Canadian Term Lender” shall mean a Lender with a Canadian Term Loan Commitment or with outstanding Canadian Term Loans.

“Canadian Term Loan” shall mean each of the term loans made to the Initial Canadian Borrower or the applicable Canadian Borrower pursuant to Section 2.01(a). Each Canadian Term Loan shall be a BA Loan or an ABR Loan.

“Canadian Term Loan Borrowing” shall mean a borrowing of Canadian Term Loans.

“Canadian Term Loan Commitment” shall mean, with respect to each Lender, the Commitment (if any) of such Lender to make term loans under Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Canadian Term Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Canadian Term Loan Commitment, as applicable, in each case as the same may be reduced from time to time pursuant to Section 2.09. The aggregate amount of the Canadian Term Loan Commitments on the Closing Date is CND$200.0 million.

“Canadian Term Loan Exposure” shall mean, at any time, the aggregate principal amount of the Canadian Term Loans outstanding at such time. The Canadian Term Loan Exposure of any Lender at any time shall be the aggregate principal amount of such Lender’s Canadian Term Loan outstanding at such time.

“Canadian Term Loan Facility” shall mean the Canadian Term Loan Commitments and the Canadian Term Loans made hereunder.

“Canadian Term Loan Maturity Date” shall mean the date occurring five years following the Closing Date.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by Holdings and the Restricted Subsidiaries during such period that, in conformity with Canadian GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense, (e) capitalized interest in connection with the purchase of Satellites, (f) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (other than Holdings or any Subsidiary thereof) for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period) or (g) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date which are contributed to the common equity of the Initial Canadian Borrower.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with Canadian GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, provided that the following leases which were treated as operating leases in Projections provided to Lenders as of the Closing Date shall be treated as operating leases and not as Capital Leases: (a) Satellite Relocation and Lease Agreement dated as of November 22, 2006, between the Company and DirectTV Enterprises, LLC and (b) Amendment No. 1 entered into as of the 22nd day of November 2006 to the Memorandum of Agreement entered into by the Company and DirectTV Enterprises, LLC on December 23, 2003, subsequently amended and restated on March 10, 2005 and further amended and restated on October 6, 2005; provided that such leases shall not be treated as Capital Leases only so long as they are not amended in a manner materially adverse to the Lenders after the Closing Date.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with Canadian GAAP.

“Casualty Event” shall mean, with respect to any property (including any Satellite) of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) Permitted Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 30% of the voting power of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of the common stock of Holdings or any direct or indirect holding company of Holdings, in each case whether by Holdings or the Permitted Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by Permitted Investors, unless, in the case of either clause (i) or (ii) above, Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; and/or (b) at any time Continuing Directors shall not constitute at least a majority of the board of directors of Holdings; and/or (c) a Change of Control (as defined in the Senior Bridge Loan Facility or the Senior Subordinated Bridge Loan Facility, the Senior Exchange Notes, Senior Subordinated Exchange Notes or any Permitted Bridge Refinancing) shall have occurred and/or (d) Holdings shall cease to own, directly or indirectly, 100% of the Voting Stock of the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which all of the conditions precedent required to effectuate the Transactions have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all property and assets (including Equity Interests) subject to a Lien created under any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirements” shall mean, subject to the Agreed Security Principles, the requirements that:

(a) as of the Closing Date, all of the Loan Documents described in Schedule 1.01(a) shall have been executed and delivered by the parties thereto, and, to the extent applicable under the relevant governing law, all Liens created by the pledging of securities and/or other instruments shall have been perfected (by the pledging of such securities and/or instruments or otherwise); provided, however, that with respect to any Collateral the security interest or hypothec in which may not be perfected or published by filing of UCC and PPSA financing statements or applications for registration in the Quebec register of personal and moveable real rights (the “PMRR”) or the possession of stock certificates, if the perfection or publication of the Collateral Agent’s security interest or hypothec, as applicable, in such Collateral may not be accomplished prior to the Closing Date after the Canadian Borrower’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection or publication of such security interest or hypothec, as applicable, shall not constitute a condition precedent under Section 4.02 of this Agreement and the Canadian Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect and publish such security interests and hypothecs, within 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion) (it being understood that commercially reasonable efforts in this context shall mean at a minimum that UCC and PPSA financing statements and applications for registration in the PMRR have been filed for each of the Loan Parties and stock certificates of entities organized in the United States or Canada shall have been delivered);

(b) in the case of any Subsidiary that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received, unless it has waived such requirement for such Subsidiary Loan Party (for reasons of cost, legal limitations, tax consequences or such other matters as deemed appropriate by the Administrative Agent, acting reasonably), an executed joinder agreement substantially in the form of Exhibit J and execute such Security Documents (other than in respect of real property which is the subject of another clause), by way of joinder or otherwise that the Administrative Agent may reasonably request;

(c) subject to Section 5.10, all the Equity Interests that are acquired by a Loan Party after the Closing Date shall be pledged pursuant to the Security Documents;

(d) the Collateral Agent shall have received all certificates or other instruments (if any) representing all Equity Interests required to be pledged pursuant to any of the foregoing paragraphs, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case to the extent reasonably requested by counsel to the Collateral Agent, or such other action shall have been taken as required under applicable law to perfect a security interest in such Equity Interests as reasonably requested by counsel to the Lenders;

(e) all Indebtedness of Holdings and each Subsidiary (other than intercompany debt evidenced by the Intercompany Note which has already been pledged to the Collateral Agent pursuant to the Security Documents) having an aggregate principal amount that has a Dollar Equivalent in excess of $3.0 million (other than intercompany current liabilities incurred in the ordinary course of business) that is owing to any Loan Party shall have been pledged pursuant to a Security Document and shall, if requested by the Administrative Agent and if relevant under the applicable governing law of such Security Document, be evidenced by a promissory note or an instrument and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) the Collateral Agent shall have received on the Closing Date (in the case of each of those properties designated as a Mortgaged Property as set forth on Schedule 1.01(f)) or within the time period set forth in Section 5.10 (in the case of Additional Mortgages), (i) counterparts of a Mortgage with respect to each property designated as a Mortgaged Property as set forth on Schedule 1.01(f) hereto or Additional Mortgages required to be delivered pursuant to Section 5.10 duly executed and delivered by the record owner or holder of such real property, (ii) a paid Title Policy or Title Policies issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens other than Permitted Liens, (iii) with respect to Additional Mortgages covering properties located in the United States, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and (iv) such Surveys, existing appraisals and legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;

(h) the Loan Parties shall use commercially reasonable efforts (it being understood that in no event shall such efforts require the making of payments or material concessions in exchange for such consent) to obtain and deliver on the Closing Date (in the case of each of those properties designated as a CRE Mortgaged Property on Schedule 1.01(g)) or within the time period set forth in Section 5.10 (in the case of Additional Mortgages), (i) a consent from each landlord granting consent to a leasehold mortgage, (ii) if the consent described in clause (i) is obtained, counterparts of a Mortgage with respect to each property designated as a CRE Mortgaged Property as set forth on Schedule 1.01(g) hereto or required to be delivered pursuant to Section 5.10 duly executed and delivered by the record owner or holder of leasehold interest, (iii) if the consent described in clause (i) is obtained, a Title Policy or Title Policies issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens other than Permitted Liens, (iv) with respect to Additional Mortgages covering properties located in the United States, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property and (v) such Surveys, existing appraisals and legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property; and

(i) to the extent required hereunder each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with (A) the execution, delivery and performance of all Security Documents (or supplements thereto) to which it is a party and (B) the granting by it of the Liens under each Security Document to which it is party.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Canadian Term Loan Commitment, U.S. Term I Loan Commitment and U.S. Term II Loan Commitment, (b) with respect to any Swingline Lender, its Swingline Commitment and (c) any commitment to make Incremental Term Loans extended by such Lender as provided in Section 2.21.

“Company” shall have the meaning assigned to such term in the recitals to this Agreement.

“Company Refinancing” shall mean the deposit of funds in accordance with Section 4.02(k) to redeem the Telesat Notes and the repayment of the existing credit facility between the Company and the Bank of Montreal with the proceeds from the Loans, the Senior Bridge Loan Facility, the Senior Subordinated Bridge Loan Facility and the Equity Financing.

“Compliance Certificate” shall mean the certificate required to be delivered by the Canadian Borrower to the Administrative Agent under Section 5.04(d).

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of Holdings and the Restricted Subsidiaries, excluding (a) extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the financial statements referred to in Section 5.04(a) and (b) the cumulative effect of a change in accounting principles during such period.

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of:

(a) Consolidated Earnings; plus

(b) to the extent (and in the same proportion after giving effect to the exclusion in clause (ii) in the proviso to this definition) already deducted in arriving at Consolidated Earnings, the following:

(i) interest expense as used in determining such Consolidated Earnings,

(ii) depreciation expense,

(iii) amortization expense,

(iv) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges),

(v) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi) losses on asset dispositions,

(vii) restructuring charges or reserves (including costs related to closure of facilities),

(viii) in the case of any period that includes a period ending prior to or during the fiscal year ending December 31, 2007, Transaction Expenses,

(ix) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument,

(x) any fees and expenses related to Permitted Acquisitions,

(xi) any deductions attributable to minority interests,

(xii) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144 and the amortization of intangibles arising pursuant to No. 141,

(xiii) foreign withholding taxes paid or accrued in such period,

(xiv) non-cash charges related to stock compensation expense,

(xv) loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments and

(xvi) consulting fees paid pursuant to the Consulting Agreement as in effect on the Closing Date in Mezzanine Securities to Loral permitted by this Agreement; plus

(c) the amount of net cost savings projected by Canadian Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 18 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed the net cost saving amounts identified in Schedule 1.01(b) as being expected to be realized during the time periods described therein,

(d) except for purposes of computing compliance with covenants under Sections 6.09 and 6.10, to the extent the in-service date of Nimiq 4 occurs during a Test Period, an amount equal to 90% of the Annualized Nimiq 4 Revenue Contract Amount, provided that the Company in good faith reasonably believes that Holdings and its Restricted Subsidiaries will realize revenue in accordance with Canadian GAAP in respect of Nimiq 4 during the next Test Period in an amount not less than the Annualized Revenue Contract Amount plus the Actual Nimiq 4 Revenue Contract Amount in respect of Nimiq 4 realized during such prior Test Period; plus

(e) collections on investments in sale-type leases during such period; plus

(f) in the event of any loss of any Satellite during the period, 90% of the contracted for revenues that would reasonably have been expected to be realized but for such loss for that portion of the period following such loss attributable to such Satellite (less revenue actually realized in respect of such Satellite during such period after such event of loss) so long as insurance for such satellite required to be maintained under this Agreement is maintained in accordance with this Agreement and the Company has filed a notice of loss with the applicable insurers and believes in good faith that the insurers will pay funds (and the applicable insurer(s) have not indicated that they will not pay such funds) in amounts that the Company reasonably believes will be sufficient to replace such Satellite with a replacement Satellite that generates annual revenues for the Company and its Restricted Subsidiaries not less than the revenue generated by such replaced Satellite during the four-quarter period ended immediately prior to such event of loss; but such amounts may only be added to Consolidated EBITDA so long as the Canadian Borrower intends promptly to replace such Satellite and is working reasonably to do so (provided that the amount added to Consolidated EBITDA under this clause (f) shall not exceed $55,000,000 for any Test Period);

less to the extent included in arriving at Consolidated Earnings, the sum of the following amounts for such period of:

(a) extraordinary gains and non-recurring gains,

(b) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period),

(c) gains on asset sales,

(d) any gross profit on sales-type leases included in Consolidated Earnings for such period, except for collection on investments in sales-type leases during such period, to the extent included in Consolidated Earnings for such period, and

(e) any income from the early extinguishment of Indebtedness or hedging obligations on other derivative instruments,

in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with Canadian GAAP, provided that

(i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings or its Restricted Subsidiaries during such period through dividends or other distributions,

(ii) there shall be excluded from Consolidated Earnings for any period the non-cash loss from continuing operations before income taxes and extraordinary items of each Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Joint Venture owned by Holdings or its Restricted Subsidiaries,

(iii) there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Swap Agreements for currency exchange risk),

(iv) (x) there shall be included in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion),

(v) there shall be excluded from Consolidated Earnings and the determination of Consolidated EBITDA for any period the effects of adjustments in component amounts required or permitted by the Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 141 and 142 and related authoritative pronouncements, as a result of the Transactions or Permitted Acquisitions or the amortization or write-off of any amounts in connection therewith and related financings thereof, and

(vi) without duplication, there shall be included in Consolidated EBITDA the amount of net cost savings projected by Canadian Borrower in good faith to be realized as a result of specified actions taken during such period with respect to any disposition (other than dispositions entered into in connection with the Transactions) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions are taken within 18 months after such disposition.

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be CND$84,069,000, CND$79,863,000 and CND$88,709,000 for the fiscal quarters ended December 31, 2006, March 31, 2007 and June 30, 2007, respectively.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP) (excluding any cash interest expense consisting of gross up payments under Section 2.18 of the Senior Bridge Loan Facility or Senior Subordinated Bridge Loan Facility for the first year of such facilities), net of cash interest income, of Holdings and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and all income or costs under Swap Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements unrelated to interest expense) and any cash dividends paid on any Disqualified Capital Stock and including, without duplication, capitalized interest in connection with the purchase of Satellites to the extent paid in cash, but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with Canadian GAAP and excluding, for avoidance of any doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 6.03, 6.09 and 6.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of Holdings and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with Canadian GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with Canadian GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money (adjusted (up or down) for the effects of currency swap agreements) outstanding on such date and (ii) all Capitalized Lease Obligations of Holdings and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with Canadian GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which Holdings or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with Canadian GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with Canadian GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Consulting Agreement” means the Consulting Services Agreement dated as of the Closing Date among Loral and the Company.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of Holdings on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the 12 preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Permitted Investor or Persons nominated by a Permitted Investor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office or a nominating committee in which directors nominated by Permitted Investors form the majority of the members thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Covered Satellite” means any Satellite that is owned or leased by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“CRTC” shall mean the Canadian Radio-Television and Telecommunications Commission or any successor authority of the Government of Canada substituted therefor.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered to the Lenders under Section 5.04.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debt Incurrence Event” shall mean any issuance or incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness (including any issuance of Permitted Additional Notes to the extent the Net Cash Proceeds are not used for a Permitted Acquisition but excluding any other Indebtedness permitted to be issued or incurred under Section 6.01 other than Section 6.01(A)(o)).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designees” shall have the meaning assigned to such term in the recitals of this Agreement.

“Director Voting Preferred Shares” shall mean preferred shares in Holdings which have a nominal dividend and return of capital and vote only for the election of directors

“Discount Proceeds” shall mean, for any BA (or, if applicable, any BA Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded upwards) calculated by dividing (a) the face amount of the BA (or, if applicable, the BA Equivalent Loan) by (b) the sum of one plus the product of: (i) the BA Discount Rate (expressed as a decimal) applicable to such BA (or, if applicable, such BA Equivalent Loan), and (ii) a fraction, the numerator of which is the BA Contract Period of the BA (or, if applicable, the BA Equivalent Loan) and the denominator of which is 365 or 366 days, as applicable, with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded upward.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations. For clarity, the Holdings PIK Securities shall constitute Qualified Capital Stock rather than Disqualified Capital Stock.

“Dollar Equivalent” shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to Canadian Dollars at the time in effect under the provisions of such Section.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Canadian Lender” shall mean (i) a person that is not a non-resident of Canada for the purpose of the Income Tax Act (Canada), or (ii) an “authorized foreign bank” as defined in section 2 of the Bank Act (Canada) and subsection 248(1) of the Income Tax Act (Canada), which will receive all amounts paid or credited to it under its Canadian Term Loans or Canadian Revolving Loans or Canadian Swingline Loans or Letters of Credit, as applicable, and otherwise under the Loan Documents in respect of its Commitment to make such Loans or issue such Letters of Credit in respect of its “Canadian banking business” (as defined in subsection 248(1) of the Income Tax Act (Canada)) for the purposes of paragraph 212(13.3(a)) of the Income Tax Act (Canada).

“Embargoed Person” or “Embargoed Persons” shall have the meanings assigned to such terms in Section 6.19.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Non-U.S. Pension Plan, that is maintained by Holdings or any Subsidiary, or with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate, or with respect to which Holdings or any Subsidiary could incur liability.

“End Date” shall mean, with respect to any Margin Adjustment Period, the last day of such Margin Adjustment Period.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, formal demands, demand letters, claims, liens, notices of non-compliance or violation, or potential responsibility investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such law (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of or exposure to Hazardous Materials.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, guidelines or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equity Financing” shall mean the common and preferred equity investments (which are Qualified Capital Stock) made in cash of not less than $525.0 million by the Equity Investors (provided that such investments may be made by the purchase of common or preferred stock (which is Qualified Capital Stock) or capital contribution to Holdings, by the repayment of interest and premium on the 14% Senior Secured Notes due 2015 of Skynet or by the redemption of the preferred stock of Skynet in connection with the Skynet Refinancing (or the repayment of debt incurred by Skynet from Valley National Bank to pay such redemption price)) and the Skynet Contribution.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

“Equity Investors” shall mean Loral or one of its subsidiaries and PSPIB.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrowers or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to any Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or Section 412(c) of the Code and Section 302(c) of ERISA, as amended by the Pension Protection Act of 2006) of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; (f) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, Intermediate Holdco, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the substantial cessation of operations within the meaning of Section 4062(e) of ERISA with respect to a Plan; or the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Holdings, a Subsidiary or any ERISA Affiliate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period and

(iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by Holdings and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income less

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii) $25.0 million less the principal amount of Indebtedness incurred in such period in connection with Capital Expenditures;

(iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Revolving Facility Commitments, except to the extent financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries,

(iv) the aggregate amount of all principal payments of Indebtedness of Holdings or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Facility, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 2.12(a)) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Holdings or its Restricted Subsidiaries,

(v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by Holdings and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(vi) increases in Consolidated Working Capital for such period,

(vii) payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries other than Indebtedness,

(viii) the amount of Investments made during such period pursuant to Section 6.05 to the extent that such Investments were financed with internally generated cash flow of Holdings and the Restricted Subsidiaries,

(ix) the amount of dividends paid during such period pursuant to clause (b) or (d) of Section 6.06 to the extent such dividends were paid with the proceeds of any amount referred to in paragraph (a) of this definition,

(x) the aggregate amount of expenditures actually made by Holdings and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period plus an amount specified by the Company that is not in excess of the amount contracted for Capital Expenditures for the following fiscal year provided that expenditures during such period that were deducted in the calculation of Excess Cash Flow for any prior period shall not be again deducted,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, and

(xii) the amount of Taxes paid or estimated to be payable during such period.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2008.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent or Canadian Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Canadian Dollars (as applicable), as set forth in the Wall Street Journal published on such date for such currency. In the event that such rate does not appear in such copy of the Wall Street Journal, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Canadian Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or, if the Administrative Agent is not a bank, a bank mutually selected by the Canadian Borrower and the Administrative Agent) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of Dollars or Canadian Dollars (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the Canadian Borrower, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Foreign Subsidiary” has the meaning given to it in Section 5.10(f).

“Excluded Satellites” shall mean (a) the Satellites owned by the Canadian Borrower and its Restricted Subsidiaries commonly referred to as Skynet EDS, Telesat Anik F1, Nimiq 2 and the transponders for which the Canadian Borrower or its Restricted Subsidiaries have a right to use on Satmex 5, (b) the Satellites leased by the Canadian Borrower and its Subsidiaries commonly referred to as Nimiq 3 and Nimiq 4iR, (c) any other Satellite, other than a Named Satellite, that (i) is not expected or intended, in the good faith determination of the board of directors of the Canadian Borrower and/or Holdings, as applicable, and evidenced by a board resolution delivered to the Administrative Agent, to earn future revenues from the operation of such Satellite in excess of $25.0 million in any fiscal year and (ii) has a book value of less than $50.0 million, (d) any other Satellite, other than a Named Satellite, with one year or less of in-orbit life remaining (it being understood and agreed that such Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit) and (e) any other Satellite designated as an Excluded Satellite by the board of directors of the Canadian Borrower and/or Holdings, as applicable, and evidenced by a board resolution delivered to the Administrative Agent if the board of directors of the Canadian Borrower and/or Holdings, as applicable, determines in good faith that (i)(A) such Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and Holdings and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to Satellites of the same model and (ii) Holdings and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Satellite).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or by any jurisdiction in which such recipient is deemed to be doing business (other than a business arising from or deemed to arise from any of the Transactions contemplated by this Agreement or any other Loan Document related to this Agreement), in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20(b)), any U.S. federal withholding tax imposed by the United States (other than a withholding tax levied upon any amounts payable to such Lender in respect of any interest in any Loan acquired by such Lender pursuant to Section 10.01) that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.18(e) with respect to such Loans except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any U.S. federal withholding tax pursuant to Section 2.18(a), (d) any withholding taxes imposed by Canada on a person who does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with any Loan Party and (e) provided no Event of Default has occurred and is continuing, non-resident withholding taxes imposed by Canada on (i) the payment of any Revolving Facility Commitment Fee, L/C Participation Fee, or Issuing Bank Fee, and (ii) any payment of or an account of any amount owing under any Revolving Facility Loan, Canadian Term Loan or Swingline Loan.

“Executive Order” means Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079) (2001).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are four Facilities, i.e., the Canadian Term Loan Facility, the U.S. Term I Loan Facility, the U.S. Term II Loan Facility, and the Revolving Facility.

“FCC” means the Federal Communications Commission or any governmental authority in the United States substituted therefor.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to Holdings or any of its Subsidiaries, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fourth Amended and Restated Fee Letter dated February 1, 2007, by and among Holdings, MS, MSSF, MSSFNS, UBSS, UBS Loan Finance LLC, JPMorgan Chase Bank, N.A., JPMorgan Securities Inc., The Bank of Nova Scotia, Citigroup Global Markets Inc., Jefferies & Company, Inc. and Jefferies Finance LLC.

“Fees” shall mean the Revolving Facility Commitment Fees, Acceptance Fees, the U.S. Term II Loan Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Agent Fees.

“Final Maturity Date” the date which is the latest to occur of the U.S. Term Loan Maturity Date, the Canadian Term Loan Maturity Date or the Revolving Facility Maturity Date.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of Holdings set forth in Sections 6.10 and 6.11.

“Funded Debt” shall mean all indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Holdings or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a) $200.0 million minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(j) or (A)(k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10, (ii) the aggregate Incremental Term Loan Commitment at such time and (iii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.01.

“Guarantees” shall mean the guarantees issued pursuant to Article X by Holdings, the Borrowers and the Subsidiary Guarantors.

“Guarantors” shall have the meaning assigned to such term in Section 10.01.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Holdings PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Holdings issued on the Closing Date with an aggregate liquidation preference not greater than the Canadian Dollar Equivalent of $150.0 million as of the Closing Date (plus the liquidation preference of any dividends paid in additional Holdings PIK Securities after the Closing Date) (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof (other than, with respect to Holdings, if the distribution is permitted by the terms of Section 6.07 of this Agreement) and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the twelfth anniversary of the Closing Date, (y) become convertible or exchangeable prior to the twelfth anniversary of the Closing Date at the option of the holder thereof for Indebtedness or preferred stock that is not Holdings PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control), in whole or in part prior to the twelfth anniversary of the Closing Date, and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Loan Documents if prohibited by this Agreement and (2) any Qualified Capital Stock of Holdings issued to refinance, replace or substitute any of the foregoing.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.21(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.21(c).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.21(c).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20(c).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money (including, without limitation, BAs) (b) the deferred purchase price of assets or services that in accordance with Canadian GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second

Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed (excluding any Lien created pursuant to the APT Security Agreement), (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (g) without duplication, all Guarantee Obligations of such Person and (h) any Disqualified Capital Stock; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) obligations to make progress or incentive payments under Satellite Purchase Agreements and Launch Services Agreements, in each case, not overdue by more than 90 days, (iii) deferred or prepaid revenue, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (v) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto, (vi) customer deposits made in connection with the construction or acquisition of a Satellite being constructed or acquired at the request of one or more customers and (vii) obligations under the T10R Sale Leaseback. The amount of Indebtedness of any Person for purposes of clause (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith. The amount of Indebtedness of any Person for purposes of clause (h) shall be deemed to be equal to the greater of the voluntary or involuntary liquidation preference and maximum fixed repurchase price in respect of such Disqualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of Holdings.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Industry Canada” shall mean Industry Canada or any successor department of the Government of Canada substituted therefor.

“Industry Canada Authorizations” shall mean all authorizations, orders, licenses and exemptions issued by Industry Canada to Holdings or any of its Subsidiaries, pursuant to authority under the Radiocommunication Act or the Telecommunications Act, as amended, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations or any ancillary terrestrial communications facilities.

“Information Memorandum” shall mean the Confidential Information Memorandum to be provided to prospective Lenders, as modified or supplemented.

“Initial Canadian Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Lenders” shall mean MSSF, MSSFNS, UBS AG Canada Branch, UBS Loan Finance LLC, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Citibank, N.A. and Citibank, N.A., Canadian Branch (and/or any of its affiliates).

“In-Orbit Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite attaching upon the expiration of the Launch Insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth herein.

“In-Orbit Spare Capacity” shall mean the C-band payload of a satellite with in-orbit replacement capacity that:

(a) is available in the event of a Covered Satellite loss or failure in order to restore C-band service on the Covered Satellite;

(b) meets or exceeds the contractual performance specifications for the C-band payload being protected; and

(c) may be provided directly by any of the Loan Parties or by another satellite operator pursuant to a contractual arrangement;

provided that no Satellite or satellite being used to provide “In-Orbit Spare Capacity” with respect to a Covered Satellite may itself qualify as In-Orbit Spare Capacity.

“Installment Date” shall mean any of Term I Installment Date and Term II Installment Date, as the case may be.

“Intercompany Note” shall mean an intercompany note substantially in the form of Exhibit F hereto.

“Interest Election Request” shall mean a request by the Canadian Borrower to convert or continue a Term Loan Borrowing or Revolving Facility Borrowing in accordance with Section 2.08.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.10(a).

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, if agreed to by all relevant Lenders), as the Canadian Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.08 or repaid or prepaid in accordance with Section 2.10, 2.11 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (b) as to any BA Borrowing, the BA Contract Period.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Issuing Bank” shall mean the main branch of The Bank of Nova Scotia in Toronto, Ontario, Canada and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.13(b).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Joint Venture” shall mean any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity which, in each case, is not a Subsidiary of Holdings or any of its Restricted Subsidiaries but in which Holdings or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Launch” shall mean, with respect to any Satellite, the point in time before lift-off of such Satellite at which risk of loss of such Satellite passes to the applicable Satellite Purchaser under the terms of the applicable Satellite Purchase Agreement, unless risk of loss thereunder is to pass to such Satellite Purchaser after lift-off, in which case “Launch” shall mean the intentional ignition of the first stage engines of the launch vehicle that has been integrated with such Satellite.

“Launch Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite attaching not later than the time of Launch and continuing at least until the successful or unsuccessful attempt to achieve physical separation of such Satellite from the launch vehicle that had been integrated with such Satellite.

“Launch Services Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such Satellite.

“Launch Services Provider” shall mean, with respect to any Satellite, the provider of launch services for such Satellite pursuant to the terms of the Launch Services Agreement related thereto.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.13(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the applicable Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.07.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the applicable Screen Rate, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the Reference Banks at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, deemed trust created by operation of law or security interest in or on such asset or to which such asset is subject and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the BAs, the Security Documents and any promissory note issued under Section 2.10(e), and solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

“Loan Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Loan Parties” shall mean Holdings, Intermediate Holdco, the Borrowers and each Subsidiary Loan Party.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any Loans contemplated by Section 2.21).

“Loral” shall have the meaning assigned to such term in the recitals to this Agreement.

“LSCH” shall have the meaning assigned to such term in the recitals to this Agreement.

“Majority Lenders” (i) for the Revolving Facility, shall mean, at any time, Lenders under such Facility having Revolving Facility Loans and unused Revolving Facility Commitments representing more than 50% of the sum of all Revolving Facility Loans outstanding under the Revolving Facility and unused Revolving Facility Commitments at such time and (ii) for each of the Term Loan Facilities, Lenders having applicable Term Loans and Term Loan Commitments representing more than 50% of the sum of all Term Loans and Term Loan Commitments of such Term Loan Facility.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Intermediate Holdco, the Canadian Borrower and Holdings, as the case may be, on the Closing Date together with (1) any new directors whose election or whose nomination for election was approved by a vote of a majority of the directors of Intermediate Holdco, the Canadian Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Intermediate

Holdco, the Canadian Borrower or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so appointed constituted a majority of the directors of Intermediate Holdco, the Canadian Borrower or Holdings, as the case may be.

“Margin Adjustment Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 5.04(c) (together with the related financial statements pursuant to Section 5.04(a) or (b), as the case may be) on and after the first fiscal quarter or fiscal year ending at least six months after the Closing Date and which shall end on the earlier of the date of actual delivery of the next officer’s certificate pursuant to Section 5.04(c) (and related financial statements) and the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings or any Restricted Subsidiary in an aggregate principal amount exceeding $50.0 million.

“Material Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) were equal to or greater than 2.5% of the consolidated Total Assets of Holdings and its consolidated subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its consolidated subsidiaries for such period, in each case determined in accordance with Canadian GAAP or (c) that is a Loan Party.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mezzanine Securities” shall mean the Consulting Agreement Subordinated PIK Note in the form attached hereto as Exhibit K.

“MHR” shall mean MHR Fund Management LLC.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which Holdings or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean (i) the real property of the applicable Loan Party set forth on Schedule 1.01(f) and designated therein as “Mortgaged Properties,” (ii) if the consent referred to in clause (h) of the definition of Collateral and Guarantee Requirement as to any real property of the applicable Loan Party set forth on Schedule 1.01(g) and designated therein as “CRE Mortgaged Properties” is obtained, the real property listed on Schedule 1.01(f) and (iii) such additional real property (if any) of Loan Parties encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, debentures, deeds of hypothec, assignments of leases and rents, leasehold mortgages, leasehold deeds of interest and other security documents delivered pursuant to Sections 4.02(e) or 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties each in a form reasonably satisfactory to the Administrative Agent.

“MSSFNS” shall mean Morgan Stanley Senior Funding, Nova Scotia.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrowers, the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Named Satellites” shall mean the Satellites commonly referred to as Nimiq 1, Anik F1R, Anik F2, Anik F3, Telstar 11N (following its successful launch and the expiry of its applicable Launch Insurance), Telstar 12, Nimiq 4 (following its successful launch and the expiry of its applicable Launch Insurance) and Nimiq 5 (following its successful launch and the expiry of its applicable Launch Insurance).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with Canadian GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Event, Casualty Event or Permitted Sale Leaseback that Holdings or any Subsidiary has reinvested (or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest in assets used or useful in the business of Holdings and its Restricted Subsidiaries and, in the case of a sale of Satellites, to be reinvested in Satellites, which Satellite shall have achieved the milestone known as preliminary design review within the Reinvestment Period and is launched within four years of receipt of such proceeds with respect to such predecessor Satellite) in the business of Holdings or any of the Restricted Subsidiaries (subject to Section 6.20), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (or, in the case of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) shall, unless Holdings or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period (or, in the case of the sale of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period (or, in the case of the sale of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) and (y) be applied to the repayment of Loans in accordance with Section 2.11(e); provided that notwithstanding the foregoing, (I) reinvestment of proceeds from sale of Satellite Assets sold pursuant to Section 6.04(f)(i)(b) shall not so reduce Net Cash Proceeds and (II) with respect to Satellite Assets sold pursuant to Section 6.04(f)(i)(a), such reinvestment must be in replacement Satellite Assets;

(v) in the case of any Casualty Event, the amount of any payment to any customer providing a deposit or other related amounts which must be repaid in the event of a Casualty Event, including any rebates, settlement amounts or other proceeds received from a Satellite Manufacturer in relation to performance incentives or performance warranty paybacks with respect to a Satellite (it being understood that if such proceeds are in respect of a replacement Satellite which has not achieved the milestone known as preliminary design review within the relevant Reinvestment Period referred to in clause (iv) or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite referred to in clause (iv), then such proceeds need only to be applied to the Loans and Commitments to the extent of such proceeds without giving effect to clause (iv) to the extent of any duplication), and

(vi) in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings or any Subsidiary of Holdings), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Nimiq 1” shall mean the A2100 AX (Lockheed Martin) Satellite with an expected end of commercial service life of 2024.

“Nimiq 2” shall mean the A2100 AX (Lockheed Martin) Satellite with an expected end of commercial service life of 2023.

“Nimiq 3” shall mean the BSS601 (Boeing) Satellite with an expected end of commercial service life of July 2010.

“Nimiq 4” shall mean the E-3000 (EADS Astrium) Satellite currently under construction.

“Nimiq 4iR” shall mean the BSS601 (Boeing) Satellite with an expected end of commercial service life of June 2009.

“Nimiq 5” shall mean the SS/L 1300 Satellite currently under construction.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Subsidiary Loan Party” shall mean any Subsidiary that is not a Subsidiary Loan Party.

“Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings, the Borrowers, the Company or any Subsidiary primarily for the benefit of employees of Holdings, the Borrowers, the Company or any Subsidiary residing outside the United States of America (other than in Canada), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans and Revolving Facility Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including reimbursement obligations in respect of BAs accepted hereunder), and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21(a).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation or partnership declaration and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents (but not any such tax arising solely from any transfer or assignment of, or any participation in, the Loans (or a portion thereof) or this Agreement), and any and all interest and penalties related thereto.

“Participant” shall have the meaning assigned to such term in Section 2.05(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by Holdings or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests to the extent applicable becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 5.10; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired, to the extent required by Section 5.10; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) Holdings shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 6.01(A)(j) and 6.01(A)(k), respectively), with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior, senior subordinated or junior notes, issued by the Canadian Borrower (and which may also be issued by the U.S. Borrower),

(i) the terms of which (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to October 31, 2015 (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) to the extent senior subordinated notes, provide for customary subordination to the Obligations under the Loan Documents, (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the indenture relating to the Exchange Notes attached to the Senior Bridge Loan Facility and the Senior Subordinated Bridge Loan Facility and (iii) of which no Subsidiary of Holdings (other than a Loan Party) is an obligor under such notes.

“Permitted Bridge Refinancing” shall mean any refinancing, extension, renewal and/or replacement (including for the avoidance of doubt through the issuance of bonds) of any Indebtedness in respect of the Senior Bridge Loan Facility or the Senior Subordinated Bridge Loan Facility (or any Permitted Bridge Refinancings thereof); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, taken as a whole, no less favorable in any material respects to the Lenders than those contained in the Indebtedness being renewed or refinanced; provided that the Senior Subordinated Bridge Facility may be refinanced with Indebtedness which is not subordinated to the Obligations so long as all of the Indebtedness under the Senior Bridge Facility has been repaid or is being concurrently repaid in connection with such refinancing.

“Permitted Business” means the businesses engaged in by Holdings and its Subsidiaries on the Closing Date and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Capital Expenditure Amount” shall have the meaning provided in Section 6.11.

“Permitted Cure Securities” shall mean (i) any common equity securities of Holdings and/or (ii) any other equity securities of Holdings having no mandatory redemption, repurchase or similar requirements prior to 91 days after the U.S. Term Loan Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity securities.

“Permitted Investments” shall mean:

(a) securities or obligations issued or unconditionally guaranteed by the United States government, the Government of Canada or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities or obligations issued by any state of the United States of America, any province of Canada or any political subdivision of any such state or province, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the Dollar Equivalent thereof) in the case of foreign banks;

(f) auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(h) repurchase obligations with respect to any security that is a direct obligation or fully guaranteed as to both credit and timeliness by the Government of Canada or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the Government of Canada, in either case entered into with any Canadian I or II bank or any trust company (acting as principal);

(i) marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(j) shares of investment companies that are registered under the Investment Company Act of 1940 and 95% the investments of which are one or more of the types of securities described in clauses (a) through (i) above;

(k) any other investments used by Holdings and its Restricted Subsidiaries as temporary investments permitted by the Administrative Agent in writing in its sole discretion; and

(l) in the case of Investments by Holdings or any Subsidiary organized or located in a jurisdiction other than the United States (or any political subdivision or territory thereof), or in the case of Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as reasonably determined in good faith by the Canadian Borrower.

“Permitted Investor” shall mean each of (i) Loral, (ii) PSPIB, (iii) MHR and (iv) Controlled Affiliates of each of the foregoing.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with Canadian GAAP;

(b) Liens in respect of property or assets of Holdings or any of the Restricted Subsidiaries imposed by law, such as carriers’, warehousemen’s, storers’, repairers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.01;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, zoning, by-laws, regulations and ordinances of any Governmental Authority, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries, provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(j) leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens in favor of a counterparty to a Permitted Swap Agreement on any Loan Party’s rights under such Permitted Swap Agreement; and

(m) reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein;

(n) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by Holdings or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of Holdings or any of its Restricted Subsidiaries in the ordinary course of its business;

(p) subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property, provided the same are complied with in all material respects;

(q) facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation of a property in the ordinary course of business, provided the same are complied with in all material respects;

(r) each of the liens and other encumbrances set forth Schedule B to the marked pro forma policies issued by title insurance companies and delivered pursuant to Section 4.02(e);

(s) Liens in favor of customers on Satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement being relating thereto in the event such Satellites or portions thereof are being constructed or acquired at the request of one or more customers to secure repayment of such deposits and related amounts;

(t) Liens arising in connection with a Permitted Sale Leaseback;

(u) restrictions in condosat agreements relating to transponders that restrict sales, dispositions, leases or security interests on satellites to any third party purchaser, lessee or secured party unless such purchaser or lessee of such satellite agrees to (or, in the case of a security interest in such satellite, the secured party agrees pursuant to a non-disturbance agreement that in connection with the enforcement of any such security interest or the realization upon any such security interest, such secured party agrees that, prior to or concurrently with the transfer becoming effective, the person to whom the satellite bus shall be transferred shall agree that such transferee shall) be subject to the terms of the applicable condosat agreement so long as such agreement is (in the case of any such restriction on a security interest) otherwise reasonably satisfactory to the Administrative Agent in its sole discretion (who may in its sole discretion condition its consent to the terms of such agreement (a) not providing for any liability on the part of the secured party or lenders prior to such secured party taking possession of the Satellite and (b) being of no force and effect upon release of such security interest) and provided that the applicable Loan Parties shall have used their commercially reasonable efforts in negotiating such condosat agreements so that such agreements do not contain such restrictions; and

(v) deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with Canadian GAAP or (iv) have not been paid due to inadvertence after exercising due diligence.

“Permitted Sale Leaseback” shall mean (a) any Sale Leaseback consummated by Holdings or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrowers and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by Holdings (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback) and (b) the T10R Sale Leaseback.

“Permitted Swap Agreement” shall have the meaning assigned to such term in the definition of “Secured Obligations.”

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, any Subsidiary (including the Company) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Documents.

“PMRR” has the meaning assigned to that term in the definition of “Collateral and Guarantee Requirement.”

“PPSA” shall mean the Personal Property Security Act as in effect from time to time (except as otherwise specified) in an applicable Province or territory of Canada.

“Prepayment Event” shall mean any Asset Sale Event, Debt Incurrence Event, Casualty Event or any Permitted Sale Leaseback (other than the T10R Sale Leaseback).

“Primary Obligations” shall mean (i) in the case of the Lenders, all principal of, premium, fees and interest on, all Loans (including the face amount of BAs accepted hereunder), all unreimbursed L/C Disbursements, the maximum amount available to be drawn under all outstanding Letters of Credit and all Fees and (ii) in the case of the Swap Counterparties, all amounts due under each Swap Agreement with a Swap Counterparty and similar obligations and liabilities, and (iii) in the case of the Telesat Notes, all principal of, premium, fees and interest on all Telesat Notes.

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee Obligations.”

“Prime Rate” shall mean the rate of interest per annum announced from time to time by as the Wall Street Journal prime rate; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be.

“Projections” shall mean the projections of Holdings and the Subsidiaries for each month for the first twelve months following the Closing Date and for each fiscal year until the U.S. Term Loan Maturity Date included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, Intermediate Holdco, the Borrowers or any of the Subsidiaries prior to the Closing Date.

“PSP” shall have the meaning assigned to such term in the recitals to this Agreement.

“PSPIB” shall have the meaning assigned to such term in the recitals to this Agreement.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Quebec Pension Plan” shall mean the universal pension plan established and maintained by the Provincial Government of Quebec.

“Quotation Day” shall mean, with respect to any Eurodollar Borrowing and any Interest Period, the second Business Day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Canadian Borrower (in the case of this Agreement, as certified by a board resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Reference Banks” means the principal Toronto office, in the case of the use of the term “Reference Banks” in the definition of Canadian Prime Rate, and London office, in the case of the use of the term “Reference Banks” in the definition of LIBO Rate, of each of Citibank, N.A. (provided that Citibank, N.A. shall not be considered a Reference Bank for purposes of the definition of Canadian Prime Rate) and The Bank of Nova Scotia or, in each case, such other or additional banks as may be appointed by the Administrative Agent in consultation with the Company.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing” shall mean collectively the Company Refinancing and the Skynet Refinancing.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall mean the earlier of (x) the earlier of (i) 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase Senior Bridge Loans (or Senior Exchange Notes) pursuant to the asset sale or event of loss provisions of the Senior Bridge Loan Facility (or Indebtedness in respect of a Permitted Bridge Refinancing thereof) and (ii) 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase Senior Subordinated Bridge Loans (or Senior Subordinated Exchange Notes) pursuant to the asset sale or event of loss provisions of the Senior Subordinated Bridge Loan Facility (or Indebtedness in respect of a Permitted Bridge Refinancing thereof) and (y) 12 months following the date of the receipt of proceeds in respect of such Asset Sale Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Representative” shall have the meaning assigned such term in Section 9.21(d).

“Request to Issue” shall have the meaning assigned to such term in Section 2.05(b).

“Required Lenders” shall mean, at any time, Lenders having (a) Canadian Term Loan Exposures, (b) U.S. Term I Loan Exposures, (c) U.S. Term II Loan Exposures, (d) Revolving Facility Credit Exposures and (e) Available Revolving Unused Commitments (if prior to the termination thereof) that taken together, represent more than 50% of the sum of (v) all Canadian Term Loan Exposures, (w) all U.S. Term I Loan Exposures, (x) U.S. Term II Loan Exposures, (y) all Revolving Facility Credit Exposures and (z) the total Available Revolving Unused Commitments (if prior to the termination thereof) at such time. The Canadian Term Loan Exposure, U.S. Term I Loan Exposures, U.S. Term II Loan Exposures, Revolving Facility Credit Exposure and Available Revolving Unused Commitment of any Defaulting Lender or held by any Affiliates of Holdings shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided that if at the time of any prepayment required by Section 2.12(d) in respect of such Excess Cash Flow Period (a) (i), the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c)) is less than or equal to 5.00:1.00 but greater than 3.00:1.00 and (ii) no Default or Event of Default has occurred and is continuing, such percentage shall be 25% and (b) (i) the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (together with the corresponding officer’s certificate pursuant to Section 5.04(c), is less than or equal to 3.00:1.00 and (ii) no Default or Event of Default has occurred and is continuing, such percentage shall be 0%.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority that are applicable, including any and all applicable laws, judgments, orders, Executive Orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserve Account” shall have the meaning assigned to such term in Section 10.02(a).

“Reset Date” shall have the meaning assigned to such term in Section 1.03(a).

“Responsible Officer” of any person shall mean any executive officer (including the chief legal officer) or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean a Subsidiary of Holdings other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries of Holdings shall be deemed to include the Borrowers.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “Revolving Facility Commitment” or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments (which includes the Swingline Commitment) on the Closing Date is CND$153.0 million.

“Revolving Facility Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Canadian Dollars outstanding at such time, (b) the Canadian Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (c) the Swingline Exposure at such time and (d) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a)

the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans denominated in Canadian Dollars outstanding at such time, (b) the Canadian Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender’s Revolving Facility Loans denominated in Dollars outstanding at such time and (c) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(d). Each Revolving Facility Loan denominated in Canadian Dollars shall be a BA Loan or an ABR Loan, and each Revolving Facility Loan denominated in Dollars shall be a Eurodollar Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit and (b) the aggregate principal amount of all L/C Disbursements made in respect of Letters of Credit that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which Holdings or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Satellite” shall mean any satellite owned by, leased to or for which a contract to purchase has been entered into by, Holdings or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Assets” means orbital slots or locations, transponders, Satellites and related equipment (including TT&C Stations) associated with the conduct of the Permitted Business by Holdings and its Subsidiaries.

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and either (i) the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite or (ii) the applicable seller relating to the purchase and sale of such Satellite.

“Satellite Purchaser” shall mean Holdings or Restricted Subsidiary that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

“Satmex 5” shall mean the BSS601 HP (Boeing Satellite Systems) known as Satmex 5 on which Holdings or its Restricted Subsidiaries have a right to use transponders.

“Screen Rate” shall mean the British Bankers Association Interest Settlement Rate for the applicable Interest Period displayed on the appropriate page of the Telerate screen selected by the Administrative Agent. If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Canadian Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations.

“Secured Creditors” or “Secured Parties” shall mean (a) the Lenders (and any Affiliate of a Lender to which any obligation in respect of any overdraft or related liabilities arising from cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) is owed, (b) the Administrative Agent and the Collateral Agent, (c) each Issuing Bank, (d) each counterparty to any Permitted Swap Agreement entered into with the Borrowers or the other Loan Parties unless such Permitted Swap Agreement states that it is not a Permitted Swap Agreement for purposes of this definition, (e) the Lenders (and any Affiliates thereof) that are beneficiaries of indemnification obligations undertaken by the Loan Parties under any Loan Document, (f) the trustee on behalf of the noteholders of the Telesat Notes and (g) the successors and permitted assigns of each of the foregoing.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrowers and the other Loan Parties under a Swap Agreement entered into with any counterparty other than an affiliate of Holdings (each, a “Permitted Swap Agreement”), (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Term Loan Lender, any Affiliate of a Term Loan Lender, Revolving Facility Lender, any affiliate of a Revolving Facility Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, in each case, with respect to Term Loans or Revolving Facility Loans, and (d) the obligations of the Company under the Indenture dated as of June 28, 1999 (as amended on September 19, 2003)

among BNY Trust Company of Canada (as successor trustee to The Trust Company of Bank of Montreal), as trustee, and the Company, as issuer, and the Series 2001 Supplemental Indenture dated as of November 8, 2001 providing for the issuance of the Telesat Notes, including the due and punctual payment of the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Telesat Notes.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit D-1 among the Loan Parties organized in the United States and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, at any time, each of the Mortgages and the Security Agreement, the Canadian Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Seller” shall have the meaning assigned to such term in the recitals to this Agreement.

“Senior Bridge Loan Facility” means that Senior Bridge Loan Agreement, dated as of the Closing Date, among the Initial Canadian Borrower, the Canadian Borrower, the U.S. Borrower, the Guarantors, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, UBS Securities LLC, as syndication agent, the other agents and arrangers party thereto, including the guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof (and includes for the avoidance of doubt, any Senior Rollover Loans and Senior Exchange Notes issued thereunder or under the Exchange Notes Indenture contemplated thereby as applicable).

“Senior Bridge Loans” means “Loans” within the meaning of the Senior Bridge Loan Facility.

“Senior Exchange Notes” means “Exchange Notes” within the meaning of the Senior Bridge Loan Facility.

“Senior Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Bridge Loan Facility.

“Senior Rollover Loans” means “Rollover Loans” within the meaning of the Senior Bridge Loan Facility.

“Senior Subordinated Bridge Loan Facility” means that Senior Subordinated Bridge Loan Agreement, dated as of the Closing Date, among the Initial Canadian Borrower, the

Canadian Borrower, the U.S. Borrower, the Guarantors, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, UBS Securities LLC, as syndication agent, the other agents and arrangers party thereto, including the guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof (and includes for the avoidance of doubt, any Senior Subordinated Rollover Loans and Senior Subordinated Exchange Notes issued thereunder or under the Exchange Notes Indenture contemplated thereby as applicable).

“Senior Subordinated Bridge Loans” means “Loans” within the meaning of the Senior Subordinated Bridge Loan Facility.

“Senior Subordinated Exchange Notes” means “Exchange Notes” within the meaning of the Senior Subordinated Bridge Loan Facility.

“Senior Subordinated Loan Documents” means the “Loan Documents” as defined in the Senior Subordinated Bridge Loan Facility.

“Senior Subordinated Rollover Loans” means “Rollover Loans” within the meaning of the Senior Subordinated Bridge Loan Facility.

“Skynet” shall have the meaning assigned to such term in the recitals to this Agreement.

“Skynet Bonds” shall mean the $126 million principal amount of 14% Senior Secured Notes due 2015 of Skynet.

“Skynet Contribution” shall have the meaning assigned to such term in the recitals to this Agreement.

“Skynet Contribution Documents” shall mean the Asset Transfer Agreement, Asset Purchase Agreement and the Ancillary Agreement, collectively.

“Skynet EDS” shall mean the SS/L 1300 Satellite with an expected end of commercial service date of 2010.

“Skynet Refinancing” shall mean the redemption of the preferred stock of Skynet, the repayment of the Skynet Bonds (and the repayment of indebtedness to Valley National Bank incurred to make such repayment).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“SSL” shall mean Space Systems/Loral, Inc., a Delaware corporation, and its successors and assigns.

“Start Date” shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrowers or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrowers and such Guarantor.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings that is or becomes a party to this Agreement pursuant to Section 5.10.

“Subsidiary Loan Party” shall mean (i) each Material Subsidiary (if any) and (ii) each Person that becomes a Material Subsidiary after the Closing Date (whether as a result of creation, formation, acquisition or growth in the assets or revenues of such Person), it being understood and agreed that a Person acquired after the Closing Date shall be considered a Material Subsidiary as of the date of such acquisition if such Person would have been a Material Subsidiary as of the end of the most recently ended fiscal quarter if such Person had been a Subsidiary at such time, subject, in each case, to Section 5.10(f).

“Successor Borrower” shall have the meaning assigned to such term in Section 6.03(a).

“Supplemental Indenture” shall mean the Supplemental Indenture with respect to the Telesat Notes substantially in the form of Exhibit M hereto.

“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any material exterior construction on the site of such Real Property or any material easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 30 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey or such other standard as is customary in the jurisdiction in which the Real Property is located and (v) sufficient for the Title Company to issue a Title Policy or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swap Counterparty” shall mean each party that enters into a Swap Agreement with the Borrowers, the other Loan Parties or any of their Subsidiaries.

“Swap Obligations” shall mean obligations under or with respect to Swap Agreements.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request substantially in the form of Exhibit C.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The amount of each Swingline Lender’s Swingline Commitment on the Closing Date is set forth on Schedule 2.04 as the same may be modified at the request of Canadian Borrower with the consent of any Revolving Facility Lender being added as a Swingline Lender and the Administrative Agent. The aggregate amount of the Swingline Commitments on the Closing Date is CND$20.0 million and the Swingline Lender on the Closing Date shall be Morgan Stanley Senior Funding, Nova Scotia.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean a Lender with a Swingline Commitment or outstanding Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to Canadian Borrower pursuant to Section 2.04.

“Syndication Agent” shall mean UBSS in its capacity as such.

“T10R Sale Leaseback” shall mean a Sale Leaseback relating to the replacement satellite to the satellite known as Telstar 10 pursuant to Sections 9.9 and 9.10 of that certain Lease Agreement dated August 18, 1999 by and between LAPS(HK) and APT Satellite Company Limited.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Telesat Anik F1” shall mean the BSS702 (Boeing) Satellite with an expected end of commercial service life of 2013.

“Telesat Notes” means the Company’s CND$125.0 million aggregate principal amount of 8.20% Series 2001 Notes due 2008.

“Telesat Noteholder Representative” shall have the meaning assigned such term in Section 9.21(d).

“Term Loan Lender” shall mean the Canadian Term Lenders and the U.S. Term Lenders.

“Term Loans” shall mean the Canadian Term Loans, the U.S. Term I Loans and the U.S. Term II Loans.

“Term I Installment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Term II Installment Date” shall have the meaning applied to such term in Section 2.11(b).

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of Intermediate Holdco ended immediately prior to such Start Date.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

“Third Party Indemnity Payment” means indemnity payments to Holdings or any of its Restricted Subsidiaries by third parties in relation to taxes of Subsidiaries of Holdings in Hong Kong.

“Third Party Launch Liability Insurance” shall mean insurance for legal liability for property loss or damage and bodily injury caused by any Satellite or the launch vehicle used to launch such Satellite and procured by the Launch Services Provider with respect to such Satellite in accordance with the terms of the related Launch Services Agreement.

“Title Company” means a nationally recognized title insurance company reasonably acceptable to the Administrative Agent.

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the fair market value of such mortgaged property and fixtures, issued by the Title Company which shall (A) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (D) contain no exceptions to title other than Liens permitted hereunder.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with Canadian GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Transaction Documents” shall mean the Acquisition Documents, the Skynet Contribution Documents, the Loan Documents, the Senior Loan Documents and the Senior Subordinated Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Skynet Contribution; (d) the execution and delivery of the Senior Loan Documents and the Senior Subordinated Loan Documents and the initial borrowings thereunder; (e) the Refinancing; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 10.09.

“TT&C Station” shall mean an earth station operated by Holdings or any of its Restricted Subsidiaries for the purpose of providing tracking, telemetry, control and monitoring of any Satellite.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined or, in the case of any BA Loan or BA Borrowing, the Rate by reference to which the BAs comprising such BA Loans or BA Borrowing are discounted for purposes of calculating the Discount Proceeds. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the BA Discount Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” shall mean (a) The Access Center LLC and The SpaceConnection, Inc., (b) any Subsidiary of Holdings that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Canadian Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Canadian Borrower in a written notice to the Administrative Agent, provided that in the case of (a), (b) and (c), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) Holdings’ direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to Holdings or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with Canadian GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (d) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Canadian Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall have the meaning assigned to such term in the recitals of this Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“U.S. Term I Lender” shall mean a Lender with a U.S. Term I Loan Commitment or with outstanding U.S. Term I Term Loans.

“U.S. Term I Loan” shall mean each of the term loans made to the applicable Borrower pursuant to Section 2.01(b). Each U.S. I Term Loan shall be a Eurodollar Loan or an ABR Loan.

“U.S. Term I Loan Borrowing” shall mean a borrowing of U.S. Term I Loans.

“U.S. Term I Loan Commitment” shall mean, with respect to each Lender, the Commitment (if any) of such Lender to make term loans under Section 2.01(b) in the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “U.S. Term I Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its U.S. Term I Loan Commitment, as applicable, in each case as the same may be reduced from time to time pursuant to Section 2.09. The aggregate amount of U.S. Term I Loan Commitments on the Closing Date is $1.755 billion.

“U.S. Term I Loan Exposure” shall mean, at any time, the aggregate principal amount of the U.S. Term I Loans outstanding at such time. The U.S. Term I Loan Exposure of any Lender at any time shall be the aggregate principal amount of such Lender’s U.S. Term I Loans outstanding at such time.

“U.S. Term I Loan Facility” shall mean the U.S. Term I Loan Commitments and the U.S. Term I Loans made hereunder.

“U.S. Term II Availability Period” shall mean the period from and including the Closing Date to the U.S. Term II Availability Termination Date.

“U.S. Term II Availability Termination Date” shall mean the day prior to the date which is twelve months after the Closing Date.

“U.S. Term II Lender” shall mean a Lender with a U.S. Term II Loan Commitment or with outstanding U.S. Term II Loans.

“U.S. Term II Loan” shall mean each of the term loans made to the applicable Borrower pursuant to Section 2.01(c). Each U.S. Term II Loan shall be a Eurodollar Loan or an ABR Loan.

“U.S. Term II Loan Borrowing” shall mean a borrowing of U.S. Term II Loans.

“U.S. Term II Loan Commitment” shall mean, with respect to each Lender, the Commitment (if any) of such Lender to make term loans under Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 directly below the column entitled “U.S. Term II Loan Commitment” or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its U.S. Term II Loan Commitment, as applicable, in each case as the same may be reduced from time to time pursuant to Section 2.09. The aggregate amount of the U.S. Term II Loan Commitments on the Closing Date is $150.0 million.

“U.S. Term II Loan Commitment Fee” shall have the meaning assigned to such term in Section 2.13(d).

“U.S. Term II Loan Exposure” shall mean, at any time, the aggregate principal amount of the U.S. Term II Loans and unused U.S. Term II Loan Commitments outstanding at such time. The U.S. Term II Loan Exposure of any Lender at any time shall be the aggregate principal amount of such Lender’s U.S. Term II Loans outstanding and unused U.S. Term II Loan Commitments at such time.

“U.S. Term II Loan Facility” shall mean the U.S. Term II Loan Commitments and the U.S. Term II Loans made hereunder.

“U.S. Term Lenders” shall mean the U.S. Term I Lenders and the U.S. Term II Lenders.

“U.S. Term Loan” shall mean each of the U.S. Term I Loans and U.S. Term II Loans.

“U.S. Term Loan Borrowing” shall mean a borrowing of either U.S. Term I Loans or U.S. Term II Loans.

“U.S. Term Loan Commitment” shall mean each of the U.S. Term I Loan Commitments and U.S. Term II Loan Commitments.

“U.S. Term Loan Facilities” shall mean each of (i) the U.S. Term I Loan Commitments and the U.S. Term I Loans and (ii) the U.S. Term II Loan Commitments and U.S. Term II Loans.

“U.S. Term Loan Maturity Date” shall mean the date occurring seven years following the Closing Date.

“Voting Stock” of any Person means, as of any date, capital stock of such Person of any class or kind ordinarily having the power to vote for the election of board of directors of such Person; provided that with respect to Holdings, the term “Voting Stock” shall not include any Director Voting Preferred Shares for so long as such Director Voting Preferred Shares are held and voted by directors nominated by a committee consisting of Continuing Directors or by PSP or by Loral.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WURA” shall mean the Winding-Up and Restructuring Act (Canada), as amended.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Canadian GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that (a) Holdings is changing any accounting or reporting practice permitted under Canadian GAAP or (b) Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in Canadian GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in practice or in Canadian GAAP or in the application thereof, then such provision shall be interpreted on the basis of Canadian GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of determining compliance with Articles V, VI and VII with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable. In the event that any financial statement or certificate delivered pursuant to Section 5.04(a), (b) or (d) is shown to be inaccurate (at any time prior to the first anniversary of the repayment in full of the Obligations, regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Canadian Borrower shall reasonably promptly deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if Level 3 were applicable for such Applicable Period, and (iii) the Canadian Borrower shall reasonably promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the provisions hereof. This definition shall not limit the rights of the Administrative Agent and the Lenders hereunder. For purposes of determining pro forma compliance with Section 6.09 or Section 6.10 hereof prior to the date required to be tested pursuant to Section 6.09 or Section 6.10, compliance shall be determined in accordance with the initial covenant level set for in such Section. Any certificate delivered by an officer, Financial Officer, director or attorney-in-fact pursuant to the terms of this Agreement or any other Loan Document shall be given without personal liability.

SECTION 1.03 Exchange Rates.

(a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the applicable Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Canadian Dollars.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Facility Loans and Swingline Loans then outstanding (after giving effect to any Revolving Facility Loans and Swingline Loans made or repaid on such date) and the Revolving L/C Exposure and (ii) notify the Lenders, each Issuing Bank and the applicable Borrower of the results of such determination.

SECTION 1.04 Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions and the other events described in the recitals to this Agreement, unless the context otherwise requires.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees

(a) severally, and not jointly, to make term loans to Initial Canadian Borrower and Canadian Borrower in Canadian Dollars in an amount not to exceed its Canadian Term Loan Commitment; provided that (i) all such Canadian Term Loans shall be incurred by Initial Canadian Borrower and Canadian Borrower pursuant to two drawings on the Closing Date and (ii) any Canadian Term Loan that is repaid may not be reborrowed;

(b) severally, and not jointly, to make term loans equal to 99% of the principal amount thereof to Initial Canadian Borrower and Canadian Borrower in Dollars in an amount not to exceed its U.S. Term I Loan Commitment; provided that (i) all such U.S. Term I Loans shall be incurred by Initial Canadian Borrower and Canadian Borrower pursuant to two drawings on the Closing Date (it being understood that a portion of such term loans will be borrowed by Initial Canadian Borrower prior to the Assumption and the remaining portion may borrowed by Canadian Borrower immediately after the Assumption) and (ii) any U.S. Term I Loan that is repaid may not be reborrowed;

(c) severally, and not jointly, to make term loans (equal to 99% of the principal amount thereof in the case of U.S. Term II Loans made on the Closing Date) to the Canadian Borrower in Dollars from time to time during the U.S. Term II Availability Period in an aggregate principal amount that will not result in (A) such Lender’s U.S. Term II Loan Exposure exceeding such Lender’s U.S. Term II Loan Commitment or (B) the total U.S. Term II Exposure exceeding the total U.S. Term II Loan Commitments; and

(d) severally, and not jointly, to make revolving loans to the Initial Canadian Borrower (only to the extent such loans are made prior to the Assumption on the Closing Date) or Canadian Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, such Revolving Facility Loans to be made in Canadian Dollars or Dollars, at the election of the applicable Borrower, within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans. The Revolving Loans made on the Closing Date will be made in an amount equal to 99% of the principal amount thereof.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of BA Loans or Canadian Prime Rate Loans. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan, Eurodollar Loan or BA Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 10 Eurodollar Borrowings outstanding under the U.S. Term Loan Facility, (ii) 10 Eurodollar Borrowings outstanding under the Revolving Facility and (iii) 10 BA Contract Periods with respect to BA Borrowings.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date, Canadian Term Loan Maturity Date or U.S. Term Loan Maturity Date, as applicable.

SECTION 2.03 Requests for Borrowings. To request any Borrowing, the Canadian Borrower or the Initial Canadian Borrower, as the case may be, shall notify the Administrative Agent of such request by hand delivery or telecopy, a duly completed and executed Borrowing Request (a) in the case of a BA or Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Canadian Prime Rate or ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 5:00 p.m., New York City time, on the Business Day immediately prior to the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Facility Borrowing, U.S. Term I Loan Borrowing, U.S. Term II Loan Borrowing or Canadian Term Loan Borrowing;

(ii) the aggregate amount of the requested Borrowing (expressed in Dollars or Canadian Dollars, as applicable);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”;

(vi) in the case of a Canadian Term Loan Borrowing or a Revolving Facility Borrowing, whether such Borrowing is to be a BA Borrowing or Canadian Prime Rate Borrowing;

(vii) in the case of a BA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “BA Contract Period”; and

(viii) the location and number of the applicable Borrower’s account (or such other account as the applicable Borrower may specify) to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing, unless such Borrowing is a Canadian Term Loan Borrowing or Revolving Facility Borrowing, in which case such Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or BA Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Canadian Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding for all Swingline Loans that will not result in (x) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Canadian Borrower shall notify the Administrative Agent and the applicable Swingline Lender of such request by hand delivery or telecopy of a duly completed and executed Swingline Borrowing Request, not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Administrative Agent shall promptly advise each Swingline Lender of any such notice received from the Canadian Borrower and the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Borrowing. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.04(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent by notice to the Swingline Lenders. The Administrative Agent will make such Swingline Loans available to the Canadian Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the Canadian Borrower with the Administrative Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Facility Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Canadian Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Canadian Borrower in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Canadian Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Canadian Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Canadian Borrower may request the issuance of Letters of Credit for its own account or for the account of any other Loan Party in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. All Letters of Credit shall be issued on a sight basis only.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Canadian Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, with a copy to the Administrative Agent at least two Business Days (or such shorter period agreed to by the Issuing Bank) in advance of the requested date of issuance a request in the form of Exhibit B-2 (a “Request to Issue”) for the issuance of a Letter of Credit. If requested by the applicable Issuing Bank, the Canadian Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such form of letter of credit application, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if after giving effect thereto (i) the Revolving L/C Exposure shall not exceed CND$30.0 million and (ii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments. No Letter of Credit shall be issued, increased in stated amount, or renewed or extended without the prior consent of the Administrative Agent, such consent to be limited to the question of whether such issuance, increase, renewal or extension is being effected on the terms and conditions of this Agreement.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any standby Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (i)(y) of this paragraph (c)); provided further that a Letter of Credit can extend beyond the Revolving Facility Maturity Date if it is cash collateralized on terms reasonably acceptable to the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender (such Revolving Facility Lender in its capacity under this Section 2.05(d), a “Participant”) and each such Participant hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage as in effect from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Canadian Dollars, for the account of the applicable Issuing Bank, such Lender’s Revolving Facility Percentage of each L/C Disbursement made in respect of a Letter of Credit and not reimbursed by the Canadian Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Canadian Borrower for any reason. Each Participant acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and, in the case of a Revolving Facility Lender, that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Canadian Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Canadian Dollars, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the Canadian Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that the Canadian Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that any L/C Disbursement payment be financed with an ABR Revolving Borrowing or Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing, as the case may be. If the Canadian Borrower fails to reimburse any L/C Disbursement under a Letter of Credit when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each relevant Participant of the applicable L/C Disbursement, the payment then due in respect thereof and, in the case of each such Participant, such Participant’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Participant shall pay to the Administrative Agent in Canadian Dollars, its Revolving Facility Percentage of the payment then due from the Canadian Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Participants), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Canadian Dollars, the amounts so received by it from such Participants. Promptly following receipt by the Administrative Agent of any payment from the Canadian Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Participants have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall constitute a Loan and no payment shall relieve the Canadian Borrower of its obligation to reimburse each L/C Disbursement.

(f) Obligations Absolute. The obligation of the Canadian Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Canadian Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder

(irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Canadian Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Canadian Borrower to the extent permitted by applicable law) suffered by the Canadian Borrower that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined by a final and nonappealable decision of court of competent jurisdiction on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Canadian Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Canadian Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Canadian Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Canadian Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to BA Discount Rate Revolving Loans, provided that, if such L/C Disbursement is not reimbursed by the Canadian Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Canadian Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the

Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Canadian Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the fifth Business Day, following the date on which the Canadian Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Canadian Borrower agrees to deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Facility Lenders, an amount in Canadian Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon. The obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. The Canadian Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.12(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Canadian Borrower under this Section 2.05. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Canadian Borrower, in each case, in Permitted Investments and at the risk and expense of the Canadian Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Canadian Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Canadian Borrower under this Agreement. If the Canadian Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.12(b), such amount (to the extent not applied as aforesaid) shall be returned to Canadian Borrower as and to the extent that, after giving effect to such return, the Canadian Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Canadian Borrower may by notice to the Administrative Agent designate up to three Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Promptly upon the issuance or amendment by it of a standby Letter of Credit, an Issuing Bank shall notify the Canadian Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall notify each Lender, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide such Lender with a copy of such issuance or amendment. Each Issuing Bank shall on the first Business Day of each calendar month during which any Letters of Credit issued by such Issuing Bank are outstanding provide the Administrative Agent, by facsimile, with a report detailing the aggregated daily outstandings of each such Letter of Credit issued by it.

SECTION 2.06 BAs.

(a) To facilitate availment of BA Loans, the Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with the Borrowing Request or Interest Election Request relating to a BA Loan pursuant to Section 2.03 or 2.08), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of BAs in the form requested by such Lender. The Canadian Borrower recognizes and agrees that all BAs signed and/or endorsed by a Lender on behalf of the Canadian Borrower shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request or Interest Election Request relating to a BA Loan) to issue such BAs endorsed in blank in such face amounts as may be determined by such Lender; provided, that the aggregate amount thereof is equal to the aggregate amount of BAs required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record, which shall be made available to the Canadian Borrower upon its request, with respect to BAs (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) canceled at their respective maturities. On request by the Canadian Borrower, a Lender shall cancel all forms of BAs which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable Borrowing Request or Interest Election Request. Alternatively, the Canadian Borrower agrees that, at the request of the Administrative Agent, the Canadian Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(b) Drafts of the Canadian Borrower to be accepted as BAs hereunder shall be signed as set forth in this Section 2.06. Notwithstanding that any Person whose signature appears on any BA may no longer be an authorized signatory for any Lender or the Canadian Borrower at the date of issuance of a BA, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such BA so signed shall be binding on the Canadian Borrower.

(c) Promptly following the receipt of a Borrowing Request or Interest Election Request specifying a Borrowing by way of BA Loan, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the BA to be accepted by it and the applicable BA Contract Period (which shall be identical for all Lenders). In the case of each BA Borrowing, the aggregate face amount of the BA to be accepted by a Lender shall be in a minimum aggregate amount of CND$1,000,000 and shall be a whole multiple of CND$500,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing, provided, that the Administrative Agent may in its sole discretion increase or reduce any Lender’s portion of such BA Loan to the nearest $500,000.

(d) If the Canadian Borrower specifies in a Borrowing Request pursuant to Section 2.03 or an Interest Election Request pursuant to Section 2.08 that it desires a BA Loan, subject to the terms and conditions herein, the Lenders shall accept and purchase the BAs from the Canadian Borrower at the BA Discount Rate applicable to such BAs accepted by them and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower. The Acceptance Fee payable by the Canadian Borrower to a Lender under Section 2.13(c) in respect of each BA accepted by such Lender shall be set off against and deducted from the Discount Proceeds payable by such Lender under this Section 2.06(d).

(e) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all BAs accepted and purchased by it.

(f) If a Lender is not a chartered bank named in Schedule 1 to the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept BAs, such Lender will, instead of accepting and purchasing BAs, make an advance (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder (it being the intention of the parties that each BA Equivalent Loan shall have the same economic consequences for each Lender making such BA Equivalent Loan and the Canadian Borrower as the BA that such BA Equivalent Loan replaces, including payment by the Canadian Borrower to each such Lender making such BA Equivalent Loan of the Acceptance Fee). Each such Lender will provide to the Administrative Agent the Discount Proceeds of such BA Equivalent Loan for the account of the Canadian Borrower.

(g) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a BA accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such BA being held, at the maturity thereof, by such Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Lender, as holder, claims payment from or sues the Canadian Borrower on the BA for payment of the amount payable by the Canadian Borrower thereunder.

On the last day of the BA Contract Period of a BA, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased a BA or advanced a BA Equivalent Loan (irrespective of whether such Lender then holds such BA) the full face amount of such BA or BA Equivalent Loan, as the case may be, and, after such payment, the Canadian Borrower shall have no further liability in respect of such BA and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such BA.

(h) Except as provided in Sections 2.06(i), 2.11, 2.12 and 2.22 and as required under Article VII, no BA Loan may be repaid by the Canadian Borrower prior to the expiry date of the BA Contract Period applicable to such BA Loan.

(i) Amounts to be applied pursuant to Section 2.11, Section 2.12 or 2.22 or Article VII to prepay or repay amounts to become due with respect to then outstanding BAs shall be deposited in a Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of BAs on the last day of their respective BA Contract Periods until all amounts due in respect of such outstanding BAs have been repaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective BAs for which the applicable deposit was made have matured and been paid will be released to the Canadian Borrower). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the Canadian Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive control, including the exclusive right of withdrawal for application in accordance with this paragraph (i). The Administrative Agent will, at the request of the Canadian Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with the Canadian Borrower that mature prior to the last day of the applicable BA Contract Periods of the BAs to be prepaid; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. The Canadian Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of BAs on the last day of the applicable BA Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Canadian Borrower, to the extent not necessary for the prepayment of BAs in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder have been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of the Canadian Borrower to satisfy any of the Obligations of the Canadian Borrower in respect of Loans and BAs (and the Canadian Borrower hereby grants to the Administrative Agent a security interest in its Prepayment Account to secure such Obligations).

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York

City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make the proceeds of funds made available to it pursuant to the preceding sentence available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in Toronto, in the case of Loans denominated in Canadian Dollars and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Facility Loans and/or Term Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing of Revolving Facility Loans or Term Loans available to the Administrative Agent, the amount so made available by the Administrative Agent shall be a separate loan to such Borrower which loan the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Canadian Dollars) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Canadian Dollars). If such Lender pays such amount to the Administrative Agent, then such payment shall discharge such Borrower’s obligation to pay such demand loan and from that time shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or BA Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Canadian Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurodollar Borrowing or BA Borrowing, may elect Interest Periods therefor, all as provided in this Section. Any conversion or continuation hereunder shall be in the same currency as the original obligation. The Canadian Borrower may elect different options with respect to different portions of the affected

Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Canadian Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Canadian Borrower were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Canadian Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, or in the case of a Canadian Term Loan Borrowing or Revolving Facility Borrowing, Canadian Prime Rate Borrowing or BA Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or BA Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing or BA Borrowing but does not specify an Interest Period, then the Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Canadian Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or BA Borrowing, as applicable, prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing or BA Borrowing, as applicable, with an Interest Period of one month’s duration commencing on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request

(including a request through electronic means) of the Required Lenders, so notifies the Canadian Borrower, then, so long as an Event of Default is continuing (i) except as provided in clause (iii) below, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or BA Borrowing, as applicable, (ii) unless repaid, each Eurodollar Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration and (iii) unless repaid, each BA Borrowing shall be converted into an ABR Borrowing denominated in Canadian Dollars at the end of the BA Contract Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The U.S. Term II Loan Commitments of each U.S. Term II Lender shall terminate at the end of the U.S. Term II Availability Period. The Canadian Term Loan Commitment and U.S. Term I Loan Commitment of each Canadian Term Lender and U.S. Term I Lender, respectively, shall terminate at 5 p.m. New York City time on the Closing Date.

(b) The Canadian Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments or the Term Loan Commitments, as the case may be; provided that (i) each such reduction of an amount denominated in Dollars shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or Term Loan Commitments, as the case may be), (ii) each such reduction of an amount denominated in Canadian Dollars shall be in an amount that is an integral multiple of CAD$1.0 million and not less than CAD$3.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or Term Loan Commitments, as the case may be) and (iii) Canadian Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.12, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Canadian Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments and/or Term Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Canadian Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments and/or Term Loan Commitments delivered by the Canadian Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Canadian Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.10 Repayment of Loans; Evidence of Debt, etc.

(a) The Canadian Borrower hereby unconditionally promises to pay (i) on the Revolving Facility Maturity Date in Dollars or Canadian Dollars, as applicable, to the Administrative Agent the then unpaid principal amount of each Revolving Facility Loan made to the Initial Canadian Borrower or the Borrower, and (ii) in Dollars or Canadian Dollars, as applicable, to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11. The Canadian Borrower hereby unconditionally promises to pay in Canadian Dollars to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Canadian Borrower on the earlier of the Revolving Facility Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Canadian Borrower, then the Canadian Borrower shall repay all its Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Canadian Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibits E-1, E-2, E-3 or E-4, as the case may be, for the Canadian Term Loans, U.S. Term I Loans, U.S. Term II Loans and Revolving Facility Loans, respectively. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Repayment of Loans.

(a) Subject to adjustment pursuant to paragraph (e) of this Section, the Canadian Borrower shall repay U.S. Term I Loans on (x) the last day of each quarter (each such date being referred to as a “Term I Installment Date”) following the first fiscal quarter after the Closing Date and prior to the U.S. Term Loan Maturity Date in an amount equal to  1/4 of 1% of the original aggregate principal amount of U.S. Term I Loans incurred on the Closing Date, and (y) the U.S. Term Loan Maturity Date in an amount equal to the remaining principal amount of the U.S. Term I Loans; provided, however, that, until the first day following the fifth anniversary of the Closing Date, the Canadian Borrower shall not be required to make any payment (or the applicable portion thereof) under this Section 2.11(a) to the extent that such payment, together with any prepayments of the U.S. Term I Loans made under Section 2.12, would result in payment of principal in respect of the U.S. Term I Loans in an aggregate amount in excess of 25% of the aggregate principal amount of the U.S. Term I Loans made on the Closing Date. Any such payments not made due to the foregoing (reduced by the amount of any subsequent optional prepayments pursuant to Section 2.12(a) of the U.S. Term I Loan Facility) shall be made available by the Canadian Borrower for distribution to the Lenders, pro rata in accordance with the amounts that they would have otherwise been entitled to but for this restriction, on the first day following the fifth anniversary of the date of initial funding of the relevant Loan.

(b) Subject to adjustment pursuant to paragraph (e) of this Section, the Canadian Borrower shall repay U.S. Term II Loans on (x) the last day of each quarter (each such date being referred to as a “Term II Installment Date”) following the first fiscal quarter after the date of the applicable U.S. Term II Loan Borrowing and prior to the U.S. Term Loan Maturity Date in an amount equal to  1/4 of 1% of the original aggregate principal amount of Term Loans incurred on the Closing Date, and (y) the U.S. Term Loan Maturity Date in an amount equal to the remaining principal amount of the U.S. Term Loans; provided, however, that, until the first day following the fifth anniversary of any U.S. Term II Loan Borrowing, the Canadian Borrower shall not be required to make any payment (or the applicable portion thereof) under this Section 2.11(b) to the extent that such payment, together with any prepayments of such U.S. Term II Loans made under paragraph (e) of this Section and Section 2.12, would result in payment of principal in respect of such U.S. Term II Loans in an aggregate principal amount in excess of 25% of the aggregate principal amount of such U.S. Term II Loans made on the date of such U.S. Term II Borrowing. Any such payments not made due to the foregoing (reduced by the amount of any subsequent optional prepayments pursuant to Section 2.12(a) of the U.S. Term II Loan Facility) shall be made available by the Canadian Borrower for distribution to the Lenders, pro rata in accordance with the amounts that they would have otherwise been entitled to but for this restriction, on the first day following the fifth anniversary of the date of initial funding of the relevant Loan.

(c) Subject to adjustment pursuant to paragraph (e) of this Section, the Canadian Borrower promises to repay in Canadian Dollars the Canadian Term Loans at the dates and in the amounts set forth below:

DATE	AMOUNT
09/30/08	CND$	2,500,000
12/31/08	CND$	2,500,000
03/31/09	CND$	2,500,000
06/30/09	CND$	2,500,000
09/30/09	CND$	2,500,000
12/31/09	CND$	2,500,000
03/31/10	CND$	2,500,000

DATE	AMOUNT
06/30/10	CND$	2,500,000
09/30/10	CND$	5,000,000
12/31/10	CND$	5,000,000
03/31/11	CND$	5,000,000
06/30/11	CND$	5,000,000
09/30/11	CND$	40,000,000
12/31/11	CND$	40,000,000
03/31/12	CND$	40,000,000
Canadian Term Loan Maturity Date	CND$	40,000,000

(d) To the extent not previously paid, all Canadian Term Loans and U.S. Term Loans shall be due and payable on the Canadian Term Loan Maturity Date and the U.S. Term Loan Maturity Date, respectively.

(e) Prepayment from Net Cash Proceeds of Prepayment Events and from Excess Cash Flow pursuant to Section 2.12(d) shall be made with respect to the Loans and shall be applied (i) first, to reduce on a pro rata basis between scheduled amortization payments pursuant to Sections 2.11(a), (b) and (c) above; provided, at the election of a U.S. Term Lender in accordance with Section 2.11(f) and subject to as hereinafter provided, the amount so required to be paid on such Lender’s U.S. Term Loans may be allocated to repay the Canadian Term Loans in full prior to prepayment of the U.S. Term Loans held by such U.S. Term Lender and (ii) second, to reduce outstanding Revolving Facility Loans (with a corresponding reduction of Revolving Facility Commitments). To the extent the amount of any required prepayment of Term Loans pursuant to Section 2.11(e) or 2.11(f) exceeds the aggregate principal amount of Term Loans then outstanding, such excess (which may be the entire amount of such required prepayment if no Term Loans were outstanding immediately prior to such required prepayment) shall be applied to repay outstanding Revolving Facility Loans (with a corresponding reduction to the Revolving Facility Commitments). Notwithstanding anything else contained in this Agreement, until the first day following the fifth anniversary of the Closing Date, the Canadian Borrower shall not be required to make any payment of a U.S. Term Loan (or the applicable portion thereof) under this Section 2.11(e) (each such payment or portion thereof referred to herein as an “Excess Amount”) to the extent that such payment, together with any prepayments of such U.S. Term Loan made under Section 2.11(a) or (b), as applicable, would result in payment of principal in respect of such U.S. Term Loan in an aggregate amount in excess of 25% of the aggregate amount of such U.S. Term I Loan made on the Closing Date, or in the case of a U.S. Term II Loan, on the date such U.S. Term II Loan was made. Any such payments not made due to the foregoing (reduced by the amount of any subsequent optional prepayments of such U.S. Term I Loan made pursuant to Section 2.12 of the U.S. Term Loan Facility) shall be made available by the Canadian Borrower for distribution to the Lenders, pro rata in accordance with the amounts that they would have otherwise been entitled to but for this restriction, on the first day following the fifth anniversary of the date of initial funding of such U.S. Term Loan.

(f) Any Lender holding Term Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment required to be made pursuant to Section 2.11(e) (which, for greater certainty, would not include any Excess Amount as this term is defined in Section 2.11(e)), not to have such prepayment applied to such Lender’s U.S. Term Loans, in which case the amount not so applied shall be (x) first applied to repay the Canadian Term Loans (or Revolving Loans denominated in Canadian Dollars) and (y) otherwise retained by the Canadian Borrower (and applied as it elects).

(g) Prior to any repayment of any Borrowing under any Facility hereunder, the Canadian Borrower shall select the Borrowing or Borrowings under such Facility to be repaid and shall notify the Administrative Agent in writing of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing or Canadian Prime Rate Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing or BA Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Canadian Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing of such selection not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Except as provided in Section 2.14(d), repayments of Borrowings shall be accompanied by accrued interest on the amount repaid. Any repayment of Loans denominated in Canadian Dollars shall be allocated first to Canadian Prime Rate Loans and second to BA Loans in accordance with the provisions of Section 2.06(i).

SECTION 2.12 Prepayments, etc.

(a) The Canadian Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (other than any BA Borrowing), without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(g), provided that such optional prepayments of the Term Loans shall be applied between the Canadian Term Loans, U.S. Term I Loans and U.S. Term II Loans on a pro rata basis to reduce on a pro rata basis the scheduled amortization payments pursuant to Sections 2.11(a), (b) and (c) above.

(b) In the event and on such occasion that the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Canadian Borrower under the Revolving Facility shall prepay Revolving Facility Borrowings and/or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to the Initial Canadian Borrower or the Canadian Borrower, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c) Holdings shall cause to be applied all Net Cash Proceeds promptly upon receipt thereof by Holdings or any Restricted Subsidiary to prepay Term Loan Borrowings and/or Revolving Facility Borrowings in accordance with paragraph (e) of Section 2.11.

(d) Not later than 90 days after the end of each Excess Cash Flow Period, Holdings shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall cause to be applied an amount equal to the Required Percentage of such Excess Cash Flow to prepay Term Loan Borrowings and/or Revolving Facility Borrowings in accordance with paragraph (e) of Section 2.11. Not later than the date on which Holdings is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), Holdings will deliver to the Administrative Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

SECTION 2.13 Fees.

(a) The Canadian Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 5 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Revolving Facility Commitment Fee”) in Canadian Dollars on the daily amount of the Available Revolving Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitment of such Lender shall be terminated) at a rate equal to (i) 0.50% per annum until and including the date that is the 90th day after the Closing Date and (ii) following the date that is 90 days after the Closing Date, at the Revolving Commitment Fee Rate indicated in the definition of “Applicable Margin.” In addition, Canadian Borrower shall pay to each Lender with (x) an unfunded Revolving Commitment, (y) an unfunded U.S. Term II Loan Commitment or (z) a Canadian Term Loan Commitment a fee, at a rate equal to 1.00% of such commitments on the Closing Date. All Revolving Facility Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Revolving Facility Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Revolving Facility Commitment Fee is calculated shall be deemed to be zero. The Revolving Facility Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Canadian Borrower agrees to pay from time to time (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Canadian Dollars on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for BA Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Canadian Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to  1/4 of 1% per annum of the daily stated amount (or, if applicable, the Canadian Dollar Equivalent) of such Letter of Credit) (with the minimum annual fronting fee for each Letter of Credit to be not less than CDN$500) plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Canadian Borrower agrees to pay to the Administrative Agent, for the accounts of each Lender making a BA Loan, on the date of such Loan, a fee, in Canadian Dollars, calculated by multiplying the face amount of each BA (or, if applicable, the principal amount of each BA Equivalent Loan before discounting) comprising the BA Loan by the product of (i) the Applicable Margin for such BA Loan and (ii) a fraction, the numerator of which is the number of days in the BA Contract Period applicable to such BA (or BA Equivalent Loan) and the denominator of which is 365 or 366, as applicable (“Acceptance Fees”).

(d) The Canadian Borrower (on behalf of itself and the U.S. Borrower) agrees to pay to the Administrative Agent for the account of each Lender (i) on the date of any U.S. Term II Borrowing, (ii) on the U.S. Term II Availability Termination Date and (iii) 10 Business Days after the last day of March, June, September and December in each year, a commitment fee (a “U.S. Term II Loan Commitment Fee”), which shall accrue at a rate equal to one-half times the Applicable Margin for U.S. Term II Loans maintained as Eurodollar Loans per annum on the average daily unused amount of the U.S. Term II Commitment of such Lender during the U.S. Term II Availability Period. All U.S. Term II Loan Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Canadian Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Agent Fees”).

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.14 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan and excluding each BA Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any Fees or other amount payable by the Canadian Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue principal amount shall bear interest, and each such other overdue amount shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (except, in the case of BA Loans, in which case such overdue principal shall bear interest at the rate of 2% plus the Applicable Margin for BA Loans) or (ii) in the case of any other amount, 2% plus the rate applicable to Revolving Facility Loans that are ABR Revolving Loans as provided in paragraph (a) of this Section or (B) if the Canadian Borrower is subject to any insolvency or bankruptcy proceedings, the Loans shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section; provided that this paragraph (c) shall not apply to any payment or bankruptcy default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments, (iii) in the case of the Canadian Term Loans, on the Canadian Term Loan Maturity Date and (iv) in the case of U.S. Term Loans, on the U.S. Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, BA Discount Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

(f) Criminal Interest Rate/Interest Act (Canada).

(i) For purposes of the Interest Act (Canada), whenever any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii) If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Lender under any Loan Documents in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 2.14 and the amount of discount applicable to BA Loans made under this Agreement and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(iii) Notwithstanding clause (ii) above, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the Canadian Borrower.

(iv) Any amount or rate of interest referred to in this Section 2.14(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be prorated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.

SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or BA Discount Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders under a Facility that the Adjusted LIBO Rate, the LIBO Rate or BA Discount Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Canadian Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Canadian Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or BA Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto to an ABR Borrowing.

SECTION 2.16 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or BA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or BA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the Canadian Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the Canadian Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (as well as reasonably detailed calculations thereof) shall be delivered to the Canadian Borrower and shall be prima facie evidence of the amounts thereof. The applicable Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or issuing Bank shall notify the Canadian Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Canadian Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Canadian Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan or BA Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Canadian Borrower pursuant to Section 2.20, then, in any such event, the Canadian Borrower shall compensate each Lender for the loss, cost and expense (but exclusive of lost profit or margin) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. In the case of any BA Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) in the case of an event described in clause (c) above, the face amount of the BAs accepted and purchased by such Lender (or, if applicable, the principal amount of the BA Equivalent Loan made) for the purpose of such BA Loan minus the Discount Proceeds of such BAs (or BA Equivalent Loan) and (ii) in the case of an event described in clause (d) above, the face amount of such BAs

(or, if applicable, the principal amount of such BA Equivalent Loan) minus amounts received as a result of such assignment, over the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid at the commencement of such period for deposits in Canadian Dollars of a comparable amount and period from other banks in the Canadian interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Canadian Borrower and shall be prima facie evidence of the amounts thereof. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Agents, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (accompanied by official receipts, if available, of the relevant Governmental Authority evidencing payment of Indemnified Taxes or Other Taxes by Lender or Agents), delivered to the applicable Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such

Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, such properly completed and executed documentation prescribed by applicable law and at such times as may reasonably be requested by such Borrower, in either case to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States or Canada if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or to the extent it would otherwise be disadvantageous to such Lender in any material respect.

(f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) Each initial Canadian Lender represents and warrants to the Borrowers that on the Closing Date (a) it is an Eligible Canadian Lender and (b) it has no present intention to withdraw from this Agreement. Upon the written request of the Administrative Agent or the Canadian Borrower acting reasonably, each such Canadian Lender shall use its best efforts to deliver to the Administrative Agent and the Canadian Borrower such certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by such Canadian Lender, to confirm the continuing accuracy of the foregoing representation, or alternatively to provide notice to the Administrative Agent and the Canadian Borrower that such representation is no longer accurate and indicating the circumstances which have resulted in the representation no longer being accurate (including if applicable such Canadian Lender’s place of residency outside of Canada for relevant purposes of Part XIII of the Income Tax Act (Canada) and any applicable tax treaty). If a Canadian Lender ceases to be or any assignee of a Canadian Lender under Section 9.04(b) or a Loan Participant that acquires a participation from a Canadian Lender under Section 9.04(c) or successor of a Canadian Lender pursuant to Section 2.05(i) is not an Eligible Canadian Lender, such Canadian Lender or assignee or Loan Participant or successor shall promptly deliver a notice to the Administrative Agent and the Canadian Borrower indicating that it is not an Eligible Canadian Lender and confirming its place of residency for relevant purposes of Part XIII of the Income Tax Act (Canada) and any applicable tax treaty.

SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or in the case of the Canadian Borrower, reimbursement of L/C Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18, and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) the discount and BA Acceptance Fees in respect of any BA Loan shall be made in Canadian Dollars, (iii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(j), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iv) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, in the case of the Canadian Borrower, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Canadian Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to Holdings or any of its Subsidiaries thereof (as to which the provisions of this paragraph (c) shall apply).

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in Canadian Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06 (d), 2.07(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Canadian Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Canadian Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.21 Increase in Commitments.

(a) Borrower Request. The Canadian Borrower may by written notice to the Administrative Agent elect to request prior to the U.S. Term Loan Maturity Date the establishment of one or more new U.S. Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $250.0 million in the aggregate. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Canadian Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each potential Lender to whom the Canadian Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; and

(iii) the Canadian Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the U.S. Term Loans (it being understood that Incremental Term Loans may be a part of the U.S. Term Loans);

(ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing U.S. Term Loans;

(iii) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the U.S. Term Loan Maturity Date;

(iv) the Applicable Margins for the Incremental Term Loans shall be determined by the Canadian Borrower and the Lenders of the Incremental Term Loans and may be different from the Applicable Margins otherwise set forth herein; and

(v) to the extent that the terms and provisions of Incremental Term Loans are not identical to the U.S. Term Loans (except to the extent permitted by clauses (ii), (iii) and (iv) above) they shall be reasonably satisfactory to the Administrative Agent.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Canadian Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21. In addition, unless otherwise specifically provided herein, all references in Loan Documents to U.S. Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are U.S. Term Loans made pursuant to this Agreement.

(d) Making of New Term Loans. On any Increase Effective Date on which new Commitments for U.S. Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a U.S. Term Loan to the Canadian Borrower in an amount equal to its new Commitment.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests and other Liens created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the security interests and other Liens granted by the Security Documents continue to be perfected under the UCC or PPSA or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

SECTION 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans or BA Loans, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or BA Loans or to convert ABR Borrowings to Eurodollar Borrowings (if such ABR Borrowings are denominated in Dollars) or BA Loans (if such ABR Borrowings are denominated in Canadian Dollars), as applicable, shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) for Loans denominated in Canadian Dollars (A) convert all BA Loans of such Lender to ABR Borrowings denominated in Canadian Dollars, either on the last day of the Interest Period therefor, if such Lender may lawfully maintain such BA Borrowings to such day, or immediately, prepay such BA Borrowing in the manner provided for in Section 2.06(i), if such Lender may not lawfully continue to maintain such Loans as BA Borrowing, or (ii) for Loans denominated in Dollars, convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each Loan Party and each of their Restricted Subsidiaries (a) is a partnership, limited partnership, limited liability company, exempted company or corporation duly organized and validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Canadian Borrower or Initial Canadian Borrower, as applicable, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company, partnership or limited partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws or articles of association of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC and PPSA financing statements and applications for registration in the PMRR, and filings to perfect security interests in intellectual property, (b) recordation of the Mortgages, (c) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, Industry Canada (and, if required, the CRTC) or any Governmental Authority outside of the United States of America or Canada as may be required in connection with the exercise of rights under the Security Documents following an Event of Default, (d) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, Industry Canada or any Governmental Authority outside of the United States of America or Canada as may be required in the ordinary course of business of Holdings and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements.

(a) Holdings has heretofore furnished to the Lenders (i) the audited consolidated balance sheets as of December 31, 2006 and 2005 and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and the unaudited interim consolidated balance sheet as of June 30, 2007 and the related unaudited interim consolidated statements of income and cash flows of the Company and its subsidiaries for the six-month period ended June 30, 2007 and (ii) the audited consolidated balance sheets as of December 31, 2006 and 2005 and the related audited consolidated statements of income and cash flows of Skynet and its subsidiaries for the fiscal year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 and the unaudited interim consolidated balance sheet as of June 30, 2007 and the related unaudited interim consolidated statements of income and cash flows of Skynet and its consolidated subsidiaries for the six-month period ended June 30, 2007. The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, as audited by Deloitte & Touche LLP, an independent registered public accounting firm, present fairly in all material respects the financial position of the Company and its subsidiaries as of December 31, 2004, 2005 and 2006, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2006 is in conformity with Canadian GAAP (with a reconciliation footnote which indicates differences from U.S. GAAP). The unaudited interim financial statements furnished to the Lenders for the Company and its subsidiaries present fairly in all material respects the financial position of the Company and its subsidiaries as of June 30, 2007 and for the period then ended in accordance with Canadian GAAP (with a reconciliation footnote which indicates differences from U.S. GAAP). The consolidated balance sheets of Skynet and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004, as audited by Deloitte & Touche LLP, an independent registered public accounting firm, present fairly in all material respects the financial position of Skynet and its subsidiaries as of December 31, 2005 and 2006, and the results of their operations and cash flows of the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 is in conformity with U.S. GAAP. The unaudited interim financial statements furnished to the Lenders for Skynet and its subsidiaries present fairly in all material respects the financial position of Skynet and its subsidiaries as of June 30, 2007 and for the six-month period then ended in accordance with U.S. GAAP.

(b) Holdings has heretofore furnished to the Lenders its unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the related unaudited pro forma consolidated statement of income for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the related unaudited pro forma consolidated statement of income for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007 (i) comply as to form in all material respects with the applicable accounting requirements of Regulations S-X, promulgated under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Registration Statement on Form S-1 thereunder and (ii) have been properly computed on the basis described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. Such pro forma consolidated balance sheets and the related unaudited pro forma consolidated statements of income have been prepared in good faith based on the assumptions believed by Holdings to have been reasonable at the time made and to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation).

SECTION 3.06 No Material Adverse Effect. Since September 30, 2006 (but after giving effect to the Transactions) no Material Adverse Effect has occurred.

SECTION 3.07 Title to Properties; Possession Under Leases; Casualty Proceeds.

(a) Each of the Loan Parties and their Restricted Subsidiaries has good and marketable title to all real property and good title to all personal property owned by it and good and marketable title to a leasehold estate in the real and personal property leased by it, free and clear of all liens, charges, encumbrances or restrictions, except (i) as set forth in Schedule 3.07 and (ii) as created or expressly permitted by Section 6.02, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Loan Parties and their Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Loan Parties and their Restricted Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, industrial designs, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of the Loan Parties or their Restricted Subsidiaries have received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of the Loan Parties and their Restricted Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.03.

(f) As of the Closing Date, neither the Company nor any Restricted Subsidiary has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property except where such Casualty Event could not reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.02.

(g) As of the Closing Date, none of the Loan Parties or their Subsidiaries have received any notice of or has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property owned by it and has no knowledge of any state of facts that may exist which could give rise to any such claims, except in each case where such dispute or claim could not be reasonably likely to have a material adverse effect on the intended use of such Mortgaged Property.

SECTION 3.08 Subsidiaries.

(a) As of the Closing Date, after giving effect to the Transactions the corporate structure of Holdings and its Restricted Subsidiaries is in all material respects as set forth on Schedule 3.08(a).

(b) Schedule 3.08(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Material Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(c) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Loan Parties, the Company or any of their Restricted Subsidiaries, except as set forth on Schedule 3.08(c).

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings, threatened in writing against or affecting Holdings or any of its Restricted Subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Loan Parties, the Material Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations.

(a) None of the Loan Parties and their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act. None of the Loan Parties and their Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. After the Closing Date, Borrowers will use the proceeds of Revolving Facility Loans, Swingline Loans and the issuance of Letters of Credit solely for general corporate purposes and, from and after the Closing Date, to the extent the amount of the Term Loan proceeds are less than par, an amount of Revolving Facility Loans and Swingline Loans may be used for the purposes set forth in the next sentence. The Initial Canadian Borrower will use the proceeds of Canadian Term Loans and U.S. Term I Loans incurred on the Closing Date solely to finance, in part, the Acquisition and the Refinancing and to pay fees and expenses incurred in connection with the Transactions. The Initial Canadian Borrower may only incur Canadian Term Loans and U.S. Term I Loans on the Closing Date and the U.S. Borrower shall not incur any borrowings other than in accordance with Section 9.23. The Borrowers will use the proceeds of U.S. Term II Loans to fund Capital Expenditures (and to repay Indebtedness previously incurred to fund Capital Expenditures) relating to the Anik F3, Nimiq 4, Nimiq 5 and T11N satellites and pay fees and expenses incurred in connection therewith. Notwithstanding the foregoing, Borrower may borrow up to CDN$7,500,000 of Swingline Loans and/or Revolving Loans to fund interest payments on BA Rate Loans and for general corporate purposes, respectively.

SECTION 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) each of the Loan Parties (i) has timely filed or caused to be timely filed all U.S. and Canadian federal, state, provincial, local and other non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct, which returns, if not filed or not true and correct, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Intermediate Holdco, the Company or any of the Material Subsidiaries (as the case may be) has set aside on its books adequate reserves which Taxes, if not timely paid, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) each of Holdings, the Borrowers and the Material Subsidiaries has paid in full or made adequate provision (in accordance with U.S. or Canadian GAAP, as applicable) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(c) with respect to each of Holdings, the Borrowers and their Material Subsidiaries, (i) there are no audits, investigations or claims being asserted in writing with respect to any Taxes which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service, Canada Revenue Agency, Quebec Ministry of Revenue or, with respect to any potential Tax liability, any other taxing authority which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. (a) All information, other than the projections described below, that has been or is hereafter made available to any Arranger or any of the Lenders by any Loan Party or Subsidiary or any of their respective representatives (or on such Loan Party or Subsidiary’s behalf) or to such Loan Party or Subsidiary’s knowledge by any of the Company or any of its affiliates or representatives (or on their behalf) in connection with any aspect of the Transactions (the “Information”) is and will be complete and correct in all material respects as of the date such Information was furnished to the Lenders and (in the case of Information delivered prior to the Closing Date) as of the Closing Date and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made and (b) all material financial projections (including the Projections and information delivered pursuant to Section 5.04(f)) concerning the Loan Parties that have been or are hereafter made available to any Joint Lead Arranger or any of the Lenders by any Loan Party or Subsidiary or their respective representatives (or on such Loan Party or Subsidiary’s behalf) or to such Loan Party or Subsidiary’s knowledge by any of the Company or its affiliates or representatives (or on their behalf) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time made.

SECTION 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, the Restricted Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law. No Reportable Event has occurred during the past five years as to which Holdings, any of the Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of Holdings, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Restricted Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Non-U.S. Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and published interpretations thereunder and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. None of Holdings, the Company or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan. The excess, if any, of the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, over the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities could not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Canadian Plans are duly established, registered, administered and invested in compliance with the terms thereof, any applicable collective agreements and Applicable Canadian Pension Legislation (including the Income Tax Act (Canada)); (ii) no events have occurred and no action has been taken by any Person which would reasonably be likely to result in the wind-up or termination, in whole or in part, of any Canadian Plan, whether by declaration of any federal or provincial pension regulatory authority or otherwise; (iii) none of the obligors or any of their respective Subsidiaries has withdrawn any assets held in respect of any Canadian Plan except as permitted under the terms thereof and Applicable Canadian Pension Legislation and all reports, returns and filings required to be made thereunder have been made; (iv) no Canadian Plan has a solvency deficiency or going concern unfunded liability that is not funded in accordance with the regular funding requirements under Applicable Canadian Pension Legislation; (v) all contributions, premiums and other payments required to be paid to or in respect of each Canadian Plan have been paid in a timely fashion in accordance with the terms thereof and Applicable Canadian Pension Legislation, and no Taxes, penalties or fees are owing or eligible in respect of any Canadian Plan; (vi) no actions, suits, claims or proceedings are pending or, to the knowledge of the obligors, threatened in respect of any Canadian Plan or its assets, other than routine claims for benefits; and (vii) no Canadian Plan is a multi-employer plan within the meaning of Applicable Canadian Pension Legislation.

SECTION 3.16 Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrowers or any of the Material Subsidiaries relating to Holdings, the Borrowers or any of the Material Subsidiaries, and there are no judicial, administrative or other actions, claims, suits or proceedings relating to Holdings, the Borrowers or any of the Material Subsidiaries pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws, (ii) each of Holdings, the Borrowers and the Material Subsidiaries has all permits necessary for its current operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) there has been no written environmental audit Phase I or Phase II Environmental Assessment conducted since January 1, 2003 by Holdings, the Borrowers or any of the Material Subsidiaries of any property currently owned or leased by Holdings, the Borrowers or any of the Material Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv) there has been no Release of any Hazardous Materials at, on, under or from any property currently, or to the knowledge of Holdings, the Borrowers or any of the Material Subsidiaries formerly owned or leased by Holdings, the Borrowers or any of the Material Subsidiaries which would reasonably be expected to result in any liability of Holdings, the Borrowers or any of the Material Subsidiaries under any Environmental Law, (v) no Hazardous Material generated, owned or controlled by Holdings, the Borrowers or any of the Material Subsidiaries has been transported to, or treated or disposed of at, any location in a manner that would reasonably be expected to result in any liability of any of them under any Environmental Laws, (vi) neither Holdings, the Borrowers or any of the Material Subsidiaries are currently conducting or financing, either individually or together with other potentially responsible parties, any investigation, response or other corrective action at any location pursuant to any Environmental Law, (vii) neither Holdings, the Borrowers or any of the Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws.

SECTION 3.17 Security Documents. Each of the Security Documents entered into on the Closing Date is effective to create in favor of the Collateral Agent (for the benefit of the Secured Creditors)

a legal, valid and enforceable security interest or hypothec opposable to third parties, as applicable, in or on the Collateral described therein (subject to any limitations specified therein). In the case of the Pledged Collateral described in any of such Security Documents the security interest in which is perfected by delivery thereof, when certificates or promissory notes, as applicable, representing such Pledged Collateral (and related stock or bond powers) are delivered to the Collateral Agent, and in the case of the other Collateral described in any such Security Document, when financing statements and other filings, recordings or action specified in each Security Document in appropriate form are filed in the offices specified (or action taken as specified) in each such Security Document, the Collateral Agent (for the benefit of the Secured Creditors) shall have a fully perfected Lien on, and security interest in or published hypothec on (as applicable), all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations secured thereby, in each case prior and superior in right to any other person (except, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

SECTION 3.18 Location of Real Property and Leased Premises.

(a) Schedule 3.18(a) lists completely and correctly as of the Closing Date all material real property owned by each Loan Party and the addresses thereof. Each Loan Party owns in fee all the real property set forth as being owned by them on such Schedule.

(b) Schedule 3.18(b) lists completely and correctly as of the Closing Date all material real property leased by each Loan Party and the addresses thereof. As of the Closing Date, each Loan Party has valid leases in all the real property set forth as being leased by them on such Schedule.

SECTION 3.19 Solvency.

(a) Immediately after giving effect to the Transactions (1) (i) the fair value of the assets of Holdings and its Restricted Subsidiaries taken as a whole, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Restricted Subsidiaries taken as a whole; (ii) the present fair saleable value of the property of Holdings and its Restricted Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of Holdings and its Restricted Subsidiaries taken as a whole on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (2) (i) the property of Holdings and its Restricted Subsidiaries taken as a whole, if disposed of (as a going concern) at a fairly conducted sale under legal process, would be sufficient to enable payment of all their obligations, due and accruing due, (ii) the property of Holdings and its Restricted Subsidiaries taken as a whole, is, at a fair valuation, sufficient to enable payment of all their obligations, due and accruing due; (iii) none of the Canadian Loan Parties has ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) Holdings and its Restricted Subsidiaries are able to meet their obligations as they generally become due.

(b) Neither Holdings nor any Borrower intends to, and does not believe that it or any of the Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20 Labor Matters. There are no strikes pending or threatened against Holdings, the Borrowers or any of the Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Borrowers and the Material Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Holdings, Intermediate Holdco or any of the Material Subsidiaries or for which any claim may be made against Holdings, the Borrowers or any of the Material Subsidiaries, on account of wages and employee health and welfare and employment insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrowers or such Material Subsidiary to the extent required by Canadian GAAP. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrowers or any of the Material Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrowers or any of the Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21 Foreign Asset Control Regulations, Anti-Terrorism Laws and Anti-Money Laundering Laws and the Patriot Act.

(a) None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate any Requirements of Law imposed by the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (“TWEA”) or any of the foreign assets control regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 C.F.R., Subtitle B, Chapter V, as amended) (“OFAC”) (the “Foreign Assets Control Regulations”), or any Requirement of Law relating to Anti-Terrorism Laws and Anti-Money Laundering Laws, as defined herein, except where such violation is not reasonably likely to expose Lenders to material liability or material detriment, including reputational harm.

(b) To the knowledge of Holdings, neither it nor any of its Subsidiaries nor any other Loan Party or Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws and Anti-Money Laundering Laws; or

(iv) a Person that is named on the list of “Specially Designated Nationals and Blocked Persons” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of each Borrower, neither the Borrowers nor any of their Subsidiaries nor any other Loan Party or Affiliate or broker or other agent of any Loan Party engages in transactions, with any Person described in Sections 3.21(b)(i) through (iv), except where such transactions would not be reasonably likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 3.22 FCC Licenses, etc. As of the date hereof, Schedule 3.22 accurately and completely lists for each Satellite (a) all space station licenses for the launch and operation of Satellites with C-band or Ku-band transponders issued by the FCC to Holdings or any Restricted Subsidiary and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America (including Industry Canada) to launch and operate any such Satellite. As of the date hereof, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 3.22 with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC, U.S. Department of Justice, Industry Canada or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable. Except as could not reasonably be expected to have a Material Adverse Effect, each such license is validly issued and in full force and effect, and Holdings and its Restricted Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

SECTION 3.23 Satellites. Schedule 3.23 accurately and completely lists as of the date hereof each of the Satellites owned by Holdings and its Restricted Subsidiaries on the date hereof, and sets forth for each such Satellite that is in orbit the orbital slot and number and frequency band of the transponders on such Satellite.

SECTION 3.24 Subordination of Senior Subordinated Indebtedness. The Obligations are “Senior Indebtedness,” the Guaranteed Obligations are “Guarantor Senior Indebtedness” and each of the Obligations and Guaranteed Obligations are “Designated Senior Indebtedness,” each within the meaning of the Senior Subordinated Bridge Loan Documents and when executed and delivered the Senior Subordinated Exchange Notes (and the indenture governing such notes).

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of the making of each Loan and on the date of each issuance of, or amendment that increases the stated amount of, a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Request to Issue such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof (or, in respect of credit events on the Closing Date only, the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.10 and 3.11 only) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance or amendment that increases the stated amount of such Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) All of the conditions specified in Section 4.02 shall have been satisfied or waived on the Closing Date.

(e) With respect to any U.S. Term II Loan Borrowing, no more than 15 borrowings (inclusive of such Borrowing) shall have occurred and the minimum amount of any U.S. Term II Loan Borrowings shall be $10.0 million.

Each Borrowing and each issuance of, or amendment that increases the stated amount of, a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Borrowing, issuance or amendment as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Syndication Agent, the Collateral Agent, the Lenders and each Issuing Bank on the Closing

Date, a favorable written opinion of (i) Willkie Farr & Gallagher LLP, special New York counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit N attached hereto, (ii) McCarthy Tetrault LLP, Canadian counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit O-1 attached hereto, (iii) McCarthy Tetrault LLP, Canadian counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit O-2 attached hereto, (iv) Levene Tadman Gutkin Golub, Manitoba counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, (v) Peterson, Stang and Malakoe, Nunavut counsel for the Loan Parties, in form reasonably satisfactory to the Administrative Agent and (vi) Stewart, McKelvey, Stirling & Scales, Nova Scotia counsel for the Loan Parties, in form reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings hereby instructs its counsel to deliver such opinions.

(c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received in the case of each person that is a Loan Party on the Closing Date each of the items referred to in clauses (ii), (iii), (iv) and (v) below:

(i) a copy of the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (x) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing under the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), or (y) in the case of a partnership or limited liability company, certified by the manager, Secretary or Assistant Secretary or other appropriate officer of each such Loan Party;

(ii) a certificate of the manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement, articles of association or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, which shall be a date prior to the date of the resolutions described in clause (B) above,

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution, winding-up or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of another officer, director or attorney-in-fact as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent may reasonably request (including, without limitation, tax identification numbers and addresses).

(e) The Collateral and Guarantee Requirements shall have been satisfied or waived by the Administrative Agent.

(f) The Acquisition Agreement (together with all exhibits and schedules thereto), shall not have been amended or modified in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld). There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Holdings of the Acquisition Documents. The Acquisition shall have been consummated (or shall be consummated concurrently with the closing under this Agreement) in accordance in all material respects with the terms and conditions of the Acquisition Agreement (without amendment, modification or waiver thereof which is materially adverse to the Lenders without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld).

(g) The Equity Financing shall have been consummated.

(h) Initial Canadian Borrower and Canadian Borrower shall have received gross cash proceeds (calculated before underwriting fees) of (i) not less than $692,825,000 from the

Senior Bridge Loans and (ii) not less than $217,175,000 from the Senior Subordinated Bridge Loans. There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Holdings of the Senior Loan Documents and Senior Subordinated Loan Documents.

(i) After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Senior Bridge Loans, (iii) the Senior Subordinated Bridge Loans and (iv) other Indebtedness permitted pursuant to Section 6.01.

(j) The Skynet Contribution shall have been consummated (or shall be consummated on the Closing Date) in accordance in all material respects with the terms and conditions of the Skynet Contribution Documents (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent) and all applicable laws.

(k) The Refinancing shall have been consummated (or shall be consummated concurrently with the closing under this Agreement or, in the case of the redemption of the preferred stock of Skynet, funds sufficient to pay the redemption price in full shall have been irrevocably deposited in trust for such purpose with Mellon Investor Services LLC, or, in the case of the letters of credit issued under the Bank of Montreal credit agreement arrangements to cash collateralize such letters of credit shall have been made). The lien securing the Skynet Bonds shall have been released and the Canadian Borrower shall have delivered evidence thereof to the Administrative Agent (and the Administrative Agent shall have acknowledged receipt thereof). The Company shall have given irrevocable notice of redemption of the Telesat Notes (or made arrangements with the trustee in respect thereof to provide such notice) and shall have deposited funds in a segregated account with The Bank of Nova Scotia sufficient to pay the redemption price. Payoff letters in respect of the existing credit facility between the Company and Bank of Montreal and loan agreement between Skynet and Valley National Bank, each in form and substance reasonably satisfactory to the Administrative Agent, shall have been delivered.

(l) The Lenders shall have received the financial statements referred to in Sections 3.05(a) and (b).

(m) The Lenders shall have received the Projections.

(n) No provision of any applicable law or regulation and no judgment or order shall prohibit the consummation of the Transactions except for laws, regulations, judgments or orders which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure of which to take, make or obtain would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or are not required pursuant to Agreed Security Principles. For purposes of this clause (n), the term Transactions shall not include the Acquisition.

(o) The Administrative Agent shall have received all fees payable to it, the Arrangers or any other Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and Osler, Hoskin & Harcourt LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(p) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 9.19, provided such information shall have been requested at least 5 Business Days in advance of the Closing Date.

(q) There shall not have occurred, following September 30, 2006 and prior to the Closing Date, a Material Adverse Effect (as such term is defined in the Acquisition Agreement) with respect to Company and its Subsidiaries as determined by the Lenders who hold a majority of the commitments with respect to the Facilities.

(r) The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, dated the Closing Date and signed by the chief financial officer of Holdings.

(s) The Administrative Agent shall have received an officer’s certificate in the Form of Exhibit L, dated the Closing Date and signed by an officer of Holdings certifying that all the conditions in Sections 4.01(b), (c) and (d) have been met.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Loan Parties covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and (other than Sections 5.04 and 5.05) will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Holdings or a Wholly Owned Subsidiary of Holdings in such liquidation or dissolution; provided that, except as otherwise permitted under Section 6.03, Subsidiary Loan Parties may not be liquidated into Non-Subsidiary Loan Parties unless the liquidation is treated as an Investment and permitted by Section 6.05 or such liquidation is set forth on Schedule 6.03.

(b) Except where the failure is not reasonably likely to have a Material Adverse Effect, do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, industrial designs, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all respects with all applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement) and (iv) subject to Permitted Liens, keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property and protect, preserve and defend all its right, title and interest in the Mortgaged Property and title thereto.

(c) Notify the Administrative Agent promptly upon obtaining knowledge of the pendency of any proceedings for the eviction of the any of the Loan Parties and their Subsidiaries from the Mortgaged Property owned or leased by it or any part thereof by paramount title. The Administrative Agent may participate in such proceedings and Holdings will deliver or cause to be delivered to the Administrative Agent all instruments requested by the Administrative Agent to permit such participation. In any such proceedings, the Administrative Agent may be represented by counsel satisfactory to it at the reasonable expense of Holdings. If, upon the resolution of such proceedings, the Loan Party owning or leasing such Mortgaged Property shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be treated as Net Cash Proceeds from a condemnation event and the Net Cash Proceeds thereof shall be applied in accordance with the provisions herein.

SECTION 5.02 Insurance.

(a) Generally. Holdings will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Canadian Borrower believes (in the good faith judgment of the management of the Canadian Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) Covered Satellites. Holdings will, and will cause each of its Restricted Subsidiaries to, maintain insurance with respect to Satellites as follows:

(i) All Risks Insurance. Holdings will procure or will cause each Satellite Manufacturer to procure at its own expense and maintain in full force and effect, at all times prior to the Launch of any satellite purchased by Holdings or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, All Risks Insurance with such terms as are reasonably commercially available and customary in the industry with respect to such satellite, it being understood that if a Satellite Manufacturer procures All Risks Insurance for satellites in accordance with the requirements of the applicable Satellite Purchase Agreement, Holdings’ obligations under this clause (i) with respect to such satellites shall be satisfied. In no event shall Holdings be required to, or be required to cause any Satellite Manufacturer to, procure or maintain All Risks Insurance to insure risks that may be required to be insured by, or that covers the same risks or the same period of coverage as, Launch Insurance.

(ii) Launch Insurance. Holdings will, or will cause the relevant Satellite Manufacturer to, obtain, maintain and keep in full force and effect with respect to each Covered Satellite that is to be launched, Launch Insurance (it being understood that if a Satellite Manufacturer procures Launch Insurance for Covered Satellites in accordance with the terms of this clause (ii), Holdings’ obligations under this clause (ii) with respect to such Covered Satellites shall be satisfied), to be procured prior to the launch of such Covered Satellite, which insurance shall attach not later than at Launch and continue in full force and effect until no sooner than the completion of initial in-orbit testing, provided that Holdings shall have no obligation to obtain or maintain Launch Insurance for any satellite for which there is neither risk of loss to Holdings or a Restricted Subsidiary nor an obligation by Holdings or a Restricted Subsidiary to make any payments to the Satellite Manufacturer that exceed $5 million in the aggregate prior to risk of loss passing to Holdings or Restricted Subsidiary. The Launch Insurance for each Covered Satellite:

(A) shall provide coverage for all of the risks of loss of and damage to such Covered Satellite (other than any risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer in accordance with the terms of the applicable Satellite Purchase Agreement), including for partial loss, constructive total loss and total loss, subject to (x) Acceptable Exclusions and (y) such other exclusions, deductibles or limitations of coverage as are then customary in the satellite insurance market and as are prudent, as reasonably determined by the Company;

(B) shall be in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer in accordance with the terms of the applicable Satellite Purchase Agreement) and the premium payable for such insurance;

(C) shall name the applicable Satellite Purchaser as the named insured and the Collateral Agent as additional insured and loss payee as its interests may appear (except that, in the case of Covered Satellites that are financed with Indebtedness permitted by Section 6.01, such Launch Insurance shall name the respective holder of such Indebtedness, together with the Collateral Agent, as loss payees as their interests may appear), provided that (x) in the case of any such endorsement as additional insured to be delivered by the Closing Date, the Collateral Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances (y) in the case of any Covered Satellite that is not owned by a Borrower or any Guarantor or that is subject to a Lien permitted by Section 6.02(c), (f), (e)(to the extent permitted by Section 6.02(c), (f) and (g)) or (g) and the terms of the Indebtedness secured by such Lien prohibit the assignment of, or granting of a security interest in such Covered Satellite, the Administrative Agent shall not be named as a loss payee with respect to such Covered Satellite;

(D) shall provide that it will not be cancelled or reduced, amended or allowed to lapse without renewal, except after not less than 15 days’ prior notice to the Collateral Agent; provided that if such policy notice provisions are not available on commercially reasonable terms such notice shall be provided to the Collateral Agent by the Canadian Borrower not less than 15 days in advance, if such cancellation, reduction, amendment or lapse without renewal is initiated by the Canadian Borrower and otherwise at such time as the Canadian Borrower becomes aware of, or receives notice of any cancellation, reduction, amendment, or lapse without renewal; and

(E) shall, in the case of a Satellite a portion of which is owned by Holdings or any of its Restricted Subsidiaries and the balance of which is owned by any Person that is not an Affiliate of either Holdings or any of its Restricted Subsidiaries (other than solely by reason of Holdings or any Restricted Subsidiary holding a non-Controlling equity interest in such Person), only be required with respect to that portion of such Satellite that is owned by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

(iii) In-Orbit Risk Management. Other than with respect to (A) Excluded Satellites and (B) the C-band payload of any Covered Satellite that is not a Named Satellite protected by In-Orbit Spare Capacity, Holdings will, and will cause its Restricted Subsidiaries to, obtain, maintain and keep in full force and effect, with respect to each Covered Satellite, In-Orbit Insurance with respect to each Covered Satellite.

(A) Attachment of In-Orbit Insurance. Any In-Orbit Insurance procured with respect to such Covered Satellite shall attach (A) upon the expiration of the Launch Insurance or any In-Orbit Insurance then in effect, as the case may be or (B) upon the withdrawal of the protection provided by In-Orbit Spare Capacity to such Covered Satellite, and in each such case shall continue in full force and effect until the Commitments shall have been terminated and all amounts owing hereunder shall have been paid in full or until such Covered Satellite is again protected by In-Orbit Spare Capacity.

(B) Terms of In-Orbit Insurance. Any In-Orbit Insurance procured with respect to such Covered Satellite:

(1) shall provide coverage for all of the risks of loss of and damage to such Covered Satellite (other than the risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer pursuant to the terms of the applicable Satellite Purchase Agreement), including for partial loss, constructive total loss and total loss, subject to (x) Acceptable Exclusions and (y) such other exclusions, deductibles or limitations of coverage with respect to Covered Satellites that would otherwise be Excluded Satellites under paragraph (e) of the definition of “Excluded Satellites” but for the commercially reasonable efforts by Holdings and its Restricted Subsidiaries to minimize the exclusions and insurance deductibles;

(2) with respect to Covered Satellites, In-Orbit Insurance shall be in an amount not less than 75% of the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in the Canadian Borrower’s discretion; provided that, with respect to each Named Satellite, In-Orbit Insurance shall be in an amount not less than 50% of such Named Satellite’s net book value), it being understood that (i) any Covered Satellite protected by In-Orbit Spare Capacity shall be deemed to be insured for 100% of the net book value of the C-band payload portion of such Covered Satellite, (ii) any Excluded Satellite with one year or less of in-orbit life remaining shall be deemed to be insured for 100% of its net book value (it being understood and agreed that such Excluded Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit) and (iii) any Excluded Satellite for which Holdings and its Restricted Subsidiaries have procured and maintain In-Orbit Insurance in accordance with Section 5.02(b)(iii)(B)(1) shall be deemed to be insured for the amount of such insurance procured and maintained; in the event any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with this clause (2), Holdings and its Restricted Subsidiaries shall be deemed to be in compliance with this clause (2) for the 120 days immediately following such loss, damage or failure or policy expiration, provided that Holdings procures such insurance or provides In-Orbit Spare Capacity as necessary to comply with this clause (2) within such 120 day period;

(3) shall name the applicable Satellite Purchaser as the named insured and the Collateral Agent as additional insured and loss payee as its interests may appear (except that, in the case of Covered Satellites that are financed with Indebtedness permitted by Section 6.01, such In-Orbit Insurance shall name the respective holder of such Indebtedness, together with the Collateral Agent, as loss payees as their interests may appear), provided that (x) in the case of any such endorsement as additional insured to be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances (y) in the case of any Covered Satellite that is not owned by a Borrower or any Guarantor or that is subject to a Lien permitted by Section 6.02 (c), (f), (e) (only to the extent permitted by Section 6.02 (c), (f) and (g)) or (g) and the terms of the Indebtedness secured by such Lien prohibit the assignment of, or granting of a security interest in such Covered Satellite, the Collateral Agent shall not be named as a loss payee with respect to such Covered Satellite;

(4) shall provide that it will not be cancelled or reduced, amended or allowed to lapse without renewal, except after not less than 15 days’ prior notice to the Collateral Agent; provided that if such policy notice provisions are not available on commercially reasonable terms such notice shall be provided to the Collateral Agent by the Canadian Borrower not less than 15 days in advance, if such cancellation, reduction, amendment or lapse without renewal is initiated by the Canadian Borrower and otherwise at such time as the Canadian Borrower becomes aware of, or receives notice of any cancellation, reduction, amendment, or lapse without renewal; and

(5) shall, in the case of a Satellite a portion of which is owned by Holdings or any of its Restricted Subsidiaries and the balance of which is owned by any Person that is not an Affiliate of either Holdings or any of its Restricted Subsidiaries (other than solely by reason of Holdings or any Restricted Subsidiary holding a non-Controlling equity interest in such Person), only be required with respect to that portion of the Satellite that is owned by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

(iv) Third Party Launch Liability Insurance. Holdings will cause each Launch Services Provider to procure and maintain Third Party Launch Liability Insurance in full force and effect for the period required under the relevant Launch Services Agreement and to name the Administrative Agent, Collateral Agent and the Lenders as additional insureds thereunder.

(v) Delivery of Insurance Policies. The Canadian Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent not later than 30 days before the then-scheduled launch of any Covered Satellite and, with respect to In-Orbit Insurance procured, not later than 15 days before the expiration of the relevant Launch Insurance, a preliminary draft of the Launch Insurance policy and the In-Orbit Insurance policy, as the case may be, with respect thereto, and not later than ten (10) business days after the date on which such insurance is required to be procured as provided in clause (ii) or clause (iii) above, as the case may be, shall deliver to the Administrative Agent the final agreed form of such policy together with certificates of insurance with respect thereto, confirming (A) that such insurance is in full force and effect as of such date, (B) the names and percentages of the relevant insurance companies, (C) the amount and expiration dates of such policy, (D) that all premiums and other amounts currently due for such insurance have been paid in full, and (E) that the Collateral Agent (and, in the case of Third Party Launch Liability Insurance policies, the Administrative Agent and the Lenders) is named as additional insured and the Collateral Agent is named as loss payee thereunder as its interests may appear, to the extent required hereby.

(c) Procurement of Insurance by Administrative Agent. Without limiting the obligations of Holdings or any Restricted Subsidiary under this Section 5.02, in the event the Canadian Borrower or any Restricted Subsidiary shall fail to maintain in full force and effect insurance as required by this Section 5.02, then the Administrative Agent may, but shall have no obligation to, upon reasonable prior notice to the Canadian Borrower of its intention to do so, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as are required hereby, and the Canadian Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

(d) In the event of the unavailability of In-Orbit Spare Capacity for any reason, Holdings shall within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (b)(ii) or (b)(iii) of this Section 5.02, as applicable, with respect to all Satellites that the In-Orbit Spare Capacity was intended to protect so long as In-Orbit Spare Capacity is unavailable, provided that Holdings and its Restricted Subsidiaries shall be considered in compliance with this Section 5.02 for the 120 days immediately following such loss or unavailability as the case may be.

(e) In the event that Holdings or its Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by Holdings or any of its Subsidiaries, or in the event that Holdings or any of its Subsidiaries receives proceeds from any insurance maintained for it by a Satellite Manufacturer or any Launch Services Provider covering any of such Satellites as a result of a Casualty Event, all Net Cash Proceeds in respect of such Casualty Event shall be applied in the manner provided for in Section 2.11(e).

(f) Without prejudice to the other provisions of this Section 5.02, Holdings will, and will cause each of the Restricted Subsidiaries to, at all times maintain insurance on and in relation to its Mortgaged Properties with reputable underwriters or insurance companies of such type, to such extent, against such risks and in such amounts as are customarily insured against by companies in a similar business such as that carried on by the relevant Loan Party.

(g) Holdings will, and will cause each of the Restricted Subsidiaries to, notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings or any of the Restricted Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(h) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrowers and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees (it being understood and agreed that the Borrowers shall only be required to use commercially reasonable efforts to seek such waiver of subrogation rights against such parties, but in no event shall such efforts require the making of payments or material concessions in exchange for such consent). If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Canadian Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings and the Restricted Subsidiaries or the protection of their properties; and

(iii) all references to book value set forth herein shall be measured with respect to the entity which owns or leases the applicable Satellite, provided that if the entity leases the applicable Satellite from an Affiliate then such references shall be to the book value of the Affiliate.

(i) Flood Insurance. With respect to each Mortgaged Property located in the United States, Holdings will, and will cause each of the Restricted Subsidiaries to, at all times obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or capital or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as either (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with Canadian GAAP with respect thereto or (y) the nonpayment of the same could not reasonably be likely to have a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year (120 days for the year ended December 31, 2007), (i) a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with Canadian GAAP and (ii) a management report setting forth (A) Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year (provided that no such comparison need be provided with respect to financial statements delivered for the year ended December 31, 2007), (B) such key operational information as the Company and Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year (provided that no such comparison need be provided with respect to financial statements delivered for the year ended December 31, 2007), (it being understood that the delivery by Holdings of (i) financial information for such fiscal year that would be required to be contained in a filing with the SEC on Form 10-K if Holdings were required to file such forms, (ii) whether or not required by the forms referred to in clause (i) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the opinion of accountants referred to above, shall satisfy the requirements of this Section 5.04(a));

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year (75 days for the fiscal quarter ending September 30, 2007 and 60 days for the fiscal quarter ending March 31, 2008) commencing with the fiscal quarter ending September 30, 2007, (i) a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year (cash flow is for cumulative period only), all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respect, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with Canadian GAAP (subject to normal year-end adjustments and the absence of footnotes) and (ii) a management report setting forth (A) Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year, (B) such key operational information as the Company and the Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations for such fiscal quarter as compared to the comparable period in the previous fiscal year (provided that financial statements for (1) the quarter ending September 30, 2007 will consist of unaudited historical financial statements presented separately for (x) Telesat Canada and its consolidated subsidiaries as of such quarter end, on the one hand and (y) Skynet and its consolidated subsidiaries of such quarter end, and need not contain a report setting forth the items in clauses (A), (B) and (C) above and (2) no comparison to the comparable fiscal quarter for the prior fiscal year shall be required for any fiscal quarter prior to the fiscal quarter ending December 31, 2008 (it being understood that the delivery by Holdings of (i) financial information for such period that would be required to be contained in a filing with the SEC on Form 10-Q if Holdings were required to file such forms, (ii) whether or not required by the forms referred to above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the officer’s certificate referred to above, shall satisfy the requirements of this Section 5.04(b));

(c) to the extent prepared and available generally to third parties other than direct and indirect equity holders of the Canadian Borrower (it being understood there is no obligation to otherwise create such financial statements), within 30 days after the end of each month commencing with the month ending September, 2007 a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such month and the consolidated results of their operations during such month and the then-elapsed portion of the fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis (it being understood that the delivery by Holdings of the officer’s certificate referred to above shall satisfy the requirements of this Section 5.04(c));

(d) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdings on behalf of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal period ending December 31, 2007, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.09, 6.10 and 6.11 and (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Applicable Amounts then available, (y) concurrently with any delivery of financial statements under (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any noncompliance with the financial covenants contained in Sections 6.09 and 6.10 of this Agreement (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) and (z) the related consolidating financial information reflecting the adjustments necessary in detail reasonably acceptable to the Administrative Agent to eliminate the accounts of Unrestricted Subsidiaries, taken as a whole, from the relevant line items of such consolidated financial information for purposes of calculating the financial covenants set forth in Sections 6.09, 6.10 and 6.11;

(e) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings or any of its Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(f) within 90 days after the beginning of each fiscal year, an annual summary operating and capital expenditure budget, in form reasonably satisfactory to the Administrative Agent prepared by Holdings for such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that such budget has been reviewed by Holdings’ board of directors;

(g) upon the reasonable request of the Administrative Agent (which request shall not be made more than once in any 12-month period unless specifically provided otherwise in any of the Security Documents), deliver updated information reflecting all changes since the date of the information most recently received pursuant to Section 5.10(e);

(h) promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of any of Holdings or any Restricted Subsidiary in connection with any interim or special audit that is material made by independent accountants of the books of Holdings or any Restricted Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, Intermediate Holdco or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request; and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Employee Benefits Security Administration with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Non-U.S. Pension Plan, Canadian Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) to the extent any such documents are included in materials otherwise filed with the SEC on which the Canadian Borrower posts such documents, or provides a link thereto on the Canadian Borrower’s website on the Internet at the website address listed on Schedule 5.04; or (ii) on which such documents are posted on the Canadian Borrower’s behalf on IntraLinks/IntraAgency/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Canadian Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Canadian Borrower shall immediately notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Canadian Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.04(d) to the Administrative Agent.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(e) the occurrence of any Canadian Pension Event, that together with all other Canadian Pension Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including without limitation the Telesat Canada Reorganization and Divestiture Act as in effect from time to time) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with U.S. GAAP or Canadian GAAP, as applicable, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender, subject to reasonable security and safety restrictions, to visit and inspect the financial records and the properties of Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or any Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or any Borrower to discuss the affairs, finances and condition of Holdings or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds. Use the proceeds of Loans and request issuances of Letters of Credit only in compliance with the representation contained in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, properties and facilities, and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations, properties and facilities, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances; Additional Mortgages. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirements to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(a) If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value (as reasonably determined by the Canadian Borrower in good faith) in an amount greater than $7.5 million is acquired by any Loan Party after the Closing Date or owned by an entity at the time it first becomes a Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(b) To the extent acquired after the Closing Date, (i) in the case of owned real property having a fair market value (as determined in good faith by Holdings) at the time of acquisition in excess of $7.5 million, grant, and cause each of the Loan Parties to grant, within 60 days to the Collateral Agent (or such longer period as may be consented to by the Administrative Agent, in its sole discretion), Mortgages in and charges on such owned real property of any Loan Parties as are not covered by the original Mortgages and (ii) in the case of each leased property in respect of which the annual rent (as determined in good faith by Holdings) for the lease thereof is at least $5 million below market and such lease has more than five years remaining on its term, use commercially reasonable efforts (it being understood that in no event shall such efforts require the making of payments or material concessions in exchange for such consent) to obtain from the applicable landlord consent to grant a leasehold Mortgage in such lease, and if such consent is obtained, to grant, and cause the Loan Party to grant, within 60 days after such consent is received (or such longer period as may be consented to by the Administrative Agent, in its sole discretion), to the Collateral Agent, leasehold Mortgages in and charges on such leased real property of any Loan Party as are not covered by the original Mortgages, in each case pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below and otherwise comply with the Collateral and Guarantee Requirements.

(c) (i) If any additional direct or indirect Material Subsidiary of Holdings is formed or acquired after the Closing Date and if such Material Subsidiary is a Subsidiary Loan Party, or if any Material Subsidiary becomes a Subsidiary Loan Party after the Closing Date, within 10 Business Days after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 45 Business Days (or such longer period as may be permitted by the Administrative Agent, in its sole discretion) (or, in the case of any Mortgages required to be granted, 90 days (or such longer period as may be permitted by the Administrative Agent, in its sole discretion)) after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, cause the Collateral and Guarantee Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, and (ii) notwithstanding the Agreed Security Principles or any other provision hereof, if the portion of consolidated Total Assets or revenues attributable to the Loan Parties (excluding any subsidiaries thereof that are not Guarantors) as of and for the Test Period ended on the last day of the most recently ended fiscal quarter of Holdings is less than 90% of consolidated Total Assets or revenues of Holdings and its Subsidiaries as of and for the Test Period most recently ended (as set forth in such pro forma calculation), cause the Collateral and Guarantee Requirements to be satisfied with respect to one or more Restricted Subsidiaries selected by the Canadian Borrower that are not then Loan Parties, as promptly as reasonably practicable, such that the portion of consolidated Total Assets and revenues (as of and for the period of four fiscal quarters most recently ended) attributable to the Loan Parties (excluding any subsidiaries thereof that are not Guarantors) is equal to or greater than 90% of consolidated Total Assets and revenues of Holdings and its Subsidiaries (as of and for the period of four fiscal quarters most recently ended).

(d) In the case of the Canadian Borrower, (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in the location of the chief executive office, principal place of business, registered office (pursuant to its constating documents) or (but only if actions are required to perfect the security interest therein as a result of such change) tangible Collateral (other than inventory in transit) valued in excess of $10,000,000; provided that Canadian Borrower shall not effect or permit any such change unless (subject to Section 5.10(f) hereof) all filings have been made, or will have been made within any statutory period, under the UCC, PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in or other applicable Lien on all the Collateral for the benefit of the Secured Creditors and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed and otherwise provide notifications required by the applicable Security Documents.

(e) The Collateral and Guarantee Requirements and the other provisions of this Section 5.10 need not be satisfied with respect to: (i) any assets of Skynet’s network services business located outside of the United States and Canada (to the extent such assets are not material and non-essential for the operations of Skynet and its Subsidiaries), (ii) any grant of Liens over assets (or, if applicable, perfection of liens) if to do so would contravene the Agreed Security Principles, (iii) any contracts and licenses that by its terms would be violated, breached or terminated by a pledge thereof as Collateral under the Security Documents (other than to the extent that such terms prohibiting such security interest in any such contracts and licenses would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any successor provision or provisions or similar provisions of any applicable law), provided that for satellite purchase contracts and other contracts material to the operation of the Loan Parties and their Restricted Subsidiaries taken as a whole, upon the request of Collateral Agent, Grantor shall use commercially reasonable efforts to obtain such consent, provided, further, that under no circumstances shall Holdings or any Restricted Subsidiary be obligated to seek consent to pledge customer agreements; (iv) real estate leasehold interests (including all office leases) other than as specified in Section 5.10(c)(ii), (v) vehicles and other goods for which possession of a certificate of title or ownership is required for perfection of a security interest therein, (vi) any Collateral excluded with the consent of the Administrative Agent (such consent not to be unreasonably withheld) after taking into account the value of such assets and the burden (including tax, administrative or otherwise) of creating and perfecting liens on such assets, (vii) any application for registration of a Trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed, at which time such Trademark shall automatically become part of the Collateral and subject to the security interest pledged, (viii) any property to the extent that such grant of a security interest is prohibited by the law of a Governmental Authority, or requires a consent not obtained of any Governmental Authority pursuant to such law other than to the extent that such terms prohibiting such security interest in any such Collateral would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any successor provision or provisions or similar provisions of any applicable law, (ix) property not otherwise excluded from the Collateral and Guarantee Requirements that is subject to a Lien permitted under Section 6.02(c), (d), (f) or (e) (only to the extent permitted by Sections 6.02(c), (d), and (f)) and the inclusion of the subject assets as Collateral for the Secured Obligations would violate the agreements governing such Lien, (x) Excluded Collateral (as defined in the Security Agreement) owned by Holdings or any Restricted Subsidiary, (xi) Letter of Credit Rights (as defined in the UCC) for a specified purpose to the extent Holdings or any Restricted Subsidiary is required by applicable law to apply the proceeds of such Letter of Credit Rights for a specified purpose, (xii) any telecommunications licenses to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the laws, and the regulations promulgated by any Government Authority, as in effect at such time, but Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the telecommunications licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the telecommunications licenses, (xiii) a lien on the ownership interest with respect to the APT Transponders or APT’s interest in the “Common Elements” as defined in the Amended and Restated Satellite Agreement dated as of August 26, 2003, as amended as of November 16, 2003 (the “APT Satellite Agreement”) between APT Satellite Company Limited (including its successors, assigns and transferees, “APT”), and Loral Orion, Inc., that are on Telstar 18 (collectively, the “Excluded APT Elements”) so long as such prohibition exists in the APT Satellite Agreement, any other agreement with APT or the APT Security Agreement (or any replacement or successor agreement), it being understood that subject to the foregoing, a lien on the Satellite (as defined in the APT Satellite Agreement) is permitted so long as the lien thereon (which the Collateral Agent shall be permitted to release at any time in its sole discretion) is subject to the rights of APT under the APT Satellite Agreement and the other Transaction Documents (as defined therein) and does not encompass the Excluded APT Elements; (xiv) Excluded Accounts (as defined in the Security Agreement), (xv) Equity Interests of Unrestricted Subsidiaries that have permitted project finance Indebtedness that prohibits such a pledge, (xvi) Equity Interests owned by any Loan Party in Mabuhay Space Holdings Limited unless consent to the such pledge is obtained (there being no obligation to seek such consent), (xvii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a Joint Venture that is a Subsidiary), (xviii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01 that is secured by a Lien permitted pursuant to Section 6.02), it being understood, in each case, that the applicable Loan Party shall use its commercially reasonable efforts to obtain consent from the relevant counterparty to any such Contractual Obligation (but shall not be required to make any payment or material concession in exchange for such consent), (xix) any Subsidiary or real estate interest that is being dissolved or sold within one year of the date hereof and set forth on Schedule 5.10(f), such time to be extended in Administrative Agent’s sole discretion (notwithstanding the foregoing there shall be no deadline for dissolutions or sales occurring under the laws of India) and (xx) Satellites not subject to the lien created by the Security Documents and subject to agreements entered into after the Closing Date described in clause (u) of the definition of Permitted Liens and which the Collateral Agent (in its sole discretion) has not entered into a non-disturbance agreement as further described therein. Notwithstanding the Collateral and Guarantee Requirements or the other provisions of this Section 5.10, (i) any Person organized under the laws of Canada or the United States (or any political subdivision thereof) shall not be required to take any actions outside of the United States and Canada to perfect the security interest in any assets of any such Person (including registered intellectual property) located outside of the United States and Canada to the extent such assets are not essential or material for the operations of the Loan Parties and their Restricted Subsidiaries taken as a whole, (ii) each Loan Party (other than any Loan Party organized under the laws of Canada or the United States (or any political subdivision thereof)) shall not be required to take any actions outside of its jurisdiction of organization to perfect the security interest in any assets of such Person (including registered intellectual property) located outside of such Person’s jurisdiction of organization to the extent such assets are not essential or material for the operations the Loan Parties and their Restricted Subsidiaries taken as a whole, and (iii) other than the Loan Parties’ pledge of their equity interest in their Subsidiaries organized in Hong Kong, Isle of Man and Brazil (to the extent required), if a Subsidiary organized outside of the United States and Canada is excluded from being a Guarantor because it is not a Material Subsidiary (“Excluded Foreign Subsidiary”), the Loan Parties shall not be required to grant or perfect their pledge of such equity interest in the Excluded Foreign Subsidiary under any law other than the laws of the United States or Canada. The Collateral Agent agrees that its lien (which the Collateral Agent shall be permitted to release at any time in its sole discretion) on the Satellite (as defined in the APT Satellite Agreement) is subject to the rights of APT under the APT Satellite Agreement and the other Transaction Documents (as defined therein) and does not encompass the Excluded APT Elements.

SECTION 5.11 Interest Rate Protection Agreements. In the case of the Canadian Borrower, as promptly as practicable and in any event within 120 days after the Closing Date enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more Swap Agreements, the effect of which is that at least 50% of Funded Debt (excluding the US Term II Loan to the extent not drawn) of Holdings and its Subsidiaries will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions and with a counterparty reasonably acceptable, taking into account current market conditions, to the Administrative Agent. Revolving Facility Loans shall be excluded from all computations made under this Section 5.11.

SECTION 5.12 Post-Closing Matters. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion, execute and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree in its sole discretion).

SECTION 5.13 Steps Memorandum. The Loan Parties shall complete the actions set forth on the Steps Memorandum set forth of Schedule 6.12 attached hereto, in all material respects (other than name changes on Schedule 1 relating to entities not organized in the United States or Canada or a state, province or territory thereof), on the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

The Loan Parties hereby covenant and agree that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

SECTION 6.01 Limitation on Indebtedness. (A) Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Loan Documents;

(b) Indebtedness of (i) any Loan Party to another Loan Party, (ii) of any Non-Subsidiary Loan Party to any other Non-Subsidiary Loan Party and (iii) subject to Section 6.05(g), Indebtedness of any Non-Subsidiary Loan Party to any Loan Party;

(c) Indebtedness in respect of any bankers’ acceptance (other than a bankers’ acceptance issued in respect of borrowed money), letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (j) and (k) below, subject to compliance with Section 6.05(g), Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of Holdings or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) Holdings in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Borrower or any Guarantor and (b) in respect of Indebtedness under the Senior Bridge Loan Facility, the Senior Subordinated Bridge Loan Facility or Permitted Additional Notes, unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and subordinated to the Loans, provided, further that in the event such Guarantee Obligations are incurred in respect of Subordinated Indebtedness, then such Guarantee Obligation shall be subordinated to the right of payment of the Obligations at least to the same extent;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days before or after the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures (it being understood that the Canadian Borrower may determine in good faith the purpose for which Indebtedness was incurred), (ii) Indebtedness arising under Capital Leases and (iii) any refinancing, refunding, renewal or extension of any Indebtedness under this clause (f), provided that (i) the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (f) shall not exceed $100.0 million at any time outstanding;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h) Indebtedness in respect of Swap Agreements entered into for bona fide (non-speculative) business purposes;

(i) (i)(a) Indebtedness in respect of the Senior Bridge Loan Facility (including for the avoidance of doubt Senior Rollover Loans and Senior Exchange Notes) in an aggregate principal amount not to exceed (together with amounts pursuant to clause (ii) below) $692,825,000 (or such lesser aggregate principal amount as may be incurred on the Closing Date) and (b) Indebtedness in respect of the Senior Subordinated Bridge Loan Facility (including for the avoidance of doubt Senior Subordinated Rollover Loans and Senior Subordinated Exchange Notes) in an aggregate principal amount not to exceed (together with amounts pursuant to clause (ii) below) $217,175,000 (or such lesser aggregate principal amount as may be incurred on the Closing Date) and (ii) any Permitted Bridge Refinancings thereof;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Holdings or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition in an aggregate amount (together with amounts pursuant to clause (ii) below) not to exceed $200.0 million at any time outstanding, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by Holdings or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary) and (y)(A) the capital stock of such Person is pledged to the Administrative Agent, as applicable, to the extent required under Section 5.10 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreements and the Pledge Agreements (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent, as applicable) to the extent required under Section 5.10, provided that the requirements of this subclause (y)

shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k) (i) Indebtedness of Holdings or any Restricted Subsidiary (including any Permitted Additional Notes) incurred to finance a Permitted Acquisition in an aggregate principal amount (together with amounts pursuant to clause (ii) below) not to exceed $200.0 million at any time outstanding, provided that (x) except in the case of Permitted Additional Notes, such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, subject to compliance with Section 6.05(i), by Holdings, and (y)(A) Holdings pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 5.10 and (B) such acquired Person executes a supplement to this Agreement and any applicable Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 5.10, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety, environmental and regulatory obligations in the ordinary course of business;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds (other than Net Cash Proceeds from the T10R Sale Leaseback) thereof are promptly applied to the extent required by Section 2.11(e)) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $200.0 million at any time outstanding;

(o) Indebtedness in respect of Permitted Additional Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 2.11(e);

(p) Indebtedness in respect of the Telesat Notes so long as such Indebtedness is redeemed within 45 days after the Closing Date and the Canadian Borrower retains prior to such time sufficient funds in a segregated account to pay the redemption price therefor;

(q) Indebtedness consisting of Mezzanine Securities issued pursuant to Section 6.12(h)(a); and

(r) (i) up to $500.0 million (together with amounts pursuant to clause (ii) below (other than reasonable prepayment premiums, fees, costs and expenses)) of Indebtedness incurred to construct or acquire up to four Satellites (including transponders and including replacement Satellites constructed or acquired to replace Satellites, including existing Satellites), any of which may be pursuant to a condosat transaction, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(B) The Loan Parties will not issue any Disqualified Capital Stock except to the extent it is treated as Indebtedness and otherwise permitted under this Section 6.01.

SECTION 6.02 Limitation on Liens. Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Loan Documents, including Liens which secure the Secured Obligations;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 6.01(A)(f) and Liens securing Indebtedness permitted pursuant to Section 6.01(A)(r), provided that such Liens attach at all times only to the assets so financed (including insurance proceeds with respect to Section 6.01(A)(f);

(d) Liens existing on the date hereof and listed on Schedule 6.02;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) or (g) of this Section 6.02 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(A)(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g) (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of Holdings or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount incurred pursuant to Section 6.01(A)(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of Holdings or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount; and

(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50.0 million at any time outstanding; provided that any such Liens incurred in connection with Indebtedness for borrowed money cannot encumber the Collateral.

SECTION 6.03 Limitation on Fundamental Changes. Except as expressly permitted by Section 6.04 or 6.05 and except as described in the recitals hereof, Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) Holdings, Initial Canadian Borrower or any Subsidiary of the Borrowers or any other Person may be merged, amalgamated or consolidated with or into the Canadian Borrower, provided that (i) the Canadian Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be a corporation organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) Holdings, Initial Canadian Borrower and each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Security Documents, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement;

(b) Holdings, Initial Canadian Borrower or any Subsidiary of the Borrowers or any other Person may be merged, amalgamated or consolidated with or into Holdings, Initial Canadian Borrower or any one or more Subsidiaries of the Borrowers, provided that (i) in the case of any merger, amalgamation or consolidation involving Holdings, Initial Canadian Borrower or one or more Restricted Subsidiaries, (A) Holdings, Initial Canadian Borrower or a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Canadian Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than Holdings, Initial Canadian Borrower or a Restricted Subsidiary) to become a Restricted Subsidiary (other than in the case of a merger, consolidation or amalgamation where Holdings or Initial Canadian Borrower is the surviving entity), (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Security Documents and any applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) Holdings shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, and (v) the Canadian Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower, a Guarantor or any other Restricted Subsidiary of the Canadian Borrower;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Canadian Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Canadian Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution; and

(f) the transactions set forth in Schedule 6.03.

SECTION 6.04 Limitation on Sale of Assets. Holdings will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of Holdings or the Restricted Subsidiaries) or (ii) sell to any Person (other than a Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock or issue to any Person (other than any Borrower or Guarantor) any shares of any Restricted Subsidiary’s capital stock, other than the issuance of additional Equity Interests of non-Wholly Owned Subsidiaries to a third party (provided that after giving effect to the issuance thereof, Holdings directly or indirectly owns not less than the percentage of equity in such entity that it owned immediately prior to such issuance) (collectively, a “disposition”), except that:

(a) Holdings and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) immaterial assets in the ordinary course of business so long as the aggregate fair market value does not exceed $1.0 million and (ii) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b) Holdings and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (other than Satellite Assets) for fair value, provided that (i) the total non-cash consideration received since the Closing Date in respect of sales, transfers and dispositions for which less than 75% of such consideration consisted of cash shall not exceed $50.0 million (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this subclause (b) if at least 75% of the consideration in respect thereof consists of cash consideration or Permitted Investments and that the cash consideration and Permitted Investments in a sale, transfer or other disposition may be less than 75% so long as the deficiency is less than the then unused portion of such $50.0 million amount), (ii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), Holdings shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period, (iii) to the extent applicable, the Net Cash Proceeds thereof to Holdings and its Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.11(e), and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) Holdings and the Restricted Subsidiaries may make sales of assets to Holdings or to any Restricted Subsidiary (except that Satellite Assets may not be sold or transferred to any non-Guarantor pursuant to this clause (c)), provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors either (1) (i) such sale, transfer or disposition shall be for fair value, (ii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), Holdings shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iii) the total non-cash consideration received since the Closing Date in respect of such sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed $75.0 million (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this subclause (c) if at least 50% of the consideration in respect thereof consists of cash consideration or Permitted Investments and that the cash consideration and Permitted Investments in a sale, transfer or other disposition may be less than 50% so long as the deficiency is less than the then unused portion of such $75.0 million amount) or (2) such sale, transfer or disposition is permitted by Section 6.05(g)(ii);

(d) any Restricted Subsidiary may effect any transaction permitted by Section 6.03, including the T10R Sale Leaseback;

(e) Holdings and its Restricted Subsidiaries may lease, or sublease, any real property or personal property in the ordinary course of business;

(f) Holdings and its Restricted Subsidiaries may sell or transfer or otherwise dispose of Satellite Assets or consummate a Permitted Sale Leaseback; provided that (i) the fair market value of the proceeds of all such transactions does not exceed (a) $400.0 million plus (b) if, after giving pro forma effect to any such disposition, the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings is (A) less than 7.00 to 1.00 and (B) less than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such disposition, $600.0 million, (ii) such Net Cash Proceeds are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.11, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), Holdings shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 6.09 and 6.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) at least 90% of the consideration received pursuant to this clause (f) must consist of cash or Permitted Investments;

(g) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property and (ii) the proceeds of any such disposition are promptly applied to the purchase price of such replacement property;

(h) dispositions of Permitted Investments;

(i) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(j) dispositions of assets listed on Schedule 6.04;

(k) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(m) dispositions consisting of leasing transponders in the ordinary course of business (including end of life leases); and

(n) other dispositions of property for consideration in any single transaction or related series of transactions, not in excess of $10.0 million from any individual transaction and the aggregate consideration for all dispositions pursuant to this Section 6.04(n) shall not exceed $25.0 million.

For purposes of clauses (b), (c) and (f), the following consideration shall be deemed to be cash consideration: (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition.

SECTION 6.05 Limitation on Investments. Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases, including purchases of transponders, orbital slots and ground equipment, in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate principal amount at any time outstanding under this clause (c) not exceeding $10.0 million;

(d) Investments existing on the date hereof and listed on Schedule 6.05 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f) Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(g) Investments in (i) any Guarantor (provided that such entity was a Guarantor or Wholly-Owned Subsidiary immediately prior to such Investment) or the Canadian Borrower and (ii) in Restricted Subsidiaries that are not Guarantors (provided that such entity was a Subsidiary immediately prior to such Investment), in the case of this clause (g)(ii), in an aggregate amount not to exceed the greater of $175.0 million and 3.0% of Total Assets of Holdings and its Subsidiaries;

(h) Investments of up to $500.0 million at any one time outstanding to the extent such investments relate to the construction or acquisition of up to four satellites (including Satellites constructed or acquired to replace Satellites, including existing Satellites), any of which can be pursuant to a condosat transaction;

(i) Investments constituting Permitted Acquisitions not to exceed (x) $500.0 million since the Closing Date plus (y) up to an additional $500.0 million to the extent funded with the cash proceeds from the issuance of Qualified Capital Stock issued by Holdings (other than the Equity Financing and other than Permitted Cure Securities and provided that such amounts do not increase the Applicable Amount);

(j) (i) Investments (including Investments in Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, (A) in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (without duplication) (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) and/or (B) in the case of clause (ii) only, in any amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 6.11, to the extent that (x) such joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Canadian Borrower or a Restricted Subsidiary, (y) the ability of the Canadian Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein substantially as they would if they directly owned such asset or portion thereof is not prohibited by contract, applicable law or otherwise and (z) the permitted amount of Capital Expenditures in Section 6.11 is reduced by the amount of such investment;

(k) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 6.04(b) or (c);

(l) Investments made to repurchase or retire common stock of the Canadian Borrower (or to make payments to Holdings to enable it to retire common stock of Holdings) owned by any present, future or former employee, officer, director or consultant pursuant to any employee stock ownership plan, key employee stock ownership plan, director benefit plan, consulting agreement or employment agreement of Holdings or any Restricted Subsidiary when taken together with dividends made in accordance with Section 6.06(b), does not exceed $15.0 million;

(m) Investments permitted under Section 6.06;

(n) Swap Agreements entered into for bona fide (non-speculative) business purposes;

(o) Investments which are guarantees permitted under Section 6.01;

(p) Investments in Subsidiaries of Holdings existing on the Closing Date in Brazil and the Isle of Man not to exceed $30.0 million in the aggregate pending such Subsidiaries becoming Guarantors in accordance with Section 5.12 or a determination being made that such Subsidiaries will not become Guarantors; and

(q) Investments in Subsidiaries of Holdings in Hong Kong existing on the Closing Date not to exceed $275.0 million plus any Third Party Indemnity Payment in the aggregate at any time outstanding for the purpose of enabling such Subsidiaries to acquire, construct, launch and insure the replacement satellite to the satellite known as Telstar 10 and to operate Telstar 10 and such replacement and to pay taxes, provided that while such Investments are outstanding such Subsidiaries shall not incur or permit to exist any Indebtedness other than the T10R Sale Leaseback and any Capitalized Lease Obligations relating to Telstar 10 or such replacement satellite.

SECTION 6.06 Limitation on Dividends. Holdings will not declare or pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders in their capacity as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05) any shares of any class of the capital stock of Holdings, Initial Canadian Borrower or the Canadian Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) Holdings may redeem in whole or in part any of its capital stock or preferred stock for another class of capital stock or preferred stock, as the case may be, or rights to acquire its capital stock or preferred stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (other than Permitted Cure Securities or the Equity Financing) or preferred stock, as the case may be, provided that such other class of capital stock or preferred stock is not Disqualified Capital Stock and contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock or preferred stock, as the case may be, redeemed thereby, and provided further that such new issuance of capital stock does not increase the Applicable Amount;

(b) Holdings may repurchase shares of its Qualified Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Qualified Capital Stock) held by past, present or future officers, directors and employees of or consultants to Holdings and its Subsidiaries in an amount, when taken together with Investments made in accordance with Section 6.05(l), does not exceed $15.0 million, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, employment agreements or consulting agreements;

(c) Holdings may engage in actions otherwise prohibited by this Section 6.06, provided that the amount of payments made therein under all such actions does not exceed an amount equal to the Applicable Amount at such time;

(d) Holdings may declare and pay dividends and/or distributions in accordance with Section 6.12(d) or (h);

(e) Holdings may pay dividends and/or make distributions (including repurchases of Qualified Capital Stock) (a) to the holders of preferred Equity Interests to the extent of any cash contribution in Holdings or from the cash proceeds of Qualified Capital Stock (other than Permitted Cure Securities or the Equity Financing and provided that such new equity does not increase the Applicable Amount), and (b) to the holders of Holdings PIK Securities to the extent permitted by the first sentence of Section 6.07(c); and

(f) Holdings may make tax distributions in accordance with Section 3.7 of the Ancillary Agreement as in effect on the Closing Date not in excess of $2.0 million per calendar year.

SECTION 6.07 Limitations on Debt and Holdings PIK Securities Payments and Amendments; Unpaid Refinancing Amount.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise retire or defease any Subordinated Indebtedness (including Indebtedness in respect of the Senior Subordinated Bridge Loan Facility or any Permitted Refinancing thereof (if constituting Subordinated Indebtedness); provided, however, that so long as no Default or Event of Default has occurred and is continuing, Holdings or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (x) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption, or (y) with the proceeds of Subordinated Indebtedness that (1) is permitted by Section 6.01 (other than Section 6.01(A)(o)) and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced; provided that this Section 6.07(a) shall not prohibit Permitted Bridge Refinancings permitted by Section 6.01(A)(i).

(b) Holdings and its Restricted Subsidiaries will not amend or modify any Subordinated Indebtedness (including the subordination provisions thereof) to the extent that any such amendment or modification would be adverse to the Lenders in any material respect; provided that this Section 6.07(b) shall not prohibit Permitted Bridge Refinancings permitted by Section 6.01(A)(i).

(c) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise retire or defease, or make any payment with respect to (including any payment upon a change of control as defined in the Holdings PIK Securities), any Holdings PIK Securities; provided that (x) Holdings may make distributions of pay-in-kind dividends in accordance with the terms of the Holdings PIK Securities as in effect on the Closing Date and (y) if the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 5.50 to 1.00, and Holdings may (i) make cash dividend payments or other cash distributions in respect thereof and (ii) repay or repurchase Holdings PIK Securities which were issued as pay-in-kind dividend on the Holdings PIK Securities after the Closing Date; provided that Holdings may at any time refinance the Holdings PIK Securities through the issuance of Qualified Capital Stock of Holdings in replacement thereof issued to Persons other than Holdings or its Restricted Subsidiaries. For the avoidance of doubt, the repayment, repurchase, redemption or retirement of Holdings PIK Securities with cash or other assets (other than the issuance of Qualified Capital Stock of Holdings) shall be deemed to be a dividend and be subject to Section 6.06.

SECTION 6.08 Limitations on Sale Leasebacks. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks of up to $325.0 million of assets sold (other than intercompany Sale Leasebacks between Loan Parties) while any Obligations are outstanding and such sales shall all be subject to the provisions of Section 6.04(f).

SECTION 6.09 Consolidated Total Debt to Consolidated EBITDA Ratio. Holdings will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
January 1, 2008 to March 31, 2008	9.50 to 1.00
April 1, 2008 to June 30, 2008	9.50 to 1.00
July 1, 2008 to September 30, 2008	9.50 to 1.00
October 1, 2008 to December 31, 2008	9.50 to 1.00
January 1, 2009 to March 31, 2009	9.25 to 1.00
April 1, 2009 to June 30, 2009	9.00 to 1.00
July 1, 2009 to September 30, 2009	8.50 to 1.00
October 1, 2009 to December 31, 2009	8.25 to 1.00
January 1, 2010 to March 31, 2010	8.00 to 1.00
April 1, 2010 to June 30, 2010	7.50 to 1.00
July 1, 2010 to September 30, 2010	7.00 to 1.00
October 1, 2010 to December 31, 2010	6.50 to 1.00
January 1, 2011 to March 31, 2011	6.50 to 1.00
April 1, 2011 to June 30, 2011	6.50 to 1.00
July 1, 2011 to September 30, 2011	6.25 to 1.00
October 1, 2011 to December 31, 2011	6.25 to 1.00
January 1, 2012 to March 31, 2012	6.25 to 1.00
April 1, 2012 to June 30, 2012	6.25 to 1.00
July 1, 2012 to September 30, 2012	6.00 to 1.00
October 1, 2012 to December 31, 2012	6.00 to 1.00
January 1, 2013 to March 31, 2013	6.00 to 1.00
April 1, 2013 to June 30, 2013	5.75 to 1.00
July 1, 2013 to September 30, 2013	5.75 to 1.00
October 1, 2013 to December 31, 2013	5.50 to 1.00
January 1, 2014 to March 31, 2014	5.50 to 1.00
April 1, 2014 to June 30, 2014	5.50 to 1.00
July 1, 2014 and thereafter	5.50 to 1.00

SECTION 6.10 Consolidated EBITDA to Consolidated Interest Expense Ratio. Holdings will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
January 1, 2008 to March 31, 2008	1.20 to 1.00
April 1, 2008 to June 30, 2008	1.20 to 1.00
July 1, 2008 to September 30, 2008	1.20 to 1.00
October 1, 2008 to December 31, 2008	1.20 to 1.00
January 1, 2009 to March 31, 2009	1.20 to 1.00
April 1, 2009 to June 30, 2009	1.25 to 1.00
July 1, 2009 to September 30, 2009	1.25 to 1.00
October 1, 2009 to December 31, 2009	1.30 to 1.00
January 1, 2010 to March 31, 2010	1.35 to 1.00
April 1, 2010 to June 30, 2010	1.35 to 1.00
July 1, 2010 to September 30, 2010	1.45 to 1.00
October 1, 2010 to December 31, 2010	1.60 to 1.00
January 1, 2011 to March 31, 2011	1.60 to 1.00
April 1, 2011 to June 30, 2011	1.65 to 1.00
July 1, 2011 to September 30, 2011	1.65 to 1.00
October 1, 2011 to December 31, 2011	1.70 to 1.00
January 1, 2012 to March 31, 2012	1.70 to 1.00
April 1, 2012 to June 30, 2012	1.70 to 1.00
July 1, 2012 to September 30, 2012	1.75 to 1.00
October 1, 2012 to December 31, 2012	1.75 to 1.00
January 1, 2013 to March 31, 2013	1.75 to 1.00
April 1, 2013 to June 30, 2013	1.80 to 1.00
July 1, 2013 to September 30, 2013	1.80 to 1.00
October 1, 2013 to December 31, 2013	1.85 to 1.00
January 1, 2014 to March 31, 2014	1.85 to 1.00
April 1, 2014 to June 30, 2014	1.90 to 1.00
July 1, 2014 and thereafter	1.95 to 1.00

SECTION 6.11 Capital Expenditures. Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by Holdings and the Restricted Subsidiaries in any fiscal year of Holdings (including the whole fiscal year of 2007) set forth below to exceed the sum of (x) the Acquired CapEx Amount plus (y) the amount set forth in the table below opposite such fiscal year (such amount, together with the carry-forward amount (as defined below) for such fiscal year and subject to the last paragraph of this Section 6.11, the “Permitted Capital Expenditure Amount”):

Period	Amount
January 1, 2007 to December 31, 2007	$310,000,000
January 1, 2008 to December 31, 2008	$325,000,000
January 1, 2009 to December 31, 2009	$140,000,000
January 1, 2010 to December 31, 2010	$100,000,000
January 1, 2011 to December 31, 2011	$150,000,000
January 1, 2012 to December 31, 2012	$40,000,000
January 1, 2013 to December 31, 2013	$200,000,000
January 1, 2014 to December 31, 2014	$165,000,000

; provided that, notwithstanding the above, Holdings and the Restricted Subsidiaries may make Capital Expenditures (i) to construct or acquire up to four Satellites (including Satellites constructed or acquired to replace Satellites, including existing Satellites) in an amount not to exceed $500 million, any of which may be a condosat transaction, and (ii) with the then Applicable Amount. For purposes of this Section 6.11, the “Acquired CapEx Amount,” with respect to any Acquired Entity, shall equal the amount of Capital Expenditures budgeted in good faith by the Acquired Entity; provided that such budget is adopted in good faith by the Canadian Borrower, plus, for Acquired Entities who make capital expenditures on satellites the amount required to acquire or construct one Satellite for the Acquired Entity’s business; provided that any such amounts shall be spent on such Acquired Entity’s Capital Expenditures.

To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by Holdings and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 50% of such unused amount (100% of Capital Expenditure Amount with respect to committed satellites as of the Closing Date in the case of the first two fiscal years following the Closing Date) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such immediately succeeding fiscal year (each such amount described above, a “carry forward amount”). Amounts expended in any year shall be deemed expended first from any carry-forward amount and then from the Permitted Capital Expenditures for such fiscal year. Amounts in any fiscal year may also be increased by up to 50% of the Permitted Capital Expenditure Amount for the next subsequent fiscal year.

In addition, (a) to the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by Holdings and the Restricted Subsidiaries during any fiscal year are more than the Permitted Capital Expenditure Amount for such fiscal year, 50% of the unused amount for the immediately succeeding fiscal year may be carried back to the immediately preceding fiscal year and utilized to make such Capital Expenditures in such immediately preceding fiscal year, (b) to the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by Holdings and the Restricted Subsidiaries during any fiscal year made with respect to replacement satellites are more than the Permitted Capital Expenditure Amount for such fiscal year, $250.0 million of Permitted Capital Expenditure Amount for the subsequent fiscal year which was budgeted for replacement satellites for Satellites which are identified in the Projections provided on the Closing Date to the Lenders may be carried back to one or more preceding fiscal years and utilized to make such Capital Expenditures in such fiscal years; provided such carry back must be made prior to any carryback pursuant to clause (a) above and (c) this Section shall not include as Capital Expenditures any amount payable under the Skynet Acquisition Documents.

Notwithstanding the foregoing, the Permitted Capital Expenditure Amount for any fiscal year shall be reduced at the time of and in the amount of any Investment made pursuant to clause (B) of Section 6.05(i) during such fiscal year.

SECTION 6.12 Transactions with Affiliates. Holdings will not, and will not permit any of the Restricted Subsidiaries to conduct any transactions with any of its Affiliates (other than Holdings or its Restricted Subsidiaries) on terms that are not substantially as favorable to Holdings or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to:

(a) customary fees paid to members of the board of directors of Holdings and the Subsidiaries;

(b) transactions permitted by Section 6.05(c) or (k) or (p) or Section 6.06 or 6.07;

(c) purchases of satellites from SSL; provided that the Canadian Borrower must deliver to the Administrative Agent a letter from or a resolution adopted by its board of directors stating that the board of directors has determined in good faith that such purchase (A) is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (B) has been approved by a majority of the directors of Holdings (including a majority of the directors not appointed by Loral);

(d) payment of fees and expenses relating to the Transactions and amounts under the Ancillary Agreement (other than as set forth in Section 6.12(h)); provided that any payments pursuant to Sections 1.1, 1.2, and 3.1 through 3.6 of the Ancillary Agreement as in effect on the Closing Date shall not exceed in the aggregate the lesser of $50.0 million and the amount by which the Equity Financing exceeds $525.0 million;

(e) employment and severance agreements entered into the ordinary course of business;

(f) payment of customary fees and reasonable out-of-pocket expenses to, and indemnities provided on behalf of directors, officers and employees of Holdings and its Restricted Subsidiaries in the ordinary course of business;

(g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.12 (subject in the case of the Ancillary Agreement, to the provisions of clause (d) above) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(h) (a) payments to Loral of fees under the Consulting Agreement not to exceed $5.0 million per year which fee (x) shall be payable in Mezzanine Securities (provided that no cash interest may be payable on such Mezzanine Securities unless the provisions of clause (y) below have been met) or (y) may be paid in cash or Mezzanine Securities if the Consolidated Total Debt to Consolidated EBITDA is less than 5.0:1.00 for the most recent Test Period ending prior to the date of the payment for which financial statements are delivered to the Lenders pursuant to Section 5.04, (b) reimbursement payments under the Consulting Agreement for payments to third parties incurred by Loral, PSP or other affiliates on behalf of Holdings or its Restricted Subsidiaries not to exceed $1.0 million in the aggregate per year, (c) payment for services rendered under the Consulting Agreement as in effect on the Closing Date not to exceed $4.0 million per year and approved by a majority of the disinterested directors of Holdings in accordance with the provisions of the Consulting Agreement as in effect on the Closing Date;

(i) transactions approved by a majority of the disinterested members (who are not an officer, employee, director or appointee of Loral and its Affiliates) of Holdings’ board of directors in which Holdings or any Restricted Subsidiary delivers to the Administrative Agent a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view and was made on an arms-length basis; and

(j) transactions involving aggregate payments or consideration or fair market value of not more than $1,000,000 in the aggregate.

SECTION 6.13 Modifications of Organizational Documents and Other Documents, etc. Holdings will not, and will not permit any of the Restricted Subsidiaries to:

(a) amend or modify, or permit the amendment or modification of, any provision of any Transactions Document or any document governing any Material Indebtedness (provided that nothing in this Section 6.13(a) shall prohibit any Permitted Bridge Refinancings permitted by Section 6.01(A)(i)) or documents governing the Holdings PIK Securities, in each case, in any manner that is adverse in any material respect to the interests of the Lenders; or

(b) modify any of its Organizational Documents by the filing or modification of any certificate of designation or by making any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC or the equivalent PPSA rule other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement).

SECTION 6.14 Limitation on Creation of Subsidiaries. Holdings will not, and will not permit any of the Restricted Subsidiaries to establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, the Canadian Borrower and its Restricted Subsidiaries may (i) establish or create or acquire one or more Wholly Owned Subsidiaries of the Canadian Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.05 or Schedule 6.14 and (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.10 shall be complied with.

SECTION 6.15 Limitation on Accounting Changes. Holdings will not, and will not permit any of the Restricted Subsidiaries to make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except subject to Section 1.02 changes that are required or permitted by Canadian GAAP.

SECTION 6.16 Fiscal Year. Holdings will not, and will not permit any of the Restricted Subsidiaries to change its fiscal year-end to a date other than December 31.

SECTION 6.17 No Further Negative Pledge. Holdings will not, and will not permit any of the Restricted Subsidiaries to enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Loan Documents and Senior Subordinated Loan Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Holdings or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18 Anti-Terrorism Laws and Anti-Money Laundering Laws. Holdings will not, and will not permit any of its Subsidiaries to:

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Sections 3.21(b)(i) through (iv), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Money Laundering Law except where such conduct is not reasonably likely to expose Lenders to material liability or material detriment, including reputational harm (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans or to reimburse L/C Disbursements to be derived from any unlawful activity with the result that the making of the Loans or issuance of Letters of Credit would be in violation of any Requirement of Law, except where such repayment would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 6.19 Embargoed Person. To the extent consistent with Canadian law, Holdings will not, and will not permit any of its Subsidiaries to cause or permit:

(a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law that is identified on (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. and TWEA, or any executive order or Requirement of Law promulgated thereunder (“Embargoed Person” or “Embargoed Persons”) or (ii) the Executive Order and any related enabling legislation or implementing regulations except where this would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm; or

(b) any Embargoed Person to have any direct or indirect interest or benefit of any nature whatsoever in the Loan Parties except where this would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 6.20 Change in Business. Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business.

SECTION 6.21 Mortgaged Property. Except to comply with any applicable Requirement of Law, each of the Loan Parties and their Subsidiaries shall not initiate, join in or consent to any material change in the zoning or any other permitted use classification of the Mortgaged Property owned by it without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by Holdings or any other Loan Party in any Loan Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, Intermediate Holdco or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings, Intermediate Holdco or the Borrowers), 5.05(a), 5.08, 5.10(d) or in Article VI (subject to the cure rights contained in Section 7.02);

(e) default shall be made in the due observance or performance by Holdings, Intermediate Holdco or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Canadian Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, Intermediate Holdco or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change of Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower, Intermediate Holdco or any Material

Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, liquidation, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) the appointment of a receiver, trustee, monitor, liquidator, custodian, sequestrator, conservator or similar official for Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or (iii) the winding-up, dissolution or liquidation of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary (other than any Borrower), in a transaction permitted by Section 6.03); and such proceeding or petition or application shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition or application described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, liquidator, sequestrator, conservator or similar official for Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary, (iv) file an answer or response admitting the material allegations of a petition or application filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary to pay one or more final judgments (not covered by insurance) aggregating in excess of $50.0 million, which judgments are not discharged, vacated or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events and similar events with respect to Non-U.S. Pension Plans that have occurred, could reasonably be expected to result in liability of Holdings or any Restricted Subsidiary which is reasonably likely to have a Material Adverse Effect; (ii) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, Intermediate Holdco or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) Holdings, Intermediate Holdco or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) Holdings, Intermediate Holdco or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) any other similar event or condition shall occur or exist with respect to a Plan, a Non-U.S. Pension Plan or a Multiemployer Plan or (viii) a Canadian Pension Event shall have occurred with respect to a Canadian Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest or other Lien purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, Intermediate Holdco, any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest or Lien, respectively, (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements or PPSA financing charge and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantees pursuant to the Loan Documents by Holdings, Intermediate Holdco, any Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrowers or the Guarantees thereof by Holdings, Intermediate Holdco and the Subsidiary Loan Parties pursuant to the Loan Documents shall cease to constitute senior indebtedness under the subordination provisions of any Subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, subject to Section 7.02, and in every such event (other than an event with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans (including the face amount of all BAs outstanding) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.05(j) and (iv) exercise, or direct the Collateral Agent to exercise, any or all rights and remedies under the Security Documents (provided that so long the Telesat Notes are outstanding the Lenders will vote ratably with the holders of the Telesat Notes in connection with any enforcement on the Collateral as described in the Supplemental Indenture); and, in any event, with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding (including the face amount of all BAs outstanding), together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Holdings’ Right to Cure.

(a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Canadian Borrower (collectively, the “Cure Right”), and upon the receipt by the Canadian Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of all Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of the Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (b) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment.

(a) In order to expedite the transactions contemplated by this Agreement, (i) MSSF is hereby appointed to act as Administrative Agent (with each reference in this Article to Administrative Agent to include MSSF in its capacity as Collateral Agent) and (ii) UBSS is hereby appointed to act as Syndication Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto (including, without limitation, the entering into of a Supplemental Indenture and confirming that they will be equally and ratably secured with the Loans). The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Canadian Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to the Security Documents, all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent. No Joint Lead Arranger, Senior Lead Arranger or documentation agent shall have any duties or responsibilities under this Agreement or any other Loan Document.

(b) Without limiting the foregoing, each Lender, acting for itself and on behalf of all other present and future Secured Parties, hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the person holding the power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) (in such capacity the “Attorney”) in order to hold any hypothec granted under the laws of the Province of Quebec as security for any debenture, bond or other title of indebtedness that may be issued and secured pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under any such deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, without prejudice to such appointment and authorization to act as the person holding such power of attorney, each Lender, for itself and for all other present and future Secured Parties, hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders and the other Secured Parties to hold and to be the sole registered holder of any bond, debenture or other title of indebtedness which may be issued under or secured by any deed of hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect: (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such bond, debenture or other title of indebtedness and owing to each Lender and each other Secured Party, and (ii) each Lender and each other Secured Party will be entitled to the benefits of any charged property covered by any deed of hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof. The execution prior to the date hereof by the Collateral Agent, as fondé de pouvoir of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed.

Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any deed of hypothec, pledge agreement, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec or pledge agreement on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Custodian in such capacity.

(c) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(d) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of Persons to transact business as agent or mortgagee in such jurisdiction. It is recognized that, in case of litigation under this Agreement or any other Loan Document and, in particular, in case of the enforcement of any Loan Document, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction an Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate administrative agent, collateral agent, administrative sub-agent, administrative co-agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein, individually, as a “Supplemental Agent” and, collectively, as “Supplemental Agents”).

(e) In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any other Loan Document to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent, as applicable, with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral, and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by the Administrative Agent or the Collateral Agent, as applicable, or the applicable Supplemental Agent, and (ii) the provisions of this Article VIII and of Section 9.05 that refer to the Administrative Agent or the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Agent (s) and all references therein to the Administrative Agent or the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent and/or the Collateral Agent, as applicable, and/or such Supplemental Agent(s), as the context may require.

(f) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Canadian Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

SECTION 8.02 Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.

SECTION 8.03 Resignation by the Agents.

(a) Subject to the appointment and acceptance of a successor Administrative Agent, as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Canadian Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Canadian Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Canadian Borrower and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Canadian Borrower (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and, if requested by the Canadian Borrower, an office in Toronto, Canada (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.

(b) The Syndication Agent may resign at any time by notifying the Lenders and the Canadian Borrower.

(c) After the resignation by the Administrative Agent or the Syndication Agent hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Syndication Agent, as the case may be.

SECTION 8.04 The Agents in Their Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05 Indemnification. Each Lender agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers or any other Loan Party and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers or any other Loan Party, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06 Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each of the Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent and the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender.

SECTION 8.07 Designation of Affiliates for Loans Denominated in Canadian Dollars. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in Canadian Dollars. The provisions of this Article VIII shall apply to any such Affiliate, mutatis mutandis.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it, c/o Telesat Canada, 1601 Telesat Court, Ottawa, Ontario, K1B 5P4, Fax: 613-748-8784, Attention: Vice President, General Counsel and Corporate Secretary (j.lecour@telesat.ca), with a copy to: (a) Chief Financial Officer (same address, fax, t.ignacy@telesat.ca) and (b) Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, N.Y. 10019, attention: William Hiller, Esq. (telecopy: (212) 728-9228) (e-mail: whiller@willkie.com);

(ii) if to the Administrative Agent, the Collateral Agent or Morgan Stanley Senior Funding, Nova Scotia in its capacity as Swingline Lender, to Morgan Stanley, One Pierrepont Plaza, 7th Floor, Brooklyn, New York 11201, attention: Xiao Wu/Roberto Ochoa(telecopy:(212)507-6680))(e-mail:Xiao_Wu@morganstanley.com/ Roberto.Ochoa@morganstanley.com), with a copy to (a) Edward Henley, One Pierrepont Plaza, 7th Floor, Brooklyn, New York 11201 (telecopy: (718) 754-7285) (e-mail: Edward.Henley@morganstanley.com) and (b) Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Daniel J. Zubkoff, Esq. (telecopy: (212) 378-2383) (e-mail: dzubkoff@cahill.com); and

(iii) if to an Issuing Bank or a Swingline Lender, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and each Borrower (on behalf of itself and the Subsidiary Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other

Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.17, 2.18 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the applicable Loan Party, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.03 or the Assumption, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than Holdings and its Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Canadian Borrower; provided that no consent of the Canadian Borrower shall be required for an assignment to (x) a Lender or an Affiliate of a Lender or an Approved Fund (y) during the primary syndication of the Commitments and/or Loans to institutions previously identified to Canadian Borrower in writing or, if an Event of Default has occurred and is continuing, any other assignee (provided that any liability of the

Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.16, 2.17 or 2.18 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) a Revolving Facility Commitment and/or Revolving Facility Loan to an assignee that is a Lender with a Revolving Facility Commitment and/or Revolving Facility Loan immediately prior to giving effect to such assignment, or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment or (iii) of Loans to Affiliates of Holdings (it being understood that Affiliates of Holdings will not be entitled to participate in any Lenders’ meetings); and

(C) in the case of an assignment of Revolving Loans and/or Commitments, the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of (i) a Revolving Facility Commitment and/or Revolving Facility Loan to an assignee that is a Lender with a Revolving Facility Commitment and/or Revolving Facility Loan, immediately prior to giving effect to such assignment, or (ii) of Loans to Affiliates of Holdings which are financial institutions with a net worth in excess of $100,000,000.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) CND$5.0 million (or the Dollar Equivalent in the case of Revolving Facility Loans denominated in Dollars), in the case of Revolving Facility Commitments and Revolving Facility Loans, (y) CND$1.0 million, in the case of Canadian Term Loans and Canadian Term Loan Commitments and (z) $1.0 million in the case of U.S. Term Loans and U.S. Term Loan Commitments, unless each of the Canadian Borrower and the Administrative Agent otherwise consent; provided that multiple contemporaneous assignments by Approved Funds may be aggregated for the purpose of compliance with clauses (x) and (y) above; and further provided that no such consent of the Canadian Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing; and

(B) each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s rights and obligations being so assigned under this Agreement; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance.

(iii) Subject to acceptance and recording thereof pursuant to paragraphs (b)(i) and (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent acting for itself and, in any situation wherein the consent of the Canadian Borrower is not required, the Canadian Borrower shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Canadian Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Loan Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant. Subject to paragraph (c)(ii) of this Section, each of the Borrowers agree that each Loan Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Loan Participant and the principal and interest amounts of each Loan Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Loan Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Loan Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, except to the extent that the entitlement to any greater payment results from any Change in Law after the Person becomes a Loan Participant, unless the sale of the participation to such Loan Participant is made with the Canadian Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Expenses; Indemnity.

(a) The Canadian Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the Initial Lenders in connection with the syndication of the Commitments (including expenses incurred prior to the Closing Date in connection with due diligence and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative

Agent and the Joint Lead Arrangers, and Osler, Hoskin & Harcourt LLP, special Canadian counsel to the Administrative Agent and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Agents, the Joint Lead Arrangers, any Issuing Bank or all Lenders (but no more than one such counsel for all Lenders).

(b) Each Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective affiliates, directors, trustees, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings or any of the Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Mortgaged Property or any property owned, leased or operated by any predecessor of Holdings or any of the Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case any Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and each Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by a Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both any Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to a Borrower (in which case a Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) either Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) a Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes.

SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness (including Swap Obligations) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings or any Subsidiary against any of and all the obligations of Holdings or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, Intermediate Holdco, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, Intermediate Holdco, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

(c) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.19(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all value of the Collateral or release Holdings, Intermediate Holdco or all or substantially all of the Subsidiary Loan Parties from its Guarantee under the applicable Security Document, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender adversely affected thereby,

(vii) effect any waiver, amendment or modification that by its terms directly adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.12 so long as the application of any prepayment or Commitment reduction still required to be made is not changed), or

(viii) change or impose any restriction on the ability of any Lender to assign any of its rights or obligations other than as provided for in Section 9.04;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. This Agreement and all other Loan Documents may be amended or modified without the consent or signature of the Loan Parties (other than the Borrowers) and, after giving effect to each such amendment and modification, all Loan Documents shall continue in full force and effect except no such amendment, waiver or modification to Article X of this Agreement or any other Loan Document to which such Loan Party is a party may be effective without the consent of such Loan Party.

(c) Without the consent of any Joint Lead Arranger or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, and without limiting Sections 2.14(f)(ii) through (iv), if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents except as expressly set forth in such agreement. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Loan Party party hereto irrevocably and unconditionally appoints Skynet Satellite Holdings Corporation, with an office on the date hereof at 600 Third Avenue, New York, New York 10016, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. Skynet Satellite Holdings Corporation consents to serve as such agent.

SECTION 9.16 Confidentiality. Each of the Lenders, each Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to Holdings and the other Loan Parties furnished to it by or on behalf of Holdings or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or as requested in connection with the exercise of its regulatory authority by, any Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.17 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of its assets (including the Equity Interests of any Loan Party) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.03, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Canadian Borrower’s expense to release any Liens created by any Loan Document in respect of such assets or Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.03 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Holdings or the Borrowers and at the Canadian Borrower’s expense (a) to terminate the Liens and security interests created by the Loan Documents when all the Secured Obligations (other than contingent indemnification obligations not yet accrued and payable) are paid in full and all Commitments are terminated and all Letters of Credit are either terminated or cash collateralized in full, (b) to release or subordinate any Lien on any property to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02(u), including the agreement dated the Closing Date among the Collateral Agent, the Company and Cancom Alta Holdings Inc. (the “Cancom Agreement”), agreements to implement recognize the Lien permitted under clause (u) of the definition of Permitted Lien) and (c) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder. The Collateral Agent shall be entitled to release its Lien on any Satellite subject to any Lien permitted under clause (u) of the definition of Permitted Lien, the non-disturbance agreement with ExpressVu related to the Nimiq 1 and Nimiq 2 or the Cancom Agreement if a Governmental Authority requires it or the Lenders to perform any obligations under the relevant non-disturbance or condosat agreement. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19 Patriot Act. Each Lender subject to the Patriot Act or PCTFA hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act or PCTFA, as applicable, it is required to obtain, verify and record information that identifies the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act or PCTFA, as applicable.

SECTION 9.20 Regulatory Matters. The Lenders and the Collateral Agent hereby agree that they will not take action pursuant to the Security Documents which would constitute or result in an assignment or a change of control of the FCC Licenses, Industry Canada Authorizations or other governmental permits, licenses, or other authorizations now held by or to be issued to the Canadian Borrower or any of its subsidiaries, that would require prior notice to or approval from a Governmental Authority, without first providing such notice or obtaining such prior approval. The Lenders, the Administrative Agent and the Collateral Agent hereby further agree that they will not take any action under any Loan Document which would cause the Canadian Borrower to breach the “Canadian ownership and control rules” established under Section 16 of the Telecommunications Act (Canada), as amended from time to time. The Canadian Borrower agrees to take any action which any Lender may reasonably request in order to obtain from the FCC, U.S. Department of Justice, Industry Canada, CRTC or any other relevant Governmental Authority such approval as may be necessary to enable the Lenders to exercise the full rights and benefits granted to the Lenders pursuant to this Agreement, including the use of the Canadian Borrower’s best efforts to assist in obtaining the approval of the FCC, U.S. Department of Justice, Industry Canada, CRTC or any other relevant Governmental Authority for any action or transaction contemplated by the Security Documents for which such approval is required by law and specifically, without limitation, upon request, to prepare, sign and file with the FCC, U.S. Department of Justice, Industry Canada, CRTC or any other relevant Governmental Authority the assignor’s or transferor’s and licensee’s portions of any application or applications for consent to the assignment or transfer of control of any FCC, U.S. Department of Justice, Industry Canada, CRTC or other governmental construction permit, license or other authorization that may be necessary or appropriate under the rules of the FCC, U.S. Department of Justice, Industry Canada, CRTC or such other Governmental Authority for approval of any sale or transfer of control of the Collateral pursuant to the exercise of the Collateral Agent’s and the Lenders’ rights and remedies under the Security Documents. The Canadian Borrower further consents, subject to obtaining any necessary approvals, to the assignment or transfer of control of any FCC, U.S. Department of Justice, CRTC, Industry Canada Authorizations or other governmental construction permit, license, or other authorization to operate to a receiver, trustee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure, or exercise of other remedies available to the Collateral Agent or Lenders as permitted by applicable law.

Notwithstanding anything herein or in any of the Loan Documents to the contrary, prior to the occurrence of an Event of Default and the consent of the FCC, U.S. Department of Justice, Industry Canada, CRTC and of any other applicable Governmental Authority to the assignment or transfer of control of FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations, this Agreement, the Security Documents and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating directly or indirectly, actual or practical ownership of any FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses or other authorizations by the Secured Creditors, the Collateral Agents or the Administrative Agent or control, affirmative or negative, direct or indirect, by Lenders, the Secured Creditors, the Collateral Agent or the Administrative Agent over the management or any other aspect of the operation of any FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations.

The exercise of rights by the Lenders under the Security Documents is subject to the provisions of Schedule 1.01(d).

SECTION 9.21 Application of Proceeds.

(a) All moneys collected by the Collateral Agent upon any sale or other disposition of any Collateral, together with all other moneys received by the Collateral Agent under any Security Document, shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent for (x) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest and other Liens in the Collateral, (y) the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under this Agreement or any Security Document, together with reasonable attorneys’ fees and court costs, in each case, in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of Holdings or its Subsidiaries and after an Event of Default shall have occurred and be continuing and (z) all amounts paid by the Collateral Agent for which the Collateral Agent is indemnified by Holdings or any of its Subsidiaries and for which the Collateral Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent for (x) all amounts paid by such Agent for which such Agent is indemnified by Holdings or any of its Subsidiaries and for which such Agent is entitled to reimbursement pursuant to Section 9.05 or the indemnification provisions contained in the Security Documents and (y) all amounts owing to any Agent pursuant to any of the Loan Documents in its capacity as such;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 9.21(d), with each Secured Creditor receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 9.21(d), with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement and the Security Documents, to Holdings or its relevant Subsidiary or to whomever may be lawfully entitled to receive such surplus.

(b) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors shall be applied (for purposes of making determinations under this Section 9.21 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(c) Each of the Secured Creditors, by their acceptance of the benefits of the Security Documents, agrees and acknowledges that if the Lenders receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all outstanding Revolving Facility Loans and unreimbursed L/C Disbursements have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Lenders, as cash security for the repayment of all obligations owing to the Lenders as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all obligations owing to the Lenders after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 9.21(a).

(d) All payments required to be made hereunder shall be made (x) if to the Lenders, to the Administrative Agent for the account of the Lenders and (y) if to the Swap Counterparties,

to the trustee, paying agent or other similar representative (each, a “Representative”) for the Swap Counterparties or, in the absence of such a Representative, directly to the Swap Counterparties, and (z) if to the holders of the Telesat Notes, to the trustee, paying agent or other similar representative for the holders of the Telesat Notes (each, a “Telesat Noteholder Representative”), such Telesat Noteholder Representative on the date hereof (the Telesat Noteholder Representative on the date hereof being BNY The Trust Company of Canada).

(e) For purposes of applying payments received in accordance with this Section 9.21, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Swap Counterparties for a determination (which the Administrative Agent, each Representative and the Swap Counterparties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Parties. Unless it has received written notice from a Lender or a Swap Counterparty to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.

(f) It is understood that Holdings and the other Loan Parties shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

SECTION 9.22 Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.18(e) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b) If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States of America, Canada or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.18(e) and this Section 9.22; provided that with respect to any Loan Participant, as set forth in Section 9.04(c), such Loan Participant shall only be required to comply with the requirements of Section 2.18(e) if such Loan Participant seeks to obtain the benefits of Section 2.18.

SECTION 9.23 Obligations of the Borrowers Joint and Several. With respect to the U.S. Term Loans made hereunder, from and after the Assumption each of the Canadian Borrower and the U.S. Borrower hereby acknowledges that such Loans are made for the benefit of each of the Canadian Borrower and the U.S. Borrower and, in consideration thereof, agrees to be jointly and severally liable with each other for such Loans and the Obligations related thereto.

ARTICLE X

GUARANTEE

SECTION 10.01 The Guarantee. Holdings, Intermediate Holdco (before and until the Assumption), U.S. Borrower (other than with respect to U.S. Term Loans and from and after the Assumption) and each Subsidiary Guarantor (it being understood that any entity signing this Credit Agreement whose signature is shown to be effective only upon completion of the transactions described in the Steps Memorandum shall not be a Subsidiary Guarantor until such completion) and Initial Canadian Borrower (from and after the Assumption, the “Guarantors”) hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or other applicable bankruptcy or insolvency legislation after any bankruptcy or insolvency petition under Title 11 of the United States Code, the BIA, the CCAA, the WURA or other applicable bankruptcy or insolvency legislation) on the Loans made by the Lenders to, and the promissory notes held by each Lender of, the Borrowers, all Secured Obligations of the Borrowers and the other Loan Parties under Permitted Swap Agreements and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or pursuant to any agreement as described in clause (d) of the definition of “Secured Obligations,” in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02 Obligations Unconditional. The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 10.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 10.03 Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the applicable Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the applicable Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 10.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all applicable Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the applicable Guaranteed Obligations or any security for any of the applicable Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(A)(b) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 10.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of either Borrower under this Agreement, the promissory notes, if any, and any other agreement or instrument referred to herein or therein may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the applicable Guarantors for purposes of Section 10.01.

SECTION 10.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 10.07 Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all applicable Guaranteed Obligations whenever arising.

SECTION 10.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Holdings, Intermediate Holdco, Borrowers or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 9.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 10.09 in accordance with the relevant provisions of the Security Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TELESAT HOLDINGS INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

TELESAT INTERCO INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

4363230 CANADA INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

TELESAT LLC

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

INFOSAT COMMUNICATIONS, INC.*
INFOSAT ABLE HOLDINGS, INC.*
ABLE INFOSAT COMMUNICATIONS, INC.*
TELESAT SATELLITE HOLDINGS CORPORATION* (formerly known as Skynet Satellite Holdings Corporation)
SKYNET SATELLITE CORPORATION*
TELESAT INTERNATIONAL, L.L.C.* (formerly known as Loral Skynet International, L.L.C.)
TELESAT BRAZIL HOLDINGS LLC* (formerly known as Loral Brazil Holdings LLC)
TELESAT NETWORK SERVICES, INC.* (formerly known as Loral Skynet Network Services, Inc.)
TELESAT NETWORK SERVICES INTERNATIONAL, INC.* (formerly known as Loral CyberStar International, Inc.)
TELESAT NS, INC.* (formerly known as Loral CyberStar Services, Inc.)
TELESAT NS HOLDINGS, L.L.C.* (formerly known as Loral CyberStar Holdings, L.L.C.)
TELESAT NETWORK SERVICES HOLDINGS L.L.C.* (formerly known as Loral Skynet Network Services Holdings L.L.C.)
TELESAT NS, L.L.C.* (formerly known as Loral CyberStar, L.L.C.)
TELESAT NETWORK SERVICES, L.L.C.* (formerly known as CyberStar, L.L.C.)
TELESAT SATELLITE GP, LLC* (formerly known as Skynet International LLC)
TELESAT SATELLITE LP* (formerly known as Skynet Satellite LP)
TELESAT COMMUNICATIONS SERVICES, INC.* (formerly known as Loral Communications Services, Inc.

By:	/s/ Daniel Goldberg
Name: Daniel Goldberg
Title: Authorized Signatory for each of the foregoing

*The signature of this subsidiary will be effective upon completion of the transactions described in the Steps Memorandum.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED,
as Collateral Agent and as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, NOVA SCOTIA,
as a Lender and as a Swingline Lender

By:	/s/ Todd Vanucci
	Name:	Todd Vanucci
	Title:	Vice President

UBS SECURITIES LLC, as Syndication Agent and as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Mary Evans
	Name:	Mary Evans
	Title:	Associate Director Banking Products Services, US

By:	/s/ David Julie
	Name:	David Julie
	Title:	Associate Director Banking Products Services, US

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary Evans
	Name:	Mary Evans
	Title:	Associate Director Banking Products Services, US

By:	/s/ Irja Otsa
	Name:	Irja Otsa
	Title:	Associate Director Banking Products Services, US

UBS AG CANADA BRANCH, as a Lender

By:	/s/ Amy Fung
	Name:	Amy Fung
	Title:	Director

By:	/s/ Stephen Gerry
	Name:	Stephen Gerry
	Title:	Director

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Jacob Steinberg
	Name:	Jacob Steinberg
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent and as a Lender

By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	Executive Director

THE BANK OF NOVA SCOTIA, as a Co-Documentation Agent, Issuing Bank and as a Lender

By:	/s/ Robert King
	Name:	Robert King
	Title:	Director

CITIBANK, N.A., CANADIAN BRANCH, as a Co-Documentation Agent and as a Lender

By:	/s/ Niyousha Zarinpour
	Name:	Niyousha Zarinpour
	Title:	Authorized Signer

CITIBANK, N.A.,
as a Lender

By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Director